Amended Offer to Purchase for Cash
by
SELWAY CAPITAL ACQUISITION CORPORATION
of
Up to 839,965 Series B Shares of Common Stock
at a Purchase Price of $10.30 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P. M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 13, 2013 UNLESS THE OFFER IS EXTENDED.

If you support our Merger (as defined below), do not tender your Series B Shares in this Offer.

Selway Capital Acquisition Corporation (“Selway,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 839,965 shares of its Series B Common Stock, par value $0.0001 per share (the “Series B Shares”), at a purchase price of $10.30 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $8,651,639.30, subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”). References to “HCCA” are to Healthcare Corporation of America, a New Jersey corporation. References to the “Merger” are to the merger of Selway Merger Sub, Inc., a New Jersey corporation and wholly owned subsidiary of Selway, into HCCA, pursuant to an Agreement and Plan of Merger dated January 25, 2013 (the “Agreement”), resulting in HCCA becoming a wholly owned subsidiary of Selway.

The Purchase Price is equal to the per share amount on deposit in our trust account established in connection with our initial public offering (the “Trust Account”) as of the commencement of the Offer, less taxes payable. See “The Offer — General; Purchase Price; No Proration.”

As a result of the closing of the Merger and the other transactions contemplated by the Agreement on April 10, 2013, Selway operates its business through its wholly owned subsidiary, HCCA. HCCA is a Pharmacy Benefit Manager, or PBM. HCCA’s mission is to reduce prescription drug costs for clients while improving the quality of care. HCCA administers prescription drug benefit programs for employers who contract with HCCA directly in order to provide this component of healthcare benefits to their employees. HCCA also is the PBM for health benefit companies who partner with HCCA in order to provide prescription drug benefits along with their core offering, other health benefits like medical insurance, to their clients. HCCA’s growing customer base includes commercial clients of various sizes and industries, business associations and trade groups, and local government entities, labor unions and charitable and non-profit organizations. HCCA’s business model is based on proactive benefit cost management. HCCA’s brand in the marketplace is Prescription Corporation of America, or PCA.

This Offer is being made pursuant to our organizational documents to provide our Series B stockholders with an opportunity to redeem their Series B Shares for a pro-rata portion of our Trust Account.

Only Series B Shares that are validly tendered and not properly withdrawn will be purchased pursuant to the Offer. Series B Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Series B Shares.”

We will fund the purchase of Series B Shares in the Offer with our cash resources and cash available to us from the Trust Account. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Series B Shares being tendered. The Offer is, however, subject to certain other conditions. If the tender offer is not completed by August 14, 2013, Selway will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B Shares, and the Series B Shares will be canceled. See “The Offer — Purchase of Series B Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

The Series B Shares are traded on the OTC Bulletin Board under the symbol “SWCB”. On July 26, 2013, the last reported sale price of the Series B Shares was $[10.15] per share. Stockholders are urged to obtain current market quotations for the Series B Shares before deciding whether to tender their Series B Shares pursuant to the Offer. See “Market Price Information.”

Our board of directors believed that the Merger with HCCA was in the best interest of Selway’s stockholders. If you tender your Series B Shares in the Offer, you will not be a stockholder of the Company after the Offer and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Series B Shares. However, you must make your own decision as to whether to tender your Series B Shares and, if so, how many Series B Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Series B Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

IMPORTANT

If you desire to tender all or any portion of your Series B Shares, you must do one of the following before the Offer expires:

•	if your Series B Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Series B Shares for you;

•	if you hold certificates for Series B Shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Series B Shares and any other documents required by the Letter of Transmittal, to the Depositary; or

•

if you are an institution participating in The Depository Trust Company, you must tender your Series B Shares according to the procedure for book-entry transfer described in

“The Offer — Procedures for Tendering Series B Shares” of this Offer to Purchase.

To validly tender Series B Shares pursuant to the Offer, other than Series B Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Series B Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulation to make the Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Series B Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important business and financial information about Selway that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents filed by Selway with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than July 1, 2013 to ensure that you receive them prior to the closing of the Offer. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Selway.

Table of Contents

Page

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE OFFER	2

SUMMARY	7

MARKET PRICE INFORMATION	11

RISK FACTORS	13

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	23

INFORMATION ABOUT SELWAY	24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40

PROPERTIES	50

MANAGEMENT	51

EXECUTIVE COMPENSATION	53

DESCRIPTION OF SECURITIES	55

THE OFFER	61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	72

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	75

SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of the offer to purchase shares of Series B Common Stock, par value $0.0001 per share, of Selway Capital Acquisition Corporation (the “Series B Shares”) upon the closing of the Offer.

Securities Subject to the Offer	Up to 839,965 Series B Shares.

Price Offered Per Share in the Offer	$10.30 net to the seller in cash, without interest thereon (the “Purchase Price”). We expressly reserve the right, in our sole discretion, to increase or decrease the Purchase Price pursuant to the Offer to Purchase, subject to applicable law, our amended and restated Certificate of Incorporation (the “Certificate of Incorporation”).

Scheduled Expiration of Offer	5:00 p.m., New York City time, on Tuesday, August 13, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	Selway Capital Acquisition Corporation, a Delaware Corporation.

Conditions to the Offer	The Offer is not conditioned on any minimum number of Series B Shares being tendered. The Offer is, however, subject to certain other conditions. If the tender offer is not completed by August 14, 2013, Selway will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B Shares, and the Series B Shares will be canceled. See “The Offer — Purchase of Series B Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

For further information regarding the Offer, see “The Offer” beginning on page 62.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

Q. Who is offering to purchase the Securities?

A: Selway Capital Acquisition Corporation is offering to purchase the Series B Shares.

Q. What Securities are sought?

A. We are offering to purchase up to 839,965 outstanding Series B Shares.

Q. Why are we making the Offer?

A. This Offer is being made pursuant to our organizational documents to provide our Series B stockholders with an opportunity to redeem their Series B Shares for a pro-rata portion of our Trust Account.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date, Selway shall purchase and pay the Purchase Price for each Share validly tendered and not properly withdrawn.

Q. What is the background of Selway?

A. Selway is a company organized under the laws of the State of Delaware on January 12, 2011 to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase or similar acquisition transaction, one or more operating businesses. Although we were not limited to a particular geographic region or industry, we focused on acquiring operating businesses in the United States. Until the acquisition of HCCA, Selway did not operate a business and its activities were limited to locating a business to acquire.

Q. What are the most significant conditions to the Offer and the Closing?

A. The Offer is not conditioned on any minimum number of Series B Shares being tendered. The Offer is, however, subject to certain other conditions. If the tender offer is not completed by August 14, 2013, Selway will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B Shares, and the Series B Shares will be canceled. We refer to the conditions to the Offer as the “offer conditions.” See “The Offer — Purchase of Series B Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

Q. How will Selway fund the payment for the Series B Shares?

A. We will use funds raised in connection with our IPO and the sale of warrants to our directors and officers which are currently held in the Trust Account for the benefit of our stockholders, a portion of which will become available to us upon consummation of the Offer, to purchase Series B Shares tendered in the Offer. See “The Offer — Source and Amount of Funds.”

Q. How long do I have to tender my Series B Shares?

A. You may tender your Series B Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, Selway may need to extend the Offer depending on the timing and process of the SEC’s staff review of the Offer to Purchase and related materials. The Offer will expire on Tuesday, August 13, 2013, at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Series B Shares.”

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Q. Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A. We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation. Certain amendments of the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Series B Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. If the tender offer is not completed by August 14, 2013, Selway will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B Shares, and the Series B Shares will be canceled. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q. How will I be notified if the Offer is extended or amended?

A. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q. How do I tender my Series B Shares?

A. If you hold your Series B Shares in your own name as a holder of record and decide to tender your Series B Shares, you must deliver your Series B Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Series B Shares”) to American Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on Tuesday, August 13, 2013, or such later time and date to which we may extend the Offer.

If you hold your Series B Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Series B Shares. See “The Offer — Procedures for Tendering Series B Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Series B Shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Series B Shares” of this Offer to Purchase.

You may contact Advantage Proxy (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Series B Shares” and the instructions to the Letter of Transmittal.

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Q. Until what time can I withdraw previously tendered Series B Shares?

A. You may withdraw your tendered Series B Shares at any time prior to 5:00 p.m., New York City time, on Tuesday, August 13, 2013, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Series B Shares for payment, you may withdraw your tendered Selway Series B Shares at any time after 5:00 p.m., New York City time, on Tuesday, August 13, 2013. See “The Offer — Procedures for Tendering Series B Shares — Withdrawal Rights.”

Q. How do I properly withdraw Series B Shares previously tendered?

A. You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Series B Shares. Your notice of withdrawal must specify your name, the number of Series B Shares to be withdrawn and the name of the registered holder of such Series B Shares. Certain additional requirements apply if the certificates for Series B Shares to be withdrawn have been delivered to the Depositary or if your Series B Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Series B Shares.” See “The Offer — Procedures for Tendering Series B Shares — Withdrawal Rights.”

Q. Has Selway or its board of directors adopted a position on the Offer?

A. Our board of directors believed that the Merger with HCCA was in the best interest of Selway’s stockholders. If you tender your Series B Shares into the offer, you will not be a stockholder of Selway after the Offer, and therefore, our board of directors recommends that you do not accept the offer with respect to your Series B Shares. However, you must make your own decision as to whether to tender your Series B Shares and, if so, how many, to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

Q. When and how will Selway pay for the Series B Shares I tender that are accepted for purchase?

A. We will pay the Purchase Price in cash, without interest, for the Series B Shares we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied, and (ii) our acceptance of the Series B Shares for payment. We will pay for the Series B Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Series B Shares accepted for payment. See “The Offer — Purchase of Series B Shares and Payment of Purchase Price.”

Q. Will I have to pay brokerage fees and commissions if I tender my Series B Shares?

A. If you are a holder of record of your Series B Shares and you tender your Series B Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Series B Shares in street name through a broker, bank or other nominee and your broker tenders Series B Shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Series B Shares.”

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Q. Will I have to pay stock transfer tax if I tender my Series B Shares?

A. We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Series B Shares to anyone other than the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Series B Shares and Payment of Purchase Price.”

Q. Who do I contact if I have questions about the Offer?

A. For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at 877-870-8565 or 206-870-8565.

Q. How many Series B Shares is Selway offering to purchase?

A. We are offering to purchase up to 839,965 of the Series B Shares that are validly tendered and not properly withdrawn in the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer.”

The Offer is not conditioned on any minimum number of Series B Shares being tendered by stockholders. See “The Offer — General; Purchase Price; No Proration.”

Q. What will be the purchase price for the Series B Shares and what will be the form of payment?

A. The Purchase Price for the Offer is $10.30 per Share, which is equal to the amount held in the Trust Account as of the commencement of this Offer. All Series B Shares we purchase will be purchased at the Purchase Price. See “The Offer — General; Purchase Price; No Proration.” If your Series B Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “Introduction”).

Q. How will the Offer affect the number of Ordinary Series B Shares outstanding and the number of holders of Selway?

A. As of July 26, 2013, we had 9,793,459 outstanding shares of Common Stock, including 839,965 Series B Shares of Common Stock. In addition, we had outstanding redeemable warrants to acquire 2,296,250 shares of Common Stock at an exercise price of $7.50 per share. If the Offer is fully subscribed, we will have approximately 8,953,494 shares of Common Stock outstanding following the purchase of Series B Shares validly tendered and not properly withdrawn pursuant to the Offer (excluding shares issuable upon exercise of outstanding warrants). Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Security Ownership of Certain Beneficial Owners and Management.”

To the extent any of our stockholders validly tender their Series B Shares (without subsequently properly withdrawing such tendered Series B Shares) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q. What will happen if I do not tender my Series B Shares?

5

A. Stockholders who choose not to tender their Series B Shares will retain their Series B Shares and have a larger percentage of ownership in our outstanding shares of Common Stock following the completion of the Offer. The callable Series B Shares and Series C Shares will be consolidated into one series of common stock upon the consummation of the post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be.

Continuing stockholders that do not tender their Series B Shares will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	concentration of ownership among the holders of Selway’s securities prior to its IPO (the “company’s founders”) and their affiliates;

•	risks associated with Selway’s business operations; and

•	share price declines.

See “Risk Factors.”

Q. If I object to the price being offered for my Series B Shares, will I have appraisal rights?

A. No appraisal rights will be available to you in connection with the Offer. See “Appraisal Rights.”

Q: What happens to the funds deposited in the Trust Account following the Offer?

A: Following the consummation of the Offer, funds in the Trust Account will be released to Selway to pay the Purchase Price to Selway stockholders tendering their Series B Shares in the Offer. The balance of the funds will be released to Selway to fund its working capital.

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SUMMARY

This summary highlights selected information from this Offer to Purchase but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Please read these documents carefully as they are the legal documents that govern the Offer. Unless the context otherwise requires, references to “Selway,” “we,” “us,” “our” or the “Company” in this Offer to Purchase refers to Selway Capital Acquisition Corporation including its consolidated subsidiaries. References to “HCCA” are to Healthcare Corporation of America, a New Jersey corporation. References to the “Merger” are to the merger of Selway Merger Sub, Inc., a New Jersey corporation and wholly owned subsidiary of Selway, into HCCA, pursuant to an Agreement and Plan of Merger dated January 25, 2013 (the “Agreement”), resulting in HCCA becoming a wholly owned subsidiary of Selway.

Background Information

Selway is a company organized under the laws of the State of Delaware on January 12, 2011 to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase or similar acquisition transaction, one or more operating businesses. Although we were not limited to a particular geographic region or industry, we focused on acquiring operating businesses in the United States. Until the acquisition of HCCA, Selway did not operate a business and its activities were limited to locating a business to acquire.

As a result of the closing of the Merger and the other transactions contemplated by the Agreement on April 10, 2013, Selway operates its business through its wholly owned subsidiary, Healthcare Corporation of America, or HCCA. HCCA is a Pharmacy Benefit Manager, or PBM. HCCA’s mission is to reduce prescription drug costs for clients while improving the quality of care. HCCA administers prescription drug benefit programs for employers who contract with HCCA directly in order to provide this component of healthcare benefits to their employees. HCCA also is the PBM for health benefit companies who partner with HCCA in order to provide prescription drug benefits along with their core offering, other health benefits like medical insurance, to their clients. HCCA’s growing customer base includes commercial clients of various sizes and industries, business associations and trade groups, and local government entities, labor unions and charitable and non-profit organizations. HCCA’s business model is based on proactive benefit cost management. HCCA’s brand in the marketplace is Prescription Corporation of America, or PCA.

HCCA is a New Jersey corporation incorporated on February 26, 2008. Selway’s and HCCA’s principal executive offices are located at 66 Ford Road, Suite 230, Denville, NJ 07834, and the telephone number at its principal executive office is 973-983-6300. HCCA maintains a website at www.hca-pca.com. The information contained in, or that can be accessed through, HCCA’s website is not part of, and is not incorporated into, this current report on Form 8-K or other filings we make with the SEC. Selway makes available free of charge on its website annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC.

If the tender offer is not completed by August 14, 2013, Selway will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B Shares, and the Series B Shares will be canceled.

Products and Services

7

HCCA’s primary products and services consist of a variety of Pharmacy Benefit Management (PBM) products, in addition to mail-order pharmacy services. HCCA’s suite of PBM products provides flexible and cost-effective alternatives to traditional PBM offerings typically used by health plans, government agencies and employers. HCCA provides a broad range of pharmacy benefit management solutions to managed care organizations, self-insured employer groups, unions, third party healthcare plan administrators, and local government entities. HCCA’s PBM products include solutions for self-insured entities such as employers, townships, counties and unions, as well as smaller fully-funded entities that typically require a fixed cost structure. The majority of HCCA’s client base is currently in New Jersey, and HCCA plans to expand its services out of New Jersey.

HCCA started its business by focusing on the needs of the local government market in New Jersey. HCCA believes that our growth to date has been the result of clients (we refer to employers contracting with HCCA as “clients” while the employees to whom HCCA provides services to are referred to as “members” throughout this document) finding HCCA’s pricing model, and its resulting savings, more attractive than other options.

HCCA has started to expand its business geographically, and has also added products to address attractive market segments. HCCA’s PBM products include:

•	Fully-funded Programs: A fully-funded prescription benefit plan takes the risk of overpayment from the client and passes it to the PBM in exchange for a higher fixed monthly cost. In HCCA’s case, the risk passed on to the PBM is in turn passed to HCCA’s reinsurance partners, reducing the risk of loss from any one client account. HCCA is able to arrive at a total fixed cost for the plan that incorporates all of the client’s requirements, delivers substantial cost savings, and sets a monthly rate per member for the client.

•	Self-Insured Programs: Larger organizations can take the risk of total drug spending varying, and traditionally provide the drug benefit to their employees on a self-insured basis. Under self-insurance, HCCA seeks to pass on the cost of drugs, and it generates revenue via administrative fees and rebates.

•	Rx Savings Solutions: These affordable plans marketed under the “Savings Solutions” brand feature generic only or generic and preferred brand drug formularies, allowing HCCA to provide lower cost alternatives. At this point, this program is most often employed by smaller businesses that want to provide prescription drug benefits to their employees but cannot afford a traditional fully-funded or self-funded plan.

•	Mail-Order Pharmacy: HCCA offers mail-order pharmacy services to its PBM members. HCCA’s mail-order pharmacy service gives members flexibility, privacy, and easy access to their maintenance medications while offering plan savings to the client because it is able to take advantage of lower purchase prices, allowing HCCA to pass along savings to its customers. Unlike other PBM providers who outsource their mail-order pharmacy services, HCCA’s in-house pharmacy team operates its own mail-order pharmacy directly from HCCA’s headquarters in Denville, New Jersey. HCCA believes this allows it to provide a higher standard of service and to assert greater control over fulfilling claims for members, as well as lowering costs.

On January 1, 2012, HCCA entered into a Management Services Agreement with Argus Health Systems (“Argus”) a provider of claims processing and related services. Pursuant to this agreement, HCCA engaged Argus as its exclusive claims processing service provider. The parties agreed to comply with applicable laws, including with respect to maintaining patient information confidential, and have agreed to customary indemnification obligations. The agreement provides that payment of all services are due within 15 days of invoicing, subject to good faith disputes. The initial term for the agreement with Argus is from January 1, 2012 through January 1, 2015, which term automatically renews for additional one year periods unless notice of non-renewal is made prior to a renewal, and can be terminated prior to such date upon a material uncured breach by the other party.

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Business Strategy

HCCA seeks to continue its growth as a lower-cost, high customer service prescription services provider in the United States. Broadly defined, HCCA’s basic strategies are to expand HCCA’s customer base geographically and within the government sector, while at the same time pursuing unique new applications of HCCA’s knowledge and technology to higher margin businesses that can continue to diversify and expand its overall revenue stream.

Government Regulation

Various aspects of its business are governed by federal and state laws and regulations. Because sanctions may be imposed for violations of these laws, compliance is a significant operational requirement. HCCA believes that it is in substantial compliance with all existing legal requirements material to the operation of its business. There are, however, significant uncertainties involving the application of many of these legal requirements to its business. In addition, at any given time, there are numerous proposed health care laws and regulations at the federal and state levels, many of which could harm its business, results of operations, and financial condition. HCCA is unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to its business or the health care industry in general, or what effect any such legislation or regulations might have on HCCA. HCCA also cannot provide any assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws or regulations that could harm its business or financial performance.

Some of the state laws described below may be preempted in whole or in part by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, which provides for comprehensive federal regulation of employee benefit plans. However, the scope of ERISA preemption is uncertain given the extensive and sometimes conflicting court rulings addressing the topic. HCCA also provides services to certain clients, such as governmental entities, that are not subject to ERISA.

Tender Offer

Pursuant to our organizational documents, Selway is providing its Series B stockholders with the opportunity to redeem those Series B Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account set up to hold the net proceeds of Selway’s IPO pursuant to the Investment Management Trust Agreement, dated as of November 7, 2011. The redemption amount in the Offer is $10.30 per Share. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a stockholder in the assets or earnings and profits of the Company.

Recommendations of the Boards of Directors and Reasons for the Offer

Our board of directors believed that the Merger with HCCA was in the best interest of Selway’s stockholders. If you tender your Series B Shares in the Offer, you will no longer be a stockholder of the Company and therefore, our board of directors recommends that you do not accept the Offer with respect to your Series B Shares. However, you must make your own decision as to whether to tender your Series B Shares and, if so, how many Series B Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Series B Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

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Certain Other Interests in the Proposal

In addition to the interests of our directors and officers in the Offer, you should keep in mind that certain individuals promoting the proposal and/or soliciting proxies on behalf of the Company have interests in the proposal that may be different from, or in addition to, your interests as a stockholder. The underwriters in the IPO agreed to defer payment of a portion of the underwriting discount equal to 2.0% of the gross proceeds, or $0.20 per Series B Share. The underwriters have agreed to forfeit such deferred underwriting discount with respect to any Series B Shares that are redeemed pursuant to this Offer.

Regulatory Approvals

The Offer and the transaction contemplate by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

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MARKET PRICE INFORMATION

Our callable Series B shares, Series C shares and warrants are each quoted on the OTC Bulletin Board under the symbols SWCB, SWCAL and SWCAW, respectively. The warrants commenced separate trading on December 16, 2011, the Series C Shares commenced trading on April 10, 2013, and the callable Series B Shares commenced trading on April 18, 2013. Our callable Series A Shares, which are no longer trading, commenced trading on December 16, 2011 and ceased trading on April 10, 2013 upon their exchange for either Series B or Series C Shares. Our units, which are no longer trading, commenced trading on November 8, 2011 and ceased trading on April 10, 2013 upon their mandatory separation in conjunction with the Merger.

The table below sets forth the quarterly high and low bid quotations of our callable Series A Shares, callable Series B Shares, Series C Shares, warrants, and units as reported on the OTC Bulletin Board for the period from November 8, 2011 (the date on which our units were first quoted on the OTC Bulletin Board) through July 26, 2013. Such over the counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Callable Series A Shares				Callable Series B Shares				Series C Shares		Warrants		Units
Quarter Ended	High		Low		High		Low		High	Low	High	Low	High	Low
December 31, 2011	9.95		9.25		n/a		n/a		n/a	n/a	0.75	0.10	10.00	9.90
March 31, 2012	9.60		9.60		n/a		n/a		n/a	n/a	0.43	0.25	9.91	9.90
June 30, 2012	9.60		9.60		n/a		n/a		n/a	n/a	0.51	0.28	10.10	9.91
September 30, 2012	9.95		9.60		n/a		n/a		n/a	n/a	0.52	0.41	10.20	9.97
December 31, 2012	10.20		9.92		n/a		n/a		n/a	n/a	0.83	0.52	11.50	10.20
March 31, 2013	10.20		10.00		n/a		n/a		n/a	n/a	0.90	0.50	10.80	10.50
June 30, 2013	10.70	(1)	10.22	(1)	11.00	(2)	9.00	(2)	8.25	7.20	2.15	0.90	n/a(3)	n/a(3)
September 30, 2013 (through July 26, 2013)	n/a		n/a		10.15		10.15		7.20	7.20	1.60	1.55	n/a	n/a

(1)	Represents quotations through April 10, 2013, when our callable Series A Shares ceased trading.

(2)	Represents quotations from April 18, 2013 when our callable Series B Shares commenced trading.

(3)	Our units ceased trading on April 10, 2013 upon their mandatory separation into Series B Shares and warrants in conjunction with the Merger.

Holders of Record

At July 26, 2013, there were 9,793,459 shares of our common stock outstanding, consisting of 839,965 callable Series B Shares held by 1 stockholder of record and 8,953,494 Series C Shares held by 248 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. Our transfer agent is American Stock Transfer & Trust Company.

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Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Series B Shares in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to Selway; however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risk Factors Relating to the Tender Offer

There is no guarantee that your decision whether or not to tender your Series B Shares will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Series B Shares in the future following the completion of the Offer. If you choose to tender your Series B Shares in the Offer, certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Series B Shares. Similarly, if you do not tender your Series B Shares, you will continue to bear the risk of ownership of your Series B Shares after the closing of the Offer, and there can be no assurance that you will be able to sell your Series B Shares in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, Selway may terminate or extend the Offer.

We plan to use the cash available from the funds held in the Trust Account to purchase the Series B Shares that are validly tendered and not properly withdrawn pursuant to the Offer. However, if the conditions to the Offer are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. If the tender offer is not completed by August 14, 2013, Selway will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B Shares, and the Series B Shares will be canceled. See “The Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing stockholders.

Although our board of directors has determined that making the Offer is in the best interests of our stockholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our Trust Account, which may reduce the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our stockholders;

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and the number of our stockholders, which may reduce the volume of trading in the Series B Shares and may result in lower share prices and reduced liquidity in the trading of the Series B Shares following completion of the Offer.

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Industry Risks

HCCA’s future growth is dependent on further market acceptance and increased market penetration of its products.

HCCA’s business model depends on its ability to sell its products and services. Achieving increased market acceptance of its products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the pharmaceutical supply chain. Additionally, payors, which may have invested substantial resources in other methods of conducting business and exchanging information, may be reluctant to purchase HCCA’s products and services.

HCCA cannot be assured that payors will purchase its products and services. If HCCA fails to achieve broad acceptance of its products and services by payors, and other healthcare industry participants, or if HCCA fails to position its services as a preferred method for pharmaceutical healthcare delivery, its business, financial condition, and results of operations will be harmed.

Competition in HCCA’s industry is intense and HCCA competes against companies with greater resources than it has, which could limit its growth potential.

The PBM industry is very competitive. If HCCA does not compete effectively, its business, results of operations, financial condition or cash flows could suffer. The industry is highly consolidated and dominated by a few large companies with significant resources, purchasing power, and other competitive advantages, which HCCA does not have. A limited number of firms, including national PBM companies, such as SXC Health Solutions, Inc., Medco Health Solutions, Inc., Express Scripts, Inc. and CVS Caremark Corporation, control a significant share of prescription volume. Moreover, the recent merger activity between Express Scripts, Inc. and Medco Health Solutions, Inc., and between SXC Health Solutions, Inc. and Catalyst Health Solutions, Inc. may further increase the market share of HCCA’s competitors. HCCA’s competitors also include drug retailers, physician practice management companies, and insurance companies/health maintenance organizations. HCCA may also experience competition from other sources in the future. PBM companies compete primarily on the basis of price, service, reporting capabilities and clinical services. In most cases, HCCA’s competitors are large, profitable, and well-established companies with substantially greater financial and marketing resources than HCCA has. HCCA’s limited resources may make it more difficult for HCCA to compete with the larger companies in its industry and limit HCCA’s growth.

Consolidation in the healthcare industry could harm HCCA’s business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thereby decreasing the number of market participants, competition to provide products, and services like HCCA’s will become more intense, and the importance of establishing relationships with key industry participants will become greater. In addition, industry participants may try to use their market power to negotiate price reductions for its products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for its products. If HCCA is forced to reduce prices as a result of either an imbalance of market power or decreased demand for its products, revenue would be reduced and HCCA could become significantly less profitable.

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Future changes in laws or regulations in the healthcare industry could harm HCCA’s business.

The healthcare industry is highly regulated and is subject to changing political, economic, and regulatory influences. For example, the Balanced Budget Act of 1997 (Public Law 105-32) contained significant changes to Medicare and Medicaid and had an impact for several years on healthcare providers’ ability to invest in capital intensive systems. In addition, HIPAA, as amended by the HITECH Act, directly impacts the healthcare industry by requiring various security and privacy measures in order to ensure the protection of patient health information. More recently, increased government involvement in healthcare, such as the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Public Law 108-173), which is referred to as the Medicare Modernization Act, which introduced the Medicare Part D benefit, effective January 1, 2006, the Deficit Reduction Act of 2005 (Public Law 109-171), the Medicare Improvements for Patients and Providers Act of 2008 (Public Law 110-275), the American Recovery and Reinvestment Act of 2009, the Patient Protection and Affordable Care Act (Public Law 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), which amends the PPACA (collectively, the “Health Care Reform Laws”), and other U.S. initiatives at both the federal and state level could lower reimbursement rates and otherwise change the business environment of its customers and the other entities with which HCCA has a business relationship. Further, existing laws and regulations are subject to changing interpretation by courts, regulatory agencies, and agency officials. PBMs have also increasingly become the target of federal and state litigation over practices relating to drug switching, handling of rebates, and fiduciary duties.

These factors affect PBMs directly, as well as impacting the purchasing practices and operation of healthcare organizations. For example, the Health Care Reform Laws impose new transparency requirements on PBMs, and the CMS issued a proposed rule implementing these requirements in October 2011. Among other requirements, the new transparency regulations propose to require PBMs to report certain data to the Secretary of the HHS, including, for example, aggregate rebates and discounts received by the PBM, the percentage of prescriptions that were provided through retail pharmacies compared to mail-order pharmacies, and the aggregate amount of the rebates that are received by the PBM and passed through to a Medicare Part D plan, a Medicare Advantage Prescription Drug Plan, or a state exchange. The Health Care Reform Laws also contain programs to reform or amend the U.S. healthcare system and to change healthcare financing and reimbursement systems. These reforms are expected to increase the number of individuals who have health insurance coverage and expand the market for pharmaceutical products. However, healthcare industry participants may also respond by reducing their investments or postponing investment decisions, including investments in its product offerings. Moreover, the manner and timing of implementation and portions of the law’s constitutionality remain uncertain. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, and HCCA cannot predict the effect of possible future legislation and regulation on its business, financial condition and results of operations.

The worker’s compensation industry is also highly regulated and subject to various political, economic and regulatory influences. State Departments of Insurance in many key states have set forth maximum state fee schedules for worker’s compensation provider reimbursement. These maximum fee schedules may be reduced by regulators at any time to the detriment of PBMs and providers. Any willing provider statutes are also significant in worker’s compensation because non-network pharmacies may seek reimbursement at rates higher than Company contracted pharmacies, thereby driving up reimbursement costs.

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Business Risks

We have restated our financial statements and may be required to do so in the future.

We have restated certain financial information for the years ended December 31, 2011 and 2012. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) involves making estimates, judgments, interpretations and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and income. These estimates, judgments, interpretations and assumptions are often inherently imprecise or uncertain, and any necessary revisions to prior estimates, judgments, interpretations or assumptions could lead to further restatements. Any such restatement or correction may be highly time consuming, may require substantial attention from management and significant accounting costs, may result in adverse regulatory actions by the SEC and/or stockholder litigation, may cause us to fail to meet our reporting obligations and/or may cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

Pending litigation could have a material, adverse effect on our business, financial condition, liquidity, results of operations and cash flows.

From time to time we are engaged in lawsuits which may require significant management time and attention and legal expense, and may result in an unfavorable outcome, which could have a material, adverse effect on our business, financial condition, liquidity, results of operations and cash flows. Current estimates of loss regarding pending litigation are based on information that is then available to us and may not reflect any particular final outcome. The results of rulings, judgments or settlements of pending litigation may result in financial liability that is materially higher than what management has estimated at this time. We make no assurances that we will not be subject to liability with respect to current or future litigation. We maintain various forms of insurance coverage. However, substantial rulings, judgments or settlements could exceed the amount of insurance coverage or could be excluded under the terms of an existing insurance policy.

During 2012, the Company filed suit against its past adjudicator of claims for overcharges, over payment on claims, errors and misclassifications, and rebates owed from drug manufacturers for over $5 million, of which a portion may be passed through to certain clients.  The adjudicator of claims filed a counterclaim in the amount of $2.4 million (net of amounts due to the Company) for amounts it claims are owed to it by the Company.  If we are required to pay the $2.4 million that the adjudicator of claims made a counterclaim for, it could limit our operations and plans for expansion.

HCCA is dependent on key customers, the loss of which could significantly harm HCCA’s results of operations.

HCCA generates a significant portion of its revenue from a small number of customers (73 at present). HCCA’s largest customer, East Orange New Jersey Board of Education, accounts for 10.3% of HCCA’s annual December 2012 revenue. No other customers account for more than 10% of HCCA’s total revenue.

Although HCCA continually seeks to diversify its customer base, HCCA may be unable to offset the effects of an adverse change in one of its key customer relationships. For example, if HCCA’s existing customers elect not to renew their contracts with HCCA at the expiry of the current terms of those contracts, or require that HCCA reduce the level of service offerings it provides, HCCA’s recurring revenue base will be reduced, which could harm its results of operations. If the healthcare benefits industry or HCCA’s customers in the healthcare benefits industry experience problems, they may curtail spending on HCCA products and services and HCCA’s business and financial results could be harmed.

Costs and uncertainty associated with competitive bidding for client contracts could significantly harm HCCA’s results of operations.

Many of HCCA’s clients put their contracts out for competitive bidding prior to expiration. Competitive bidding requires costly and time-consuming efforts on HCCA’s behalf. HCCA could lose clients if such clients cancel their agreements, if HCCA fails to win a competitive bid at the time of contract renewal, if the financial condition of any of HCCA’s private clients deteriorates or if HCCA’s clients are acquired by, or acquire, companies with which HCCA does not have contracts. HCCA often competes against much larger companies or PBMs which are captive, that is, they are subsidiaries of large medical insurance or other health benefit companies. These may have more substantial buying power and may lower their prices to win business further than HCCA can afford to.

Due to the term of HCCA’s contracts with customers, if HCCA is unable to renew those contracts at the same service levels previously provided, or at all, or replace any lost customers, our future business and results of operations would be harmed.

HCCA’s contracts with customers generally do not have terms longer than one year and, in some cases, are terminable by the customer on relatively short notice. HCCA’s larger customers generally seek bids from other PBM providers in advance of the expiration of their contracts. There is no guarantee that HCCA will win contacts as they expire, and HCCA must continue to provide savings and quality service at lower cost in order to retain business. At some point it may not be profitable for HCCA to retain certain clients if competition undercuts it.

A substantial portion of HCCA’s previous growth was due to its creation of a private label product with a healthcare management company. If this product does not increase revenue in future periods, our growth could be negatively impacted.

HCCA created a private label product a for a healthcare management company, which resulted in a substantial amount of revenue for HCCA. HCCA does not currently anticipate increased revenue from this client in the near future. HCCA is exploring other relationships with healthcare management companies, but if business from this private label product does not generate increased revenue and if HCCA is unable to secure new partnerships, our growth would be limited and our business, financial condition and results of operations could suffer.

If rebate payments that HCCA receives from pharmaceutical manufacturers and rebate processing service providers decline, our business, results of operations, financial condition or cash flows could be negatively impacted.

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HCCA receives fees from a rebate clearing house aggregator based on the use of selected drugs by members of health plans sponsored by its clients, as well as fees for other programs and services. Because the fees are significant relative to the margins for our PBM business, we believe our business, results of operations, financial condition or cash flows could suffer if:

•	the rebate aggregator loses relationships with one or more key pharmaceutical manufacturers;

•	the rebate aggregator is unable to finalize rebate contracts with one or more key pharmaceutical manufacturers in the future, or is unable to negotiate interim arrangements;

•	rebates decline due to failure of the rebate aggregator to meet market share or other thresholds;

•	legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer rebates or purchase HCCA’s programs or services;

•	pharmaceutical manufacturers choose not to offer rebates or purchase HCCA’s programs or services; or

•	rebates decline due to contract branded products losing their patents.

Government efforts to reduce health care costs and alter health care financing practices could lead to a decreased demand for HCCA’s services or to reduced rebates from manufacturers.

The Health Care Reform Laws and other proposals considered by Congress related to health care, could impact PBMs directly (e.g. requiring disclosure of information about pricing and product switches), or indirectly (e.g. modifying reimbursement rates for pharmaceutical manufacturers participating in government programs). The Health Care Reform Laws and other health care related proposals may increase government involvement in healthcare and regulation of PBM, pharmacy services and managed care plans, or otherwise change the way that HCCA does business. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care. Health plan sponsors may react to the Health Care Reform Laws or other health care related proposals and the uncertainty surrounding them by cutting back or delaying the purchase of HCCA’s PBM services, and manufacturers may react by reducing rebates or reducing supplies of certain products. These proposals could lead to a decreased demand for HCCA’s services or to reduced rebates from manufacturers. We cannot predict what effect, if any, these proposals may have on HCCA’s businesses. PBMs have recently been subject to enhanced political scrutiny as certain U.S. Senators have criticized PBMs for entering into agreements with manufacturers to allegedly limit access to generic products and for allegedly contributing to over-utilization and off-label use of some antipsychotic drugs. This enhanced scrutiny may result in increased audits or examination of the PBM industry. Further, in the FY 2012 Workplan, the HHS Office of Inspector General, or OIG, has also indicated intent to focus on PBMs, with plans to review the rebates collected by Medicare Part D sponsors and PBMs and analyze whether there are any discrepancies between the rebate amounts negotiated between PBMs and manufacturers and the actual rebates paid. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also harm our business, financial condition and results of operations.

Prescription volumes may decline, and HCCA’s net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products.

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HCCA dispenses significant volumes of brand-name and generic drugs from its mail-order pharmacy. When increased safety risk profiles or manufacturing issues of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or otherwise reduce the numbers of prescriptions for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced global consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers or transition to over-the-counter products. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, HCCA’s volumes, net revenues, profitability and cash flows may decline.

HCCA’s operations are vulnerable to interruption by damage from a variety of sources, many of which are not within HCCA’s control.

The success of HCCA’s business depends in part on its ability to operate its systems without interruption. HCCA’s systems are vulnerable to, among other things, power loss and telecommunications failures, software and hardware errors, failures or crashes, computer viruses and similar disruptive problems, and fire, flood, and other natural disasters. Although HCCA takes precautions to guard against and minimize damage from these and other potential risks, including implementing disaster recovery systems and procedures, they are often unpredictable and beyond our control. Any significant interruptions in HCCA’s services could damage its reputation in the marketplace and harm our business, financial condition and results of operations.

HCCA is subject to a number of existing laws, regulations, and industry initiatives, non-compliance with which could harm our business, financial condition and results of operations.

HCCA could suffer civil and/or criminal penalties, lose customers, and be required to pay substantial damages or make significant changes to its operations if it fails to comply with complex and rapidly evolving laws and regulations.

During the past several years, the U.S. health care industry has been subject to an increase in government regulation at both the federal and state levels. Numerous state and federal laws and regulations affect HCCA’s business and operations. The categories include, but are not limited to:

•	health care fraud and abuse laws and regulations, including, but not limited to, the federal Anti-kickback Statute, the federal

•	Civil False Claims Act, and comparable state law counterparts, which prohibit certain types of payments and referrals as well as false claims made in connection with health benefit programs;

•	privacy and confidentiality laws and regulations, including those under HIPAA and HITECH;

•	ERISA and related regulations, which regulate many health care plans;

•	potential regulation of the PBM industry by the FDA;

•	Medicare prescription drug coverage laws and related regulations promulgated by CMS;

•	consumer protection and unfair trade practice laws and regulations;

•	various licensure laws, such as state insurance, managed care and third party administrator licensure laws;

•	pharmacy laws and regulations;

•	antitrust lawsuits challenging PBM pricing practices;

•	state legislation regulating PBMs or imposing fiduciary status on PBMs;

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•	drug pricing legislation, including, but not limited to, “most favored nation” pricing and “unitary pricing” legislation;

•	other Medicare and Medicaid reimbursement regulations promulgated by CMS;

•	pending legislation regarding importation of drug products into the U.S.;

•	legislation imposing benefit plan design restrictions, which limit how HCCA’s customers can design their drug benefit plans;

•	network pharmacy access laws, including, but not limited to, “any willing provider” and “due process” legislation, that affect aspects of HCCA’s pharmacy network contracts; and

•	formulary development and disclosure laws.

HCCA devotes significant operational and managerial resources to comply with these laws and regulations. Although HCCA has not been notified, and is not otherwise aware, of any material claim of non-compliance, we cannot assure you that it is in compliance with all existing legal requirements material to its business. Different interpretations and enforcement policies of these laws and regulations could subject HCCA’s current practices to allegations of impropriety or illegality, or could require HCCA to make significant changes to its operations. In addition, we cannot predict the impact of future legislation and regulatory changes on its business or assure you that HCCA will be able to obtain or maintain the regulatory approvals required to operate its business.

We cannot predict whether or when future healthcare reform initiatives by U.S. federal or state, Canadian or other foreign regulatory authorities will be proposed, enacted or implemented or what impact those initiatives may have on HCCA’s business, financial condition or results of operations. Additionally, government regulation could alter the clinical workflow of physicians, hospitals, and other healthcare participants, thereby limiting the utility of HCCA’s products and services to existing and potential customers and resulting in a negative impact on market acceptance of HCCA’s products and services.

HCCA’s mail-pharmacy is dependent on HCCA’s relationships with a limited number of suppliers, and the loss of any of these relationships could significantly impact HCCA’s ability to sustain and/or improve its financial performance.

HCCA acquires a substantial percentage of its mail-order pharmacy prescription drug supply from a limited number of suppliers. HCCA’s agreements with these suppliers may be short-term and cancelable by either party without cause with a relatively short time-frame of prior notice. These agreements may limit HCCA’s ability to provide services for competing drugs during the term of the agreement and allow the supplier to distribute through channels other than HCCA. Further, certain of these agreements allow pricing and other terms of these relationships to be periodically adjusted for changing market conditions or required service levels. A termination or modification to any of these relationships could harm HCCA’s business, financial condition and results of operations. If any products HCCA distribute are in short supply for long periods of time, this could result in harm to our business, financial condition and results of operations.

If HCCA’s security systems are breached, outsiders could gain access to information HCCA is required to keep confidential, and it could be subject to liability and customers could be deterred from using its services.

HCCA’s business relies on using the Internet to transmit confidential information. However, the difficulty of securely transmitting confidential information over the Internet has been a significant barrier to engaging in sensitive communications over the Internet, and is an important concern of HCCA’s existing and prospective customers. Publicized compromise of Internet security, including third-party misappropriation of patient information or other data, or a perception of any such security breach, may deter people from using the Internet for these purposes, which would result in an unwillingness to use HCCA’s systems to conduct transactions that involve transmitting confidential healthcare information. Further, if HCCA is unable to protect the physical and electronic security and privacy of its databases and transactions, it could be subject to potential liability and regulatory action, its reputation and customer relationships would be harmed, and our business, operations, and financial results may be harmed.

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HCCA is highly dependent on senior management and key employees. Competition for HCCA’s employees is intense, and HCCA may not be able to attract and retain the highly skilled employees that it needs to support its business.

HCCA’s success largely depends on the skills, experience, and continued efforts of HCCA’s management and other key personnel, and on HCCA’s ability to continue to attract, motivate, and retain highly qualified individuals. Competition for senior management and other key personnel is intense, and the pool of suitable candidates is limited. If HCCA loses the services of one or more of its key employees, HCCA may not be able to find a suitable replacement and our business, financial condition and results of operations could be harmed.

HCCA’s ability to provide high-quality services to its customers also depends in large part upon the experience and expertise of its employees generally. HCCA must attract and retain highly qualified personnel with a deep understanding of the healthcare and PBM industries. HCCA competes with a number of companies for experienced personnel and many of these companies, including customers and competitors, have greater resources than HCCA has and may be able to offer more attractive terms of employment. In addition, HCCA invests significant time and expense in training its employees, which increases their value to customers and competitors who may seek to recruit them and increases the cost of replacing them. If HCCA is unable to attract or retain qualified employees, the quality of its services could diminish and we may be unable to meet its business and financial goals.

Risks Related to Our Securities

Funds held in the trust account may be subject to the claims of creditors, and the per share amount holders of our Series B Shares would receive upon the consummation of a post-acquisition tender offer or post-acquisition automatic trust liquidation could be less than $10.30 per share.

As a former innovative public acquisition company, we decided to engage in a post-acquisition tender offer or post-acquisition automatic trust liquidation, and funds will remain in trust up to August 14, 2013 and, therefore, the funds held in trust may be subject to the claims of the creditors of the target business during such period. Accordingly, the proceeds held in the trust account may be subject to claims that would take priority over the claims of the holders of our Series B Shares and, as a result, the per share trust account liquidation price could be less than a maximum of $10.30 per share due to the claims of such creditors.

If we fail to complete a post-acquisition tender offer by August 14, 2013, as required by our Amended and Restated Certificate of Incorporation, then we will automatically liquidate the trust account and release to our public stockholders a pro rata portion of the trust account in exchange for their callable Series B Shares, without giving such stockholders the ability to choose to keep their shares.

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If we fail to complete a post-acquisition tender offer by August 14, 2013, of consummation of the Merger or if we elect to complete a post-acquisition automatic trust liquidation, we will automatically liquidate the trust account and release to our public stockholders, except for holders of Series C Shares, a pro rata portion of the trust account in exchange for all of their callable Series B Shares. Accordingly, an investment in our callable Series A Shares may result solely in a return equal to the pro rata portion of the trust account without interest, without the ability to choose to keep your shares in the combined company. While the holders of callable Series B Shares will automatically have their callable Series B Shares converted into the right to receive a pro-rata portion of a trust account, the holders of Series C Shares and public warrantholders will continue to hold those securities. Upon such automatic conversion, holders of callable Series B Shares will cease to have any rights as stockholders of our company, other than the right to receive a pro rata portion of the trust account, without interest accruing thereon.

We did not obtain a fairness opinion from an independent investment banking firm as to the fair market value of HCCA.

The fair market value of HCCA was determined by our board of directors based upon an analysis conducted by them (which may include an analysis of actual and potential sales, earnings, cash flow and/or book value), and we did not obtain an opinion from an unaffiliated, independent investment banking firm. Our stockholders must, therefore, rely solely on the judgment of our board of directors with respect to the determination of the fair market value of our initial acquisition transaction.

If our securities become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our securities have a market price per share of less than $5.00, transactions in our securities may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our securities become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Our outstanding convertible or exercisable securities may adversely affect the market price of our securities, and make it more difficult to get future financing.

We currently have issued and outstanding securities convertible into or exercisable for 4,341,250 shares of our common stock. The sale or possibility of sale of the shares underlying these securities could have an adverse effect on the market price for our securities or our ability to obtain future financing. If and to the extent these securities are converted or exercised, you may experience dilution to your holdings.

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You will not be able to exercise your redeemable public warrants by paying the exercise price in cash if we do not have an effective registration statement and a prospectus in place when you desire to do so.

No redeemable public warrants will be exercisable by paying the exercise price in cash unless at the time of such exercise we have a registration statement in effect under the Securities Act of 1933, as amended (the “Securities Act”) covering the common stock issuable upon the exercise of the redeemable public warrants and a current prospectus relating to such common stock. Under the terms of a redeemable warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us, we have agreed to use our best efforts to have a registration statement in effect covering common stock issuable upon exercise of the redeemable public warrants from the date the redeemable public warrants become exercisable and to maintain a current prospectus relating to common stock until the redeemable public warrants expire or are redeemed, and to take such action as is necessary to qualify the common stock issuable upon exercise of the redeemable public warrants for sale in those states in which this offering was initially qualified. However, we cannot assure you that we will be able to do so. We have no obligation to settle the redeemable public warrants for cash.

Since a majority of the public warrant holders may amend all of the public warrants, your warrants may be changed to your disadvantage without your approval.

Amending the redeemable public warrants only requires the approval of a majority of the public warrant holders. Therefore, amendments may be made to your warrants without your approval. Such changes could be to your disadvantage.

We may require stockholders who wish to redeem their shares to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

We may require public stockholders exercising redemption rights in connection with to either tender their certificates to our transfer agent or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System at any time up until the business day immediately preceding the consummation of our initial acquisition transaction. We will not require stockholders that hold shares electronically to convert their shares into physical certificates prior to tendering them. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, the Depository Trust Company and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over the process, it may take significantly longer than two weeks to obtain a physical share certificate and you may not be able to redeem your shares in time. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. If it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to exercise their redemption rights may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	future payments of dividends and the availability of cash for payment of dividends;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	fluctuations in general economic and business conditions;

•	Selway’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve Selway’s capital base;

•	ability of Selway to meet target returns;

•	potential changes in the legislative and regulatory environments;

•	a lower return on investment;

•	potential volatility in the market price of the Series B Shares; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Offer to Purchase.

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INFORMATION ABOUT SELWAY

Background Information

Selway is a company organized under the laws of the State of Delaware on January 12, 2011 to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase or similar acquisition transaction, one or more operating businesses. Although we were not limited to a particular geographic region or industry, we focused on acquiring operating businesses in the United States. Until the acquisition of HCCA, Selway did not operate a business and its activities were limited to locating a business to acquire.

As a result of the closing of the Merger and the other transactions contemplated by the Agreement, Selway operates its business through its wholly owned subsidiary, Healthcare Corporation of America, or HCCA. HCCA is a Pharmacy Benefit Manager, or PBM. HCCA’s mission is to reduce prescription drug costs for clients while improving the quality of care. HCCA administers prescription drug benefit programs for employers who contract with HCCA directly in order to provide this component of healthcare benefits to their employees. HCCA also is the PBM for health benefit companies who partner with HCCA in order to provide prescription drug benefits along with their core offering, other health benefits like medical insurance, to their clients. HCCA’s growing customer base includes commercial clients of various sizes and industries, business associations and trade groups, and local government entities, labor unions and charitable and non-profit organizations. HCCA’s business model is based on proactive benefit cost management. HCCA’s brand in the marketplace is Prescription Corporation of America, or PCA.

HCCA is a New Jersey corporation incorporated on February 26, 2008. Selway’s and HCCA’s principal executive offices are located at 66 Ford Road, Suite 230, Denville, NJ 07834, and the telephone number at its principal executive office is 973-983-6300. HCCA maintains a website at www.hca-pca.com. The information contained in, or that can be accessed through, HCCA’s website is not part of, and is not incorporated into, this current report on Form 8-K or other filings we make with the SEC. Selway makes available free of charge on its website annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC.

On May 9, 2013, we issued a Current Report on Form 8-K announcing that the Board of Directors of the Company, after consultation with, and upon recommendation from, management of the Company, concluded the previously issued audited financial statements for the years ended December 31, 2011 and 2012 for HCCA, which we recently acquired and which is currently the Company’s subsidiary, should no longer be relied upon and that disclosure should be made, and action should be taken, to prevent future reliance on such financial statements. For a description of the basis for the Board’s determination, please see the Company’s Current Report on Form 8-K dated May 9, 2013, which description is incorporated by reference herein.

The Company’s officers have discussed the foregoing matters with HCCA’s current independent registered public accounting firm during the period, Thomas J. Harris, Certified Public Accountant. The Board of Directors authorized and directed that the officers of the Company take the appropriate and necessary actions to amend and restate the Current Report on Form 8-K dated April 10, 2013, pursuant to which HCCA’s financial statements were filed with the SEC. On May 16, 2013, Selway issued a Current Report on Form 8-K restating the financial statements of HCCA for the years ended December 31, 2011 and 2012.

The restated financial statements also include certain reclassifications related to revenue and cost of sales for the fiscal years ended December 31, 2011 and 2012. We previously disclosed in our Current Reports on Form 8-K filed on March 25, 2013 and April 16, 2013 HCCA’s practice of recognizing revenue from rebates as well as from its mail-order pharmacy business. HCCA has reclassified these figures as decreases to cost of sales, with the exception of co-pays from members who order from its mail order facility. There is no impact on gross profit, nor is there an impact on operating expenses related to this reclassification. We believe this classification for revenues and cost of sales represents the practice of some of our largest competitors, including Catamaran.

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Products and Services

HCCA’s primary products and services consist of a variety of Pharmacy Benefit Management (PBM) products, in addition to mail-order pharmacy services. HCCA’s suite of PBM products provides flexible and cost-effective alternatives to traditional PBM offerings typically used by health plans, government agencies and employers. HCCA provides a broad range of pharmacy benefit management solutions to managed care organizations, self-insured employer groups, unions, third party healthcare plan administrators, and local government entities. HCCA’s PBM products include solutions for self-insured entities such as employers, townships, counties and unions, as well as smaller fully-funded entities that typically require a fixed cost structure. The majority of HCCA’s client base is currently in New Jersey, and HCCA plans to expand its services out of New Jersey.

HCCA started its business by focusing on the needs of the local government market in New Jersey. HCCA believes that its growth to date has been the result of clients (we refer to employers contracting with HCCA as “clients” while the employees to whom HCCA provides services to are referred to as “members” throughout this document) finding HCCA’s pricing model, and its resulting savings, more attractive than other options.

HCCA has started to expand its business geographically, and has also added products to address attractive market segments. HCCA’s PBM products include:

•	Fully-funded Programs: A fully-funded prescription benefit plan takes the risk of overpayment from the client and passes it to the PBM in exchange for a higher fixed monthly cost. In HCCA’s case, the risk passed on to the PBM is in turn passed to HCCA’s reinsurance partners, reducing the risk of loss from any one client account. HCCA is able to arrive at a total fixed cost for the plan that incorporates all of the client’s requirements, delivers substantial cost savings, and sets a monthly rate per member for the client.

•	Self-Insured Programs: Larger organizations can take the risk of total drug spending varying, and traditionally provide the drug benefit to their employees on a self-insured basis. Under self-insurance, HCCA seeks to pass on the cost of drugs, and it generates revenue via administrative fees and rebates.

•	Rx Savings Solutions: These affordable plans marketed under the “Savings Solutions” brand feature generic only or generic and preferred brand drug formularies, allowing HCCA to provide lower cost alternatives. At this point, this program is most often employed by smaller businesses that want to provide prescription drug benefits to their employees but cannot afford a traditional fully-funded or self-funded plan.

•	Mail-Order Pharmacy: HCCA offers mail-order pharmacy services to its PBM members. HCCA’s mail-order pharmacy service gives members flexibility, privacy, and easy access to their maintenance medications while offering plan savings to the client because it is able to take advantage of lower purchase prices, allowing HCCA to pass along savings to its customers. Unlike other PBM providers who outsource their mail-order pharmacy services, HCCA’s in-house pharmacy team operates its own mail order pharmacy directly from HCCA’s headquarters in Denville, New Jersey. HCCA believes this allows it to provide a higher standard of service and to assert greater control over fulfilling claims for members, as well as lowering costs.

On January 1, 2012, HCCA entered into a Management Services Agreement with Argus Health Systems (“Argus”) a provider of claims processing and related services. Pursuant to this agreement, HCCA engaged Argus as its exclusive claims processing service provider. The parties agreed to comply with applicable laws, including with respect to maintaining patient information confidential, and have agreed to customary indemnification obligations. The agreement provides that payment of all services are due within 15 days of invoicing, subject to good faith disputes. The initial term for the agreement with Argus is from January 1, 2012 through January 1, 2015, which term automatically renews for additional one year periods unless notice of non-renewal is made prior to a renewal, and can be terminated prior to such date upon a material uncured breach by the other party.

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The Industry

According to IMS Health, or IMS, approximately 4.4 billion pharmacy prescriptions were written and filled in the United States during 2011 — representing a retail value in excess of $417 billion. Based on the factors described below, HCCA expects drug utilization rates to continue to rise in the future. HCCA estimates that the current market opportunity for HCCA’s services in its industry is significant and growing due to the following factors:

•	Aging population. According to the U.S. Census Bureau, the U.S. population is expected to age rapidly through 2030, when 19.5% of the population will be over the age of 65, compared to 12.0% in 2000. Older Americans require more medications than their younger counterparts — often 20 to 40 prescriptions annually, according to the Centers for Medicare and Medicaid Services (“CMS”). According to the Kaiser Family Foundation, or Kaiser, the number of prescriptions purchased in the U.S. increased 39% from 1999 to 2009, while the population only grew 9%. The increase in prescriptions due to an aging population is expected to drive demand for senior-focused clinical programs and benefit plans which will address the prescription drug needs of an aging population.

•	Rising drug prices. According to IMS, the U.S. pharmaceutical market is expected to grow at a 3% to 6% annual compound rate. Retail prescription prices have increased on average 3.6% annually between 2000 and 2009, according to Kaiser, a rate which is higher than the average inflation rate during that same period of 2.5%.

•	Health care reform. The health care reform law enacted in 2010 is estimated to provide drug coverage for an estimated 30-35 million people in the form of expanded Medicaid coverage, and this increases the PBM market by an estimated 20%, or $87.5 billion. In addition, the law may push more employers towards lower-cost prescription drug providers, which HCCA believes may create demand for PBM products.

•	Generic pipeline. According to IMS, the generic share of the overall prescription drug market has increased from 67% in 2007 to 80% in 2011. Also according to IMS, over the next five years, $64 billion in branded drugs will come off patent in the U.S., fueling growth in the availability of generic equivalents. HCCA believes that this presents an opportunity for client cost savings and margin expansion for us. Generic drugs provide both immediate cost savings to the client and higher percent margins for HCCA’s business, despite the lower revenue.

Competition

HCCA competes with numerous companies that provide the same or similar services. HCCA’s competitors range from large publicly traded companies to several small and privately-owned companies, which compete for a significant part of the market. The principal competitive factors are quality of service, scope of available services, and price. The ability to be competitive is influenced by HCCA’s ability to negotiate prices with pharmacies, drug manufacturers, and third party rebate administrators. Market share for PBM services in the United States is highly concentrated, with a few national firms, such as recently merged leaders SXC Health Solutions, Inc./Catalyst and Medco Health Solutions, Inc./Express Scripts, Inc., along with CVS Caremark Corporation, controlling a significant share of prescription volume. Much of the rest, however, is divided among a combination of small regional PBM’s and so-called “captive” PBM’s, or subsidiaries of larger healthcare or hospital organizations. All told, HCCA believes there are an estimated 40-50 PBM’s operating in the United States, from the large players down to the small regional ones.

In addition, the recent merger activity between Express Scripts, Inc. and Medco Health Solutions, Inc., and between SXC Health Solutions, Inc. and Catalyst Health Solutions, Inc. signals that there may be further consolidation of these larger firms. Most of HCCA’s competitors have been in existence for longer periods of time and are better established, and some of them also have broader public recognition and substantially greater financial and marketing resources. However, the constant move towards consolidation may have the likely effect of encouraging clients to seek an alternative to their incumbent plan, opening an opportunity for a flexible and client-focused alternative.

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HCCA’s ability to attract and retain customers is substantially dependent on HCCA’s capability to provide competitive pricing, efficient and accurate claims management, client and member services and related reporting and clinical management services.

Competitive Strengths

HCCA believes that the following competitive strengths are the keys to its success:

•	Benefit Management, Plan Design and Cost Control: HCCA first determines the base cost of services rendered by the incumbent PBM. From that point, HCCA overlays its known costs with the data from the potential client in order to model a program’s cost, taking into consideration certain restrictions or guidelines the potential client may have built into its Request for Proposal (“RFP”) for the contract, such as use of certain pharmacies, name-brand/generic mix, etc. Finally, based on the final calculus of these costs and savings, HCCA passes on a portion of any reduced cost to the customer, while retaining the remainder as profit.

•	Reinsurance: HCCA’s alliance with its reinsurance partners allows HCCA to offer savings and administer fixed cost plans for its clients. The reinsurance reduces the risk of loss associated with HCCA’s fixed cost and fully-funded plans by stopping loss if drug costs are higher than HCCA has projected. HCCA gives up some margin for this service, but it reduces the risk of loss.

•	Pharmacy Network: Through HCCA’s partner Argus, HCCA’s network features over 63,000 pharmacies nationwide, representing over 95% of pharmacies in the country. Argus processes claims on the level of the largest PBMs. Argus’ buying power allows HCCA to compete with much bigger PBMs, as it eliminates some of the larger PBMs’ price advantage when compared to HCCA. New clients of HCCA who are switching from larger PBMs experience a seamless transition to HCCA’s plan, as it is accepted at nearly all pharmacies nationwide. By exploiting its relationship with Argus, HCCA is able to deliver a higher degree of savings to its customers, and gain greater appeal in the contracting process due to the availability of the large network.

•	Price: HCCA’s partnership with Argus provides state-of-the-art electronic claims adjudication capabilities. Argus currently processes an aggregate of over 500 million pharmacy claims a year for a number of PBM providers. Due to this substantial market presence, it is generally able to negotiate drug prices far below that which PBMs of comparable size to HCCA would otherwise be able to. Further, there are no fixed costs associated with this network, as all payments are set up on a per-prescription processed basis. When added to HCCA’s retail mail-order pharmacy, which provides discounts for customers while keeping all revenue in-house, we believe HCCA’s network stands at a fairly equal footing with the largest PBMs in the market.

•	Unique and Innovative Programs:

°	Patient Empowerment Program (PEP): This voluntary clinical management program provides members with a cash incentive to try brand-to-generic substitutions and therapeutic brand alternatives. PEP provides a small but worthwhile cash payment for each switch from brand to generic.

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°	Prescription Savings Card: HCCA’s prescription savings card program is a promotional program that enables members and their families to realize savings of 15% to 75% on prescription drug purchases through Argus’ nationwide network of over 64,000 retail pharmacies and HCCA’s mail-order retail pharmacy.

Business Strategy

HCCA seeks to continue its growth as a lower-cost, high customer service prescription services provider in the United States. Broadly defined, HCCA’s basic strategies are to expand HCCA’s customer base geographically and within the government sector, while at the same time pursuing unique new applications of HCCA’s knowledge and technology to higher margin businesses that can continue to diversify and expand its overall revenue stream. HCCA’s primary strategies by product line are:

Existing Programs

•	Fully-Funded: Expand HCCA’s current base of customers by continuing to build relationships and aggressively target expiring PBM contracts, both directly with HCCA’s in-house sales force and through brokers. HCCA plans to add substantially more customers and we believe there is ample opportunity to do so. With HCCA’s current revenues representing a fraction of one percent of the entire PBM market, and with HCCA’s current regional focus, there is substantial room for expansion both within the region and in the wider United States. HCCA’s marketing strategy includes continuing to build relationships with the broker and consultant community. We believe these are the gatekeepers or main influencers for most employers’ benefit plans.

•	Self-Funded: Within the self-funded product line, HCCA intends to follow a similar strategy of expansion within and outside the region and aggressive growth targeting with the fully-funded line. In general, self-funded clients are larger and we believe the role of the benefit consultant is very important. HCCA has established good working relationships with benefits consulting groups, and will continue to do so as a market strategy. HCCA’s direct sales force also targets clients directly, so that it can directly participate in the bidding process and receive RFPs from potential clients.

•	Partnerships with Healthcare Management Companies: In early 2012, HCCA executed its first agreement with a regional health benefits provider, for which it created a privately labeled PBM product. HCCA’s private-label product, which does not vary in terms from HCCA’s other products, is the companion drug benefit program for clients that elect to include a drug benefit with their health benefits purchase. HCCA believes it can be the PBM for other health benefits providers in the future and it is actively exploring other opportunities with firms like these.

•	Rx Savings Solutions: The Savings Solutions line offers an opportunity for growth and higher margins as compared to the core PBM product lines. HCCA will continue to move aggressively to apply the Savings Solutions’ generic-based model to larger customers.

New and Future Programs

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•	Worker’s Compensation: By applying the same basic techniques that have resulted in HCCA’s rapid growth in the traditional PBM sector, HCCA intends to expand into this specialized type of insurance in 2014. By essentially providing PBM services within this different structure, HCCA will open up a new market with wider margins and minimal need for regular customer support after the initial startup expense. HCCA’s client here is not an employer, but rather a worker’s compensation insurance company or self-insured workers’ compensation fund. These companies pay for worker claims related to injuries in the workplace, and HCCA believes it can offer similar savings to these companies, who are major drug buyers, as it does to its other clients.

•	340B Basics: The federal drug-pricing program, 340B, requires drug manufacturers to sell outpatient drugs at a reduced cost to eligible healthcare centers, clinics and hospitals. The goal is to incentivize healthcare providers to expand medication access to low-income individuals, families and other vulnerable populations. HCCA’s new 340 Basics product will be a compliance management solution that includes HCCA proprietary software as well as management processes and controls. It will provide multiple channels with the operational framework to meet administrative and inventory control challenges relating to 340B compliance, maximize potential pharmacy savings and control costs. HCCA plans to roll out 340 Basics on a limited basis during the fourth quarter of 2013 and move into full commercial mode in 2014.

Government Regulation

Various aspects of its business are governed by federal and state laws and regulations. Because sanctions may be imposed for violations of these laws, compliance is a significant operational requirement. HCCA believes that it is in substantial compliance with all existing legal requirements material to the operation of its business. There are, however, significant uncertainties involving the application of many of these legal requirements to its business. In addition, at any given time, there are numerous proposed health care laws and regulations at the federal and state levels, many of which could harm its business, results of operations, and financial condition. HCCA is unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to its business or the health care industry in general, or what effect any such legislation or regulations might have on HCCA. HCCA also cannot provide any assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws or regulations that could harm its business or financial performance.

Some of the state laws described below may be preempted in whole or in part by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which provides for comprehensive federal regulation of employee benefit plans. However, the scope of ERISA preemption is uncertain given the extensive and sometimes conflicting court rulings addressing the topic. HCCA also provides services to certain clients, such as governmental entities, that are not subject to ERISA.

Federal Laws and Regulations Affecting HCCA

The following descriptions identify various federal laws and regulations that affect or may affect aspects of HCCA’s PBM business:

Legislation and Litigation Affecting Drug Prices

Average wholesale price (“AWP”), is a standard pricing metric published by third party data sources and currently used throughout the pharmacy benefits industry as the basis for determining drug pricing under contracts with clients, pharmacies, and pharmaceutical manufacturers. The calculation and reporting of AWP have been the subject of investigations by federal and state governments and litigation brought against pharmaceutical manufacturers, as well as data services that report AWP. HCCA is not responsible for calculations, reports or payments of AWP; however, such investigations or lawsuits could impact its business because many of its customer contracts, pharmaceutical purchase agreements, retail network contracts and other agreements use AWP as a pricing benchmark. In March 2009, a federal district court gave final approval to settlement of class action lawsuits brought against First DataBank and Medi-Span, two primary sources of AWP reporting. Under the terms of the settlement, First DataBank and Medi-Span agreed, among other things, to reduce the reported AWP of certain prescription drugs by four percent effective September 26, 2009. First DataBank and Medi-Span also announced that they would discontinue publishing AWP within two years of the settlement. On September 3, 2009, a federal appeals court rejected challenges to the settlements, clearing the way for the AWP reductions to take effect.

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Changes such as these, as well as any changes proposed by the federal government and the states regarding the reimbursement for drugs by Medicaid and Medicare, could impact its pricing to customers and other payors and could impact its ability to negotiate discounts with manufacturers, wholesalers, or retail pharmacies.

Federal Anti-Kickback/Fraud and Abuse Laws

The federal Anti-Kickback Statute (“AKS”), is a criminal law that prohibits, among other things, an individual or entity from knowingly or willfully paying or receiving, subject to certain statutory exceptions and regulatory safe harbors, any remuneration, directly or indirectly, intended to induce: (1) a referral for the furnishing of any item or service for which payment may be made in whole or in part under a federal health care program, including Medicare, Medicaid and the Tricare Program, or (2) the purchase, lease, order or the arranging for or recommending of the purchase, lease, or order of items or services for which payment may be made in whole or in part under federal health care programs. Penalties for violating the AKS may include imprisonment, criminal and civil fines, and exclusion from participation in the federally-funded health care programs.

The AKS has been interpreted broadly by courts, the U.S. Department of Health & Human Services (“HHS”), Office of Inspector General (“OIG”), the agency charged with the enforcement of the AKS, and other administrative bodies. Because of the statute’s broad scope and the limited statutory exceptions, the OIG has established certain regulatory safe harbors which, if fully met, should immunize the parties from liability under the AKS. For example, safe harbors exist for certain properly disclosed and reported discounts received from vendors, certain investment interests, certain properly disclosed payments made by vendors to group purchasing organizations, certain personal services arrangements, and certain discount and payment arrangements between PBMs and HMO risk contractors serving Medicaid and Medicare members. A practice that does not fall within an exception or a safe harbor is not necessarily unlawful, but may be subject to scrutiny and challenge. Some, though not all, court opinions interpreting the AKS have focused primarily on the law’s intent requirement and have held that an arrangement will violate the AKS if any one purpose of the arrangement is to induce referrals or purchases, even if the payments at issue are also intended for a legitimate purpose. Thus, a violation of the statute may occur even if only one purpose of a payment arrangement is to induce patient referrals or purchases of products or services that are reimbursed by federal health care programs. Among the practices that have been identified by the OIG as potentially improper under the statute are certain product conversion programs in which benefits are given by drug manufacturers to pharmacists or physicians for changing a prescription, or recommending or requesting such a change, from one drug to another. The AKS has been cited as a partial basis, along with state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies as well as to PBMs in connection with such programs.

In April 2003, the OIG published “Final OIG Compliance Program Guidance for Pharmaceutical Manufacturers” (the “Compliance Guidance”). The Compliance Guidance, which is directed toward pharmaceutical manufacturers, provides the OIG’s views on the fundamental elements of pharmaceutical manufacturer compliance programs. The Compliance Guidance also highlights several potentially risky arrangements for pharmaceutical manufacturers, including the provision of grants, “prebates” and “upfront payments” to PBMs to support disease management programs and therapeutic interchanges. In addition, the Compliance Guidance indicates that the provision of rebates or other payments to PBMs by pharmaceutical manufacturers may potentially trigger liability under the AKS if not properly structured and disclosed.

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The Health Care Reform Laws made two important clarifications that significantly strengthen the government’s ability to enforce the AKS. First, the Health Care Reform Laws clarified that a person need not have actual knowledge of or specific intent to violate the AKS. Second, the Health Care Reform Laws made clear that a claim resulting from an AKS violation constitutes a false claim under the federal False Claims Act (“FCA”). The provision codifies what some federal district courts had already held and significantly heightens the civil penalties HCCA could face for any alleged AKS violation.

Additionally, it is a crime under the Public Contract Anti-Kickback Act, for any person to knowingly and willfully offer or provide any remuneration to a prime contractor to the United States, including a contractor servicing federally funded health programs, in order to obtain favorable treatment in a subcontract. Violators of this law also may be subject to civil monetary penalties.

HCCA believes that it is in substantial compliance with the legal requirements imposed by such anti-kickback laws and regulations. However, it cannot assure you that it will not be subject to scrutiny or challenge under such laws or regulations. Any such challenge could harm HCCA’s business, results of operations, financial condition or cash flows.

Federal Statutes Prohibiting False Claims

The FCA imposes liability for knowingly making or causing to be made false claims to the government, including federal health care programs such as Medicare and Medicaid. For example, potential false claims include claims for services not rendered, or claims that misrepresent actual services rendered in order to obtain higher reimbursement. Private individuals may bring qui tam or whistleblower lawsuits against providers under the FCA, which authorizes the payment of a portion of any recovery to the individual bringing suit. Such actions are initially required to be filed under seal pending their review by the Department of Justice. Federal district courts have interpreted the FCA as applying to claims for reimbursement that violate the AKS or federal physician self-referral law (commonly referred to as the “Stark Law”) under certain circumstances. The Health Care Reform Laws expanded false claims liability by clarifying that an AKS violation can be a predicate for a false claim under the FCA and by adding a provision that imposes FCA liability on an individual or entity that fails to make a timely return of any overpayments received from Medicare or Medicaid. The FCA generally provides for the imposition of civil penalties and for treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed to be a separate violation of the FCA. Criminal provisions that are similar to the FCA provide that a corporation may be fined if it is convicted of presenting to any federal agency a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency.

ERISA Regulation

ERISA regulates certain aspects of employee pension and health benefit plans, including self-funded corporate health plans. HCCA has agreements with self-funded corporate health plans to provide PBM services, and therefore, HCCA is a service provider to ERISA plans. ERISA imposes duties on any person or entity that is a fiduciary with respect to the ERISA plan. HCCA administers pharmacy benefits for ERISA plans in accordance with plan design choices made by the ERISA plan sponsors. HCCA do not believe that the general conduct of its business subjects HCCA to the fiduciary obligations set forth by ERISA, except to the extent HCCA has specifically contracted with an ERISA plan sponsor to accept fiduciary responsibility for the limited purpose of addressing benefit claims and appeals. However, HCCA cannot assure you that the U.S. Department of Labor, which is the agency that enforces ERISA, or a private litigant would not assert that the fiduciary obligations imposed by ERISA apply to certain aspects of its operations.

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Numerous lawsuits have been filed against various PBMs by private litigants, including Plan participants on behalf of an ERISA plan and by ERISA Plan sponsors, alleging that the PBMs are ERISA fiduciaries and that, in such capacity, they allegedly violated ERISA fiduciary duties in connection with certain business practices related to their respective contracts with retail pharmacy networks and/or pharmaceutical manufacturers.

ERISA also imposes civil and criminal liability on service providers to health plans and certain other persons if certain forms of illegal remuneration are made or received. These provisions of ERISA are similar, but not identical, to the federal healthcare Anti-Kickback Statute discussed above. In particular, ERISA does not provide the statutory and regulatory safe harbor exceptions incorporated into the federal healthcare Anti-Kickback Statute. Like the health care anti-kickback laws, the corresponding provisions of ERISA are written broadly and their application to particular cases is often uncertain. HCCA has implemented policies regarding, among other things, disclosure to health plan sponsors with respect to any commissions paid by or to it that might fall within the scope of such provisions and, accordingly, believes that HCCA is in substantial compliance with any applicable provisions of ERISA. However, HCCA cannot assure you that its policies in this regard would be found by the U.S. Department of Lasor and potential private litigants to meet the requirements of ERISA.

In addition, the U.S. Department of Lasor has recently issued several regulations that impose new fee disclosure rules on certain ERISA plans and their service providers. Those regulations do not currently apply to self-funded corporate health plans and their service providers, but the U.S. Department of Lasor has held hearings to discuss extending them in the future. As a result, HCCA is not yet able to assess the effect the regulations may have on its business.

FDA Regulation

The U.S. Food and Drug Administration, or FDA, generally has authority to regulate drug promotional materials that are disseminated by or on behalf of a drug manufacturer. The FDA also may inspect facilities in connection with procedures implemented to effect recalls of prescription drugs.

In addition, the FDA has authority to require the submission and implementation of a risk evaluation and mitigation strategy, or REMS, if the FDA determines that that a REMS is necessary for the safe and effective marketing of a drug. To the extent HCCA dispenses products subject to REMS requirements or provide REMS services to a pharmaceutical manufacturer, HCCA is subject to audit by the pharmaceutical manufacturer.

Antitrust Regulation

Various federal and state antitrust laws regulate trade and commerce with the objective of protecting the competitive process. Thus, Section One of the Sherman Act prohibits agreements that unreasonably restrain competition; Section Two of the Sherman Act prohibits monopolization and attempts to monopolize; Section Seven of the Clayton Act prohibits mergers and acquisitions which may substantially lessen competition; and the Robinson-Patman Act prohibits discriminating in price among different customers in certain circumstances. The interpretation of these broadly-worded statutes is left for the courts, and there is often uncertainty concerning the application of the antitrust laws to specific business practices. Successful plaintiffs in federal antitrust actions are always entitled to recover treble damages, as well as their attorneys’ fees. (In addition, virtually all states have antitrust statutes analogous to the Sherman Act, often including automatic treble damages and attorneys’ fees.)

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Numerous retail pharmacies in the U.S. have filed lawsuits against pharmaceutical manufacturers, drug wholesalers, and PBMs challenging certain branded drug pricing practices under federal and state antitrust laws. The complaints alleged, in part, that the manufacturers gave, and the PBMs accepted, rebates and discounts on purchases of brand name prescription drugs, in violation of the Robinson-Patman Act, and that the manufacturers, drug wholesalers, and PBMs conspired in violation of the Sherman Act not to provide similar rebates and discounts to the plaintiff retail pharmacies. Although the Sherman Act allegations have been resolved, often with substantial settlements, certain Robinson-Patman Act claims continue to be litigated. The plaintiffs seek unspecified monetary damages, including trebled damages, injunctive relief against the alleged price discrimination, and attorneys’ fees.

HCCA believes that it is in compliance with the legal requirements imposed by the antitrust laws. However, HCCA cannot assure you that it will not be subject to scrutiny or challenge under such laws. Any such challenge could harm its business, results of operations, financial condition, or cash flows.

State Laws and Regulations Affecting HCCA

The following descriptions identify various state laws and regulations that affect or may affect aspects of its PBM business:

State Anti-Kickback/False Claims Laws

Many states have laws and/or regulations similar to the AKS and the FCA described above, while several others are currently considering passing or strengthening false claims laws. Such state laws are not necessarily limited to services or items for which government-funded health care program payments may be made. Such state laws may be broad enough to include improper payments made in connection with services or items that are paid by commercial payors. Penalties for violating these state anti-kickback and false claims laws may include, but are not limited to, injunction, imprisonment, criminal and civil fines and exclusion from participation in the state Medicaid programs. Additionally, under the Deficit Reduction Act of 2005, discussed in greater detail below, states are incentivized to pass broad false claims legislation similar to the FCA, and there has been activity in several states during the past several years to do so.

HCCA believes that it is in substantial compliance with the legal requirements imposed by such laws and regulations. However, HCCA cannot assure you that it will not be subject to scrutiny or challenge under such laws or regulations. Any such challenge could harm its business, results of operations, financial condition or cash flows.

State Consumer Protection Laws

Most states have enacted consumer protection and deceptive trade practices laws that generally prohibit payments and other broad categories of conduct deemed harmful to consumers. These statutes may be enforced by states and/or private litigants. Such laws have been and continue to be the basis for investigations, prosecutions, and settlements of PBMs, initiated by state prosecutors as well as by private litigants.

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HCCA believes that it is in substantial compliance with the legal requirements imposed by such laws and regulations. However, HCCA cannot assure you that it will not be subject to scrutiny or challenge under one or more of these laws, or under similar consumer protection theories.

State Comprehensive PBM Regulation

Legislation directly regulating PBM activities in a comprehensive manner has been introduced in a number of states. In addition, legislation has been proposed in some states seeking to impose fiduciary obligations or disclosure requirements on PBMs. The District of Columbia has enacted a statute imposing fiduciary and disclosure obligations on PBMs. Similarly, both North Dakota and South Dakota have relatively comprehensive PBM laws that, among other things, increase financial transparency and regulate therapeutic interchange programs. Each state that enacts such legislation requires HCCA to adapt its operations in that state, which could harm HCCA.

Many states have licensure or registration laws governing certain types of ancillary health care organizations, including preferred provider organizations, third-party administrators, or TPAs, companies that provide utilization review services, and companies that engage in the practices of a pharmacy. The scope of these laws differs significantly from state to state, and the application of such laws to the activities of PBMs often is unclear.

In addition, certain quasi-regulatory organizations, including the National Association of Boards of Pharmacy and the National Association of Insurance Commissioners, or NAIC, have issued model regulations or may propose future regulations concerning PBMs and/or PBM activities, and the National Committee for Quality Assurance, or NCQA, the Utilization Review Accreditation Commission, or other credentialing organizations may provide voluntary standards regarding PBM activities. In 2007, for example, Utilization Review Accreditation Commission finalized PBM accreditation standards for PBMs serving the commercially insured market. While the actions of these quasi-regulatory organizations do not have the force of law, they may influence states to adopt their requirements or recommendations as well as influence customer requirements for PBM services. Moreover, any standards established by these organizations could also impact its health plan customers and/or the services HCCA provides to them.

Network Access Legislation

A majority of states now have some form of legislation affecting its ability to limit access to a pharmacy provider network (“any willing provider” legislation), or removal of a network provider, (“due process” legislation). Such legislation may require HCCA or its clients to admit any retail pharmacy willing to meet the plan’s price and other terms for network participation, or may provide that a provider may not be removed from a network except in compliance with certain procedures. These statutes have not materially affected its business.

State Legislation Affecting Plan or Benefit Design

Some states have enacted legislation that prohibits certain types of managed care plan sponsors from implementing certain restrictive design features, and many states have legislation regulating various aspects of managed care plans, including provisions relating to the pharmacy benefits. For example, some states, under so-called freedom of choice legislation, provide that members of the plan may not be required to use network providers, but must instead be provided with benefits even if they choose to use non-network providers. Other states have enacted legislation purporting to prohibit health plans from offering members financial incentives for use of mail service pharmacies. Legislation has been introduced in some states to prohibit or restrict therapeutic intervention, to require coverage of all FDA-approved drugs or to require coverage for off-label uses of drugs where those uses are recognized in peer-reviewed medical journals or reference compendia. Other states mandate coverage of certain benefits or conditions and require health plan coverage of specific drugs, if deemed medically necessary by the prescribing physician. Such legislation does not generally apply to HCCA directly, but may apply to certain of its clients, such as HMOs and health insurers. If legislation were to become widely adopted, it could have the effect of limiting the economic benefits achievable through PBMs. This development could harm HCCA’s business, results of operations, financial condition or cash flows.

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State Regulation of Financial Risk Plans

Fee-for-service prescription drug plans (“PDPs”) are generally not subject to financial regulation by the states. However, if a PBM offers to provide prescription drug coverage on a capitated basis or otherwise accepts material financial risk in providing the benefit, laws in various states may regulate the plan. Such laws may require that the party at risk establish reserves or otherwise demonstrate financial responsibility. Laws that may apply in such cases include insurance laws, HMO laws or limited prepaid health service plan laws. Currently, HCCA does not believe that its PBM business incurs financial risk of the type subject to such regulation. However, if HCCA chooses to become a regional PDP for the Medicare outpatient prescription drug benefit at some time in the future, HCCA would need to comply with state laws governing risk-bearing entities in the states where HCCA operate a PDP.

State Discount Drug Card Regulation

Numerous states have laws and/or regulations regulating the selling, marketing, promoting, advertising or distributing of commercial discount drug cards for cash purchases. Such laws and regulations provide, generally, that any person may bring an action for damages or seek an injunction for violations. HCCA administers a limited commercial discount drug card program that HCCA does not consider material to its business. HCCA believes its administration of the commercial discount drug card program is in compliance with various state laws. However, HCCA cannot assure you that the existence of such laws will not materially impact its ability to offer certain new commercial products and/or services in the future.

Combined Federal and State Laws, Regulations and Other Standards Affecting HCCA

Certain aspects of its PBM business are or may be affected by bodies of law that exist at both the federal and state levels and by other standard setting entities. Among these are the following:

Pharmacy Licensure and Regulation

HCCA is subject to state and federal statutes and regulations governing the operation of mail service pharmacies and the dispensing of controlled substances. The practice of pharmacy is generally regulated at the state level by state boards of pharmacy. Each of its pharmacies must be licensed in the state in which HCCA is located. Also, many of the states where HCCA delivers pharmaceuticals, including controlled substances, have laws and regulations that require out-of-state mail service pharmacies, such as HCCA, to register with that state’s board of pharmacy or similar regulatory body. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. Federal controlled substance laws require HCCA to register its pharmacies with the United States Drug Enforcement Administration and to comply with security, record keeping, inventory control and labeling standards in order to dispense controlled substances. HCCA is also subject to certain federal and state laws affecting Internet-based pharmacies because HCCA dispense prescription drugs pursuant to refill orders received through its Internet websites, among other methods. Several states have proposed new laws to regulate Internet-based pharmacies, and federal regulation of Internet-based pharmacies by the FDA or another federal agency has also been proposed. Other statutes and regulations may affect its mail service operations. For example, the Federal Trade Commission, or FTC, requires mail service sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the products to be sold, to fill mail service orders within thirty days and to provide clients with refunds when appropriate. In addition, the United States Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail. Its pharmacists are subject to state regulation of the profession of pharmacy and employees engaged in a professional practice must satisfy applicable state licensing requirements.

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Privacy and Confidentiality Legislation

Its activities involve the receipt, use and disclosure of confidential health information, including disclosure of the confidential information to a customer’s health benefit plan, as permitted in accordance with applicable federal and state privacy laws. In addition, HCCA use and disclose data that was identifying information removed for analytical and other purposes. Many state laws restrict the use and disclosure of confidential medical information, and similar new legislative and regulatory initiatives are underway at the state and federal level. To date, no such laws presently have adversely impacted its ability to provide its services, but HCCA cannot assure you that federal or state governments will not enact such legislation, impose restrictions or adopt interpretations of existing laws that could harm its business, results of operations, financial condition or cash flows.

The Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder (collectively “HIPAA”) impose extensive requirements on the way in which health plans, healthcare providers that engage in certain electronic financial and administrative transactions covered by HIPAA, and healthcare clearinghouses (known as “covered entities”) and the persons or entities that use or disclose protected health information, or PHI, to provide services to covered entities or to perform functions on their behalf (known as “business associates”), use, disclose and safeguard PHI, including requirements to protect the integrity, availability and confidentiality of electronic PHI. Many of these obligations were expanded under the Health Information Technology for Economic and Clinic Health Act (the “HITECH Act”), passed as part of the American Recovery and Reinvestment Act of 2009.

The final privacy regulations, which is referred to as the Privacy Rule, issued by the Office for Civil Rights, or OCR, of HHS pursuant to HIPAA, give individuals the right to know how their PHI is used and disclosed, as well as the right to access, amend and obtain information concerning certain disclosures of PHI. Covered entities, such as pharmacies and health plans, are required to provide a written Notice of Privacy Practices to individuals that describes how the entity uses and discloses PHI, and how individuals may exercise their rights with respect to their PHI. For most uses and disclosures of PHI other than for treatment, payment, healthcare operations and certain public policy purposes, HIPAA generally requires that covered entities obtain a valid written individual authorization. In most cases, use or disclosure of PHI must be limited to the minimum necessary to achieve the purpose of the use or disclosure.

HCCA is a covered entity under HIPAA in connection with its operation of a mail service pharmacy.

In connection with its other activities that require access to PHI, HCCA is not considered a covered entity. However, its health plan clients and pharmacy customers are covered entities, and are required to enter into business associate agreements with vendors, such as PBMs, that perform a function or activity for the covered entity that involves the use or disclosure of individually identifiable health information. The business associate agreements mandated by the Privacy Rule create a contractual obligation for the business associate to perform its duties for the covered entity in compliance with the Privacy Rule. Effective February 17, 2010, the HITECH Act created a statutory obligation for HCCA, when HCCA acts as a business associate, to satisfy certain aspects of the Privacy Rule and the final HIPAA security regulations.

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If HCCA fails to comply with HIPAA or its policies and procedures are not sufficient to prevent the unauthorized disclosure of PHI, HCCA could be subject to liability, fines and lawsuits under federal and state privacy laws, consumer protection statutes and other laws. Criminal penalties and civil sanctions may be imposed for failing to comply with HIPAA standards either as a covered entity or business associate, and these penalties and sanctions have significantly increased under the HITECH Act. In February 2011, OCR, the agency responsible for enforcing HIPAA and HITECH, issued the first civil monetary penalty ever imposed for a covered entity’s violation of the HIPAA Privacy Rule. Additionally, the HITECH Act requires OCR to conduct periodic compliance audits. Continued enforcement actions are likely to occur in the future. Furthermore, HITECH provides authority to state attorney generals to bring actions in federal court for violations of HIPAA on behalf of state residents harmed by such violations.

The final transactions and code sets regulation (the “Transaction Rule”) promulgated under HIPAA requires that all covered entities that engage in certain electronic transactions use standardized formats and code sets. HCCA, in its role as a business associate of a covered entity, must conduct such transactions in accordance with the Transaction Rule. HHS promulgated a National Provider Identifiers, or NPI, Final Rule which requires health plans to utilize NPIs in all Standard Transactions. NPIs replaced National Association of Boards of Pharmacy numbers for pharmacies, Drug Enforcement Agency numbers for physicians and similar identifiers for other health care providers for purposes of identifying providers in connection with HIPAA standard transactions. HCCA has undertaken the necessary arrangements to ensure that its standard transactions remain compliant with the Transaction Rule subsequent to the implementation of the NPI Final Rule.

The final security regulations (the “Security Rule”) issued pursuant to HIPAA mandate the use of administrative, physical, and technical safeguards to protect the confidentiality of electronic PHI. As with the other two rules issued pursuant to HIPAA, the Security Rule applies to covered entities, and certain aspects of the Security Rule also apply to business associates. HCCA has made the necessary arrangements to ensure compliance with the Security Rule for all aspects of its business.

HCCA must also comply with the “breach notification” regulations, which implement provisions of the HITECH Act. Under these regulations, covered entities must promptly notify affected individuals and the HHS Secretary in the case of a breach of “unsecured PHI,” as well as the media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to the HHS Secretary on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches at or by the business associate. HCCA has taken and continues to take reasonable steps to reduce the amount of unsecured PHI HCCA handles.

In addition, final regulations governing a covered entity’s obligation to provide are available upon individual request. A recently released proposed rule, if finalized, would require covered entities to develop systems to monitor which of their employees’ and business associates’ access an individual’s electronic PHI, at what time and date access occurs, and the action taken during the access session (e.g., modification, deletion, viewing). The proposed rule would also require information on access to electronic designated record sets held by business associates. The proposed regulations could impose significant burdens on covered entities and business associates that result from having to take reports generated for internal purposes and modify them for disclosure to patients or health plan enrollees.

While new and future legal interpretations could alter its assessment of its efforts to comply with provisions of HIPAA, the HITECH Act, and the Health Care Reform Laws that govern the privacy, security and standardization of health care information and transactions, HCCA currently believes that compliance with these legal authorities should not harm its business operations.

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Pursuant to HIPAA, state laws that are more protective of PHI are not pre-empted. Therefore, to the extent states continue to enact more protective legislation, HCCA could be required to make significant changes to its business operations.

Independent of any regulatory restrictions, individual health plan clients could increase limitations on their use of medical information, which could prevent HCCA from offering certain services.

The Health Care Reform Laws

On March 23, 2010, the President of the United States signed into law the most comprehensive change to America’s healthcare system in decades. The Health Care Reform Laws contain a variety of provisions that could have a significant impact on HCCA and its customers. The Health Care Reform Laws provide the opportunity for significant expansion of HCCA’s PBM activities. These potential benefits are the result of an expected increase in the number of individuals with health insurance and the potential increase in demand for pharmaceutical products and services.

However, the Health Care Reform Laws also present great uncertainty for HCCA and potential risks to its operations and financial success. The Health Care Reform Laws contain many provisions intended to reduce the government’s healthcare costs through reimbursement reductions, alternative payment methods, and ongoing studies of healthcare reimbursement systems. For example, the Health Care Reform Laws establish the Independent Payment Advisory Board, or IPAB, which is designed to make proposals as early as 2014 to reduce the per capita rate of growth in Medicare spending in years when that growth exceeds established targets. Another potential source of reimbursement uncertainty is the newly established Center for Medicare and Medicaid Innovation, or CMMI, which is designed to test the cost-cutting efficacy of innovative payment service delivery systems through demonstration projects. These types of provisions could have a significant impact on the profitability of HCCA and its customers, particularly because of the unpredictability of the proposals that could be generated by the IPAB and the CMMI.

The Health Care Reform Laws also require PBMs to disclose certain information, including discounts and rebates obtained from pharmaceutical manufacturers, to PDP or MA-PD plan sponsors or qualified health benefits plans offered through an exchange. In addition, the Health Care Reform Laws change the calculation of Medicaid rebates in a way that could increase or decrease pharmaceutical manufacturers’ incentive to provide discounts and rebates to PBMs. These changes could have a negative impact on HCCA’s revenues or business model. Additionally, the Health Care Reform Laws expand existing fraud and abuse provisions and significantly increase the resources available to the federal government to pursue fraud and abuse issues, which could expose HCCA to greater scrutiny and possibly significant financial liability. For example, the Health Care Reform Laws extend the treble damages available for violations of the FCA to violations relating to the state-based health insurance exchanges created by the Health Care Reform Laws. Moreover, the Health Care Reform Laws establish new civil monetary penalties: $15,000 daily for failure to grant timely access to the OIG for the purposes of audits or investigations and $50,000 for each false record or statement knowingly submitted or caused to be submitted for payment of items furnished under a federal health care program. As a result, HCCA may be forced to expend greater resources on monitoring and compliance programs and legal fees. Similarly, its customers may be subject to greater scrutiny and financial liability, which could indirectly put pressure on its financial relationships with those customers.

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Aside from particular provisions of the Health Care Reform Laws, there is significant uncertainty about the implementation of the Health Care Reform Laws, likely through hundreds of new regulations, guidance documents, and other policy statements that could result in significant changes to its business model and the healthcare economy as a whole.

Political developments also continue to contribute to the uncertainty surrounding implementation of the Health Care Reform Laws. The Health Care Reform Laws will likely play an important role in the November 2012 elections, results of which may affect the timing, manner, and predictability of the Health Care Reform Laws’ regulatory implementation. The resulting unpredictability creates significant uncertainty for HCCA and its customers about the structure and regulatory environment of the healthcare market and future revenue sources.

Future Regulation

HCCA is unable to predict accurately what, if any, additional federal or state legislation or regulatory initiatives may be enacted in the future relating to its businesses or the health care industry in general, or what effect any such legislation or regulations might have on it. For example, the federal government and several state governments have considered the Patients’ Bill of Rights and other similar legislation aimed primarily at improving quality of care provided to individuals in managed care plans. Some of the initiatives would provide greater access to drugs not included on health plan formularies, giving participants the right to sue their health plan for malpractice, and mandating an appeals or grievance process. HCCA cannot assure you that federal or state governments will not impose additional restrictions, via a Patients’ Bill of Rights or otherwise, or adopt interpretations of existing laws that could harm its business, results of operations, financial condition or cash flows.

Employees

As of December 31, 2012, HCCA had 52 employees, primarily located in Denville, New Jersey, who work full time for us. HCCA has never had a work stoppage. HCCA’s personnel are not represented by any collective bargaining unit and are not unionized. HCCA considers its relations with its personnel to be good. HCCA’s future success will depend, in part, on its ability to continue to attract, retain, and motivate highly qualified technical and managerial personnel, for whom competition is intense.

Customers

As of December 31, 2012, HCCA had 64 customers. In 2012, no single customer accounted for 10% or more of HCCA’s revenue. Only one customer accounted for more than 10% of 2011 revenue. This customer was the Middlesex County in New Jersey, representing 64% of revenue in 2011. Middlesex County was not a customer of HCCA in 2012. HCCA expects customer concentration, measured as the percent of total annual revenue that a single customer represents, to lessen even further over time as more customers contract with it.

HCCA’s customer base is drawn from several sources. In the fully-funded line, HCCA clients tend to be smaller private employers and school boards, with anywhere from 15-700 members each. HCCA’s self-funded line is generally made up of larger government organizations and trade unions, with an increasing trend towards acquiring the business of larger and higher echelon governmental organizations. For Rx Savings Solutions, HCCA’s current customer base consists of very small companies and partnerships, with an upcoming shift to community-based healthcare programs. As HCCA grows new product lines, it plans to expand to reach certain types of clinics, nursing facilities, and worker’s insurance.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Healthcare Corporation of America is a Pharmacy Benefit Manager, or PBM. Its mission is to reduce prescription drug costs for clients while improving the quality of care. HCCA administers prescription drug benefits programs for employers who contract with HCCA directly in order to provide this component of healthcare benefits to their employees. It also is the PBM for healthcare management companies who partner with HCCA in order to provide prescription drug benefits along with their core offering, other health benefits products, to their clients.

Restatement, Reclassification and Guidance

On May 9, 2013, we issued a Current Report on Form 8-K announcing that our Board of Directors, after consultation with, and upon recommendation from, our management, concluded the previously issued audited financial statements for the years ended December 31, 2011 and 2012 for HCCA, which we recently acquired and which is currently Selway’s subsidiary, should no longer be relied upon and that disclosure should be made, and action should be taken, to prevent future reliance on such financial statements. For a description of the basis for the Board’s determination, please see our Current Report on Form 8-K dated May 9, 2013, which description is incorporated by reference herein.

Our officers discussed the foregoing matters with HCCA’s current independent registered public accounting firm during the period, Thomas J. Harris, Certified Public Accountant. The Board of Directors authorized and directed that our officers take the appropriate and necessary actions to amend and restate the Original 8-K, pursuant to which HCCA’s financial statements were filed with the SEC. On May 16, 2013, we issued a Current Report on Form 8-K restating the financial statements of HCCA for the years ended December 31, 2011 and 2012.

The restated financial statements also include certain reclassifications related to revenue and cost of sales for the fiscal years ended December 31, 2011 and 2012. We previously disclosed in our Current Reports on Form 8-K filed on March 25, 2013 and April 16, 2013 HCCA’s practice of recognizing revenue from rebates as well as from its mail-order pharmacy business. HCCA has reclassified these figures as decreases to cost of sales, with the exception of co-pays from members who order from its mail-order facility. There is no impact on gross profit, nor is there an impact on operating expenses related to this reclassification. We believe this classification for revenues and cost of sales represents the practice of some of our largest competitors, including Catamaran.

Merger of HCCA and Selway Capital Acquisition Corporation

On January 25, 2013, an Agreement and Plan of Merger (the “Agreement”) was entered into by and among Selway, Selway Merger Sub, Inc., a New Jersey corporation and wholly owned subsidiary of Selway (“Merger Sub”), HCCA, PCA, Gary Sekulski, as the representative of the stockholders of HCCA, and Edmundo Gonzalez, as Selway’s representative. On April 10, 2013 (the “Closing Date”), the Merger and other transactions contemplated by the Agreement closed.

Pursuant to the Agreement, Merger Sub merged with and into HCCA, resulting in HCCA becoming a wholly owned subsidiary of Selway. PCA and PCA Benefits, Inc., a dormant entity, remain wholly owned subsidiaries of HCCA.

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Holders of all of the issued and outstanding shares of common stock of HCCA immediately prior to the time of the Merger had each of their shares of common stock of HCCA converted into the right to receive: (i) a proportional amount of 5,200,000 shares of Selway Series C common stock and promissory notes with an aggregate face value of $7,500,000 (collectively, the “Closing Payment”); plus (ii) a proportional amount of up to 2,800,000 shares of Selway common stock, if any, (the “Earnout Payment Shares”) issuable upon the combined company achieving certain consolidated gross revenue thresholds as more fully described below; plus (iii) the right to receive a proportional amount of the proceeds from the exercise of certain warrants being issued to Selway Capital Holdings, LLC, a Delaware limited liability company, Selway’s sponsor, as more fully described below. A portion of the Closing Payment (520,000 shares and promissory notes with an aggregate face value of $750,000) is being held in escrow for a period of 12 months following the Merger to satisfy indemnification obligations of the HCCA, if any, as more fully described below. The promissory notes included in the Closing Payment are non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The notes will be repaid from 75% of 25% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company.

The Earnout Payment Shares, if any, will be issued as follows: (i) 1,400,000 shares if the combined company achieves consolidated gross revenue of $150,000,000 for the twelve months ended March 31, 2014 or June 30, 2014; and (ii) 1,400,000 shares if the combined company achieves consolidated gross revenue of $300,000,000 for the twelve months ended March 31, 2015 or June 30, 2015. In the event the combined company does not achieve the first earnout threshold, but does achieve the second earnout threshold, then all of the Earnout Payment Shares shall be issued. If the combined company consolidates, merges or transfers substantially all of its assets prior to June 30, 2015 at a valuation of at least $15.00 per share, then all of the Earnout Payment Shares not previously paid out shall be issued immediately prior to such transaction. If, prior to achieving either earnout threshold the combined company acquires another business in exchange for its equity or debt securities, then any remaining earnout thresholds may be adjusted by the independent members of the combined company’s board of directors in their sole discretion.

In connection with the Merger, certain members of HCCA’s management received promissory notes with an aggregate face value of $2,500,000 (the “Management Incentive Notes”), which notes are non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The Management Incentive Notes will be repaid from 6.25% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company. In the quarter ended June 30, 2013, HCCA expects to record a one-time expense, estimated at approximately $1.7 million, reflecting the estimated present value of the Management Incentive Notes at the time of the Merger.

In addition to the Management Incentive Notes, certain members of HCCA’s management received an aggregate of 1,500,000 shares of Selway common stock (the “Management Incentive Shares”), which shares were placed in escrow and subject to release in three installments through June 30, 2015. Subsequently, certain members of HCCA management agreed to cancel an aggregate of 750,000 shares pursuant to rescission agreements entered into in June 2013. Of the remaining Management Incentive Shares outstanding, 400,000 shares have vested but remain in escrow until June 30, 2014 and 350,000 shares will vest on June 30, 2015 and will remain in escrow until June 30, 2015. In the quarter ended June 30, 2013, HCCA expects to record a one-time expense, estimated at approximately $2.9 million, reflecting the estimated market value of these shares at the time of the Merger.

In connection with a bridge financing (the “Bridge Financing”) completed by the HCCA in September 2012, HCCA issued 59.25 units, each unit consisting of 10,000 preferred shares and a promissory note with a face value of $100,000. At the time of the Merger, holders of all of the issued and outstanding shares of preferred stock of HCCA, by virtue of the Merger, had each of their shares of preferred stock of HCCA converted into the right to receive a proportional amount of 592,500 shares of Selway Series C common stock and warrants to purchase 296,250 shares of Selway Series C common stock. In accordance with the terms of the promissory notes issued in the Bridge Financing, at the time of the Merger, notes in the aggregate amount of $3,159,591.78 (including principal and interest accrued to date) were converted into 315,959 shares of Selway Series C common stock and notes in the aggregate principal amount of $3,025,000 were repaid in full.

In conjunction with the merger of Merger Sub into HCCA:

•	Selway entered into exchange agreements with three beneficial holders of HCCA’s beneficial bridge loan who were also beneficial holders of greater than 5% of Selway’s Series A common stock. Pursuant to the exchange agreements, such holders converted an aggregate of 281,554 shares of Selway’s Series A common stock to Selway’s Series C common stock. In conjunction with the exchange, such holders were repaid bridge notes in the aggregate principal amount of $3,025,000.

•	Selway entered into exchange agreements with 3 beneficial holders of greater than 5% of Selway’s Series A common stock. Pursuant to the exchange agreements, such holders converted an aggregate of 878,481 shares of Selway’s Series A common stock to Selway’s Series C common stock and received $3.53 per share of Series A common stock exchanged, or an aggregate of $3,101,037.93.

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•	An aggregate of $11,948,360.50 was released from Selway’s trust account, reflecting the number of shares of Series A common stock that were converted into Series C common stock, of which $232,007 was paid to the underwriters from Selway’s initial public offering.

•	The placement warrants held by Selway’s founders were converted into the right to receive: (i) an aggregate of 100,000 shares of Selway common stock; and (ii) warrants to purchase an aggregate of 1,000,000 shares of Selway common stock at an exercise price of $10.00 per share (the “Exchange Warrants”). The proceeds from the exercise of the Exchange Warrants will be paid: (i) 75% to the holders of all of the issued and outstanding shares of common stock of HCCA immediately prior to the time of the merger; and (ii) 25% to certain members of HCCA management. The Exchange Warrants are only exercisable for cash, may not be exercised on a cashless basis, and must be exercised if the closing price for the combined company’s common stock exceeds $12.00 per share for 20 trading days in any 30-trading-day period.

Selway also paid Chardan Capital Markets LLC the following in consideration of its services in connection with the transactions described above:

•	Five percent of all equity consideration issued in the transaction.

•	Promissory notes having an aggregate principal amount of five percent of all promissory notes issued in connection with the transaction, on the same terms and conditions as the promissory notes issued in the transaction.

In addition, HCCA waived the condition to closing that a revolving credit facility in the aggregate amount of $5 million be in place at closing. Such facility subsequently closed on April 11, 2013 and is described under “Liquidity and Capital Resources” below.

Following the transactions described above, none of Selway’s Series A Shares and Units were outstanding and there were 839,965 shares of Selway’s Series B Shares issued and outstanding, 8,953,494 shares of Selway’s Series C shares issued and outstanding, 2,296,250 public warrants issued and outstanding, warrants to purchase 1,000,000 shares of Selway common stock owned by the pre-initial public offering stockholders of Selway, and unit purchase options exercisable for 100,000 shares of Selway common stock and warrants to purchase 100,000 shares of Selway common stock.

The following table provides a reconciliation for each series of common stock for all issuances and cancellations in connection with the transactions described above:

Transaction (Holder)	Number of Shares
Series A Shares
Series A Shares Outstanding Prior to Merger	2,000,000
Series A Shares converted to Series B Shares	(839,965)
Series A Shares cancelled and converted to Series C Shares
Steve Oliveira (beneficial owner of shares held by Steve Oliveira, South Ocean Capital LLC and Chardan SPAC Asset Management LLC)	(499,000)
New Dimensions Trading Ltd	(165,049)
Bulldog Investors (beneficial owner of shares held by Special Opportunities Fund, Opportunity Partners LP, Full Value Partners LP, Full Value Special Situations Fund LP, Steady Gain Partners LP, Mercury Partners LP, MCM Opportunity and Fully Value Offshore)	(495,986)
(1,160,035)
Total Series A Shares cancelled in connection with the Merger	(2,000,000)
Series A Shares Outstanding Post-Merger	-

Series B Shares
Series B Shares Outstanding Prior to Merger	-
Series B Shares issued upon conversion of Series A Shares in the Merger	839,965
Series B Shares Outstanding Post-Merger	839,965

Series C Shares
Series C Shares Outstanding Prior to Merger	500,000
Series C Shares issued upon conversion of Series A Shares in Merger	1,160,035
Series C Shares issued upon cancellation of Founder Warrants	100,000
Series C Shares issued as consideration in the Merger	5,200,000
Series C Shares issued as Management Incentive Shares (1)	750,000
Series C Shares issued to Chardan Capital for Advisory Services	335,000
Series C Shares issued to the Bridge Financing Noteholders	908,459
Total Series C Shares issued in connection with the Merger	8,453,494
Series C Shares Outstanding Post-Merger	8,953,494

Total Shares of Common Stock Post-Merger (All Series)	9,793,459

(1) An agreement of 1,500,000 Management Incentive Shares were issued at the closing of the Merger. Of these shares, 750,000 shares were subsequently cancelled pursuant to rescission agreements entered into in June 2013.

New Client Acquisition and Launch of Partnership with Healthcare Management Companies

HCCA continued to grow revenues in the three months ended March 31, 2013. The acquisition of new clients caused HCCA’s revenue to increase from $8.08 million in the fourth quarter of 2012 to $11.96 million in the first quarter of 2013. During the three months ended March 31, 2013, HCCA added 9 new customers with estimated annual revenues of approximately $9 million and lost one customer with estimated annual revenues of $400,000.

In the fiscal year ended December 31, 2012, the acquisition of new clients caused HCCA’s revenue to increase from $24.9 million in 2011 to $28.7 million in 2012. As HCCA’s name brand and track record became more established in 2012, HCCA’s sales forces received more requests for proposals, which were often for more sizable clients versus what HCCA experienced in 2011. Through HCCA’s direct sales efforts, in the second half of 2012, HCCA secured East Orange Board of Education with estimated annual revenues of approximately $4.7 million and Marlboro Township Board of Education with estimated annual revenues of approximately $2.0 million in 2012, of which $1.9 million and $1.0 million, respectively, were recognized in 2012.

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Self-funded business

The growth in HCCA’s self-funded business in 2012 and the first quarter of 2013 was largely driven by the commencement of HCCA’s partnership in 2012 with a third-party healthcare management company. HCCA has created a private-label version of its core product specifically for its members. During the three months ended March 31, 2013, HCCA added 6 customers with approximately $5.6 million of estimated annual revenues from this partnership.

HCCA’s self-funded business also drove growth in 2012. The estimated annual revenues from the new contracts won in HCCA’s self-funded business was approximately $15.1 million in 2012. Approximately half of the self-funded contracts won in 2012 started or will start in first months of 2013.

Fully-funded business

During the three months ended March 31, 2013, HCCA’s fully-funded business added 3 customers with approximately $3.4 million of estimated annual revenues. The estimated annual revenues from the fully funded contracts won in 2012 was approximately $17 million.

Consolidated Statement of Operations, Unaudited, for the Three Months Ended March 31, 2013 and 2012

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2013
Sales	$5,677,089	$11,761,723
Cost of sales	4,767,120	10,605,500

Gross profit	909,969	1,356,223

General and administrative expenses:
General and administrative expenses	1,282,154	2,843,888
Income/(Loss) from operations	(372,185)	(1,487,665)

Other income (expense):
Interest income	-	84
Interest (expense)	(6,179)	(407,891)
Other (expense)	(2,915)
Income/(Loss) before taxes	(381,279)	(1,895,472)

Provision/(credit) for taxes on income	-	-
Net Income/(Loss)	$(381,279)	$(1,895,472)

Basic earnings/(loss) per common share	$(0.01)	$(0.05)

Weighted average number of shares outstanding	38,939,909	40,250,009

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Consolidated Statement of Operations, Audited, for the Years Ended December 31, 2012 and 2011

	Year Ended December 31, 2011	Year Ended December 31, 2012
Sales	$24,928,065	$28,663,284
Cost of Sales	23,919,518	24,068,906

Gross Profit	1,008,547	4,594,378

General and administrative expenses:
General and Administrative Expenses	4,881,264	7,299,603
Income/(Loss) from operations	(2,061,927)	(548,695)

Other income (expense):
Interest income	-	1,017
Interest (expense)	(8,274)	(634,319)
Other (expense)	-	(6,984)
Income/(Loss) before taxes	(3,880,991)	(3,345,511)

Provision/(credit) for taxes on income	-	-
Net Income/(Loss)	$(3,880,991)	$(3,345,511)

Basic earnings/(loss) per common share	$(0.10)	$(0.09)

Weighted average number of shares outstanding	37,879,809	38,939,909

Results of Operations

THREE MONTHS ENDED MARCH 31, 2013 COMPARED TO THREE MONTHS ENDED MARCH 31, 2012

Revenue

HCCA’s revenue includes revenues earned on its fully funded and self- funded plans. Revenue for the three months ended March 31, 2013 was $11,961,723, an increase of $6,284,634, or 107%, as compared to revenue of $5,677,089 for the first quarter of 2012. The increase was primarily attributable to significant growth in HCCA’s core PBM business (Fully-Funded and Self-Funded). HCCA’s revenue is based on contracts that generally last for one year and are billed on a monthly basis. Revenue is recognized as the products and services are delivered to members (typically employees of the client).

Cost of Revenue

Cost of revenue for the three months ended March 31, 2013 was $10,605,500, an increase of $5,838,380 or 122%, as compared to $4,767,120 for the three months ended March 31, 2012. The increase was primarily attributable to HCCA’s growth in its core business.

HCCA’s cost of revenue for its PBM business derives from the cost of claims related to its clients. All claims are adjudicated via the Argus system. Cost of claims includes the cost of drugs dispensed and charged by pharmacies servicing HCCA’s members and an administrative fee charged by Argus. The cost of claims relating to HCCA’s mail-order pharmacy which directly services our members exclusively comes from the cost of each individual drug as set by the manufacturer. HCCA’s mail-order pharmacy purchases drugs from various suppliers, who are mainly drug wholesalers.

Rebates received from pharmaceutical manufacturers are recorded as reduction of cost of revenues, and the portion of the rebate payable to customers is treated as reduction of revenues.

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Gross Profit

HCCA’s gross profit increased from $909,969 in the three months ended March 31, 2012 to $1,356,223 in the three months ended March 31, 2013. Gross margin declined from 16% in the three months ended March 31, 2012 to 11.3% in the three months ended March 31, 2013. The decrease in gross margin is primarily attributable to the increase in the self-funded plans sold by HCCA’s third party partner, which are less profitable than the fully funded plans.

SG&A Costs

HCCA’s SG&A costs totaled $2,843,888 in the three months ended March 31, 2013 compared to $1,282,154 in the three months ended March 31, 2012, representing an increase of 122%. SG&A costs derive primarily from Wages and Stock Based Compensation Costs, which represented 47% of SG&A in the three months ended March 31, 2013, and from commissions on sales to HCCA’s sales forces as well as to certain brokers that bring HCCA business, which together totaled 16% of SG&A in the first quarter of 2013. The increase in SG&A costs is primarily attributable to an increase in the number of HCCA’s employees that were over the last year to support the growth of the business. Increased commissions to salespersons and brokers, as more business was booked in the three months ended March 31, 2013 versus the same period in 2012 also contributed to the increase in SG&A. Lastly, during the three months ended March 31, 2013 HCCA incurred substantial legal costs in connection with its legal claim against Data Rx Management, Inc., a former claims adjudicator, which also contributed to increased SG&A.

Depreciation

Depreciation for the three months ended March 31, 2013 was $74,693, an increase of $23,265, or 45%, as compared to $51,428 for the three months ended March 31, 2012. The increase was primarily attributable to depreciation of more furniture, fixtures and equipment. HCCA also expanded its facilities at its headquarters in Denville, New Jersey, in 2012, and the increased amount of property and equipment gave rise to increased depreciation. HCCA’s depreciated assets consist of furniture and fixtures as well as some equipment in HCCA’s mail-order pharmacy. HCCA depreciates assets based on the useful life of the asset using the straight line method.

Interest Income and Expense and Other Expense, net

Interest income and expense and other expenses for the three months ended March 31, 2013 totaled $407,807, an increase of $398,713 as compared to an expense of $9,094 for the three months ended March 31, 2012. The increase was primarily attributable to the Bridge Financing, which HCCA consummated on September 19, 2012, and which created debt of $5,925,000. This is shown on the Balance Sheet as a Note Payable of $4,947,613, Warrant Liability of $518,587 and Redeemable Preferred Stock of $458,800. HCCA incurred $689,264 in offering expenses related to the bridge loan, and these expenses are being amortized over the life of the loan. Interest Expense of $407,891 shown on the Income Statement is a combination of actual interest on the bridge loan plus amortization of the capitalized offering expenses as well as interest expenses incurred on the capital leases. As discussed above, the Bridge Financing was repaid in full in April 2013.

YEAR ENDED DECEMBER 31, 2012 COMPARED TO YEAR ENDED DECEMBER 31, 2011

Revenue

Revenue for the fiscal year ended December 31, 2012 was $28,663,284, an increase of $3,735,219, or 15%, as compared to revenue of $24,928,065 for the fiscal year ended December 31, 2011. The increase was primarily attributable to significant growth in HCCA’s core PBM business (Fully-Funded and Self-Funded). HCCA’s revenue is based on contracts that generally last for one year and are billed on a monthly basis. Revenue is recognized as the products and services are delivered to members (employees of the client).

Cost of Revenue

Cost of revenue for the fiscal year ended December 31, 2012 was $24,068,906, an increase of $149,388, or 0.6%, as compared to $23,919,518 for the fiscal year ended December 31, 2011. The increase was primarily attributable to HCCA’s growth in its core business in 2012, while better prices of claims through our new adjudicator of claims caused cost of revenue to increase only slightly when compared to the growth of revenue.

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HCCA’s cost of revenue for its PBM business derives from the cost of claims related to its clients. All claims are adjudicated via the Argus system.

Gross Profit

HCCA’s gross profit increased to 16.0% of sales in 2012 versus 4.0% of sales in 2011. The increase in gross profit is primarily attributable to better terms on the average cost of claims due to HCCA’s selection of Argus in early 2012 as HCCA’s drug claim adjudicator. Separately, HCCA experienced an increase in rebates as it began a partnership with a rebate aggregator. Rebates received by HCCA decreased HCCA’s cost of sales.

SG&A Costs

HCCA’s SG&A costs totaled $7,299,603 in 2012 versus $4,881,264 in 2011, representing an increase of 50%. SG&A costs derive primarily from HCCA’s employee costs, which represented 43% of SG&A in 2012, and from commissions on sales to HCCA’s sales forces as well as to certain brokers, who bring HCCA business, which together totaled 18% of SG&A in 2012. The increase in SG&A costs is primarily attributable to an increase in the number of HCCA’s employees, that were hired during 2012 to support the growth of the business. Increased commissions to sales people and brokers as more business was booked in 2012 versus 2011 also contributed to the increase in SG&A. Lastly, HCCA entered into reinsurance contracts in 2012 to limit its exposure to losses related to its fully-funded business, which also contributed to increased SG&A.

Additionally, HCCA took substantial charges as Bad Debt Expense in both 2011 and 2012. All of these charges are not related to a client, but are the result of pending litigation with Data Rx Management, Inc. Data Rx was HCCA’s prior adjudicator of claims (HCCA currently works with Argus). HCCA sued Data Rx on various claims including claims for overcharges, over payment on claims, errors and misclassifications, and rebates owed from drug manufacturers. The suit is for over $5 million, of which a portion may be passed through to certain clients. HCCA has written off $1,931,310 in 2011 and $695,833 in 2012 and taken this as Bad Debt Expense. Data Rx filed a counterclaim in the amount of $2.9 million (net of amounts due to HCCA) for amounts it claims are owed to it by HCCA. HCCA is hopeful that HCCA will prevail, but as HCCA cannot predict this with certainty, nor can it estimate the timing, HCCA has elected to write these receivables off entirely.

Depreciation

Depreciation for the fiscal year ended December 31, 2012 was $205,997, an increase of $141,761, or 221%, as compared to $64,236 for the fiscal year ended December 31, 2011. The increase was primarily attributable to depreciation of more furniture, fixtures and equipment. HCCA also expanded its facilities at its headquarters in Denville, New Jersey in 2012, and the increased amount of property and equipment gave rise to increased depreciation. HCCA’s depreciated assets consist of furniture and fixtures as well as some equipment in HCCA’s mail-order pharmacy. HCCA depreciates assets based on the useful life of the asset using the straight line method.

Interest Income and Expense and Other Expense, net

Interest income and expense and other expenses for the fiscal year ended December 31, 2012 totaled $640,286, an increase of $632,012 as compared to an expense of $8,274 for the fiscal year ended December 31, 2011. The increase was primarily attributable to the Bridge Financing, which HCCA consummated on September 19, 2012, and which created debt of $5,925,000. This is shown on the Balance Sheet as a Note Payable of $4,947,613, Warrant Liability of $518,587 and Redeemable Preferred Stock of $458,800. HCCA incurred $689,264 in offering expenses related to the Bridge Financing, and these expenses are being amortized over the life of the loan. Interest Expense of $634,319 shown on the Income Statement is a combination of actual interest on the bridge loan plus capitalized expenses allocated for the period from September 19, 2012 to December 31, 2012 and also includes $30,277 of interest related to HCCA’s capital leases.

Interest income is derived from money market interest on HCCA’s cash on hand. In 2012, interest income was $1,017, and there was no interest income in 2011.

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Income Taxes

HCCA owed no income tax for 2011 or 2012.

Adjusted EBITDA

HCCA defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization as well as stock-based compensation expense and one-time, non-recurring items.

HCCA reports Adjusted EBITDA because it is a measure used by management to evaluate HCCA’s operational results and because HCCA believes it will be helpful to stockholders to understand how management evaluates HCCA’s performance. This measure does not have any standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures used by other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with U.S. GAAP.

A reconciliation from net income to Adjusted EBITDA for the three months ended March 31, 2013 is as follows:

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2013
Net Income		$(381,279)	$(1,895,472)
+ Taxes		$-	$-
+ Interest		$9094	$407,807
+ Depreciation & Amortization		$51,428	$74,693
= EBITDA		$(320,747)	$(1,412,972)

+Stock-Based Compensation	$		$480,000

= Adjusted EBITDA		$(320,747)	$(932,972)

A reconciliation from net income to Adjusted EBITDA for the fiscal years ended December 31, 2011 and 2012 is as follows:

	2011	2012
Net Income	$(3,880,991)	$(3,345,511)
+ Taxes	$-	$-
+ Interest	$8,274	$635,336
+ Depreciation & Amortization	$64,236	$205,997
= EBITDA	$(3,808,481)	$(2,504,178)

+ Stock-Based Compensation	$-	$-

= Adjusted EBITDA	$(3,808,481)	$(2,504,178)

Liquidity and Capital Resources

HCCA’s sources of liquidity have historically primarily consisted of cash provided from operations as well as purchases of equity and debt securities of the company by investors.

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In connection with the Bridge Financing completed by HCCA in September 2012, HCCA issued 59.25 units, each unit consisting of 10,000 preferred shares and a promissory note with a face value of $100,000. At the time of the Merger, holders of all of the issued and outstanding shares of preferred stock of HCCA, by virtue of the Merger, had each of their shares of preferred stock of HCCA converted into the right to receive a proportional amount of 592,500 shares of Selway Series C common stock and warrants to purchase 296,250 shares of Selway Series C common stock. In accordance with the terms of the promissory notes issued in the Bridge Financing, at the time of the Merger, notes in the aggregate amount of $3,159,591.78 (including principal and interest accrued to date) were converted into 315,959 shares of Selway Series C common stock and notes in the aggregate principal amount of $3,025,000 were repaid in full.

At the completion of the Merger, HCCA received $4.9 million in cash, after expenses related to the transaction, including investment banking fees, legal and other costs. In connection with the Merger, on April 10, 2013, Selway entered into exchange agreements with 3 beneficial holders of greater than 5% of Selway’s Series A common stock. Pursuant to the exchange agreements, such holders converted an aggregate of 878,481 shares of Selway’s Series A common stock to Selway’s Series C common stock and received $3.53 per share of Series A common stock exchanged, or an aggregate of $3,101,037.93.

Subsequent to the closing of the Merger, on April 11, 2013, PCA and PCA Benefits, Inc. (together, the “Borrower”), the wholly-owned subsidiaries of HCCA, entered into a credit and security agreement, as amended, with a fund managed by Muneris Capital Group (“Muneris”) for a secured revolving credit facility with an initial aggregate credit limit of $2,000,000 (the “Muneris Facility”). The facility has a term of three years, through April 11, 2016, during which the loan proceeds are to be used solely for working capital. The Muneris may, at its discretion, increase the credit limit to $5,000,000, or increase the credit limit in increments of $250,000, up to a maximum facility limit of $25,000,000 after Muneris has conducted two consecutive on-site audits, the results of which are acceptable to Muneris. Interest is payable on a monthly basis, commencing May 1, 2013, at an annual rate of prime (as determined by Wells Fargo Bank of San Francisco) plus 1.75%. The interest rate will automatically reduce to prime plus 0.75% if: (i) the principal amount outstanding under the facility exceeds $7,500,000 and; (ii) the fixed charge coverage ratio (as defined in the agreement) is at least 3-to-1 as of the end of any two consecutive calendar months. The facility is guaranteed by HCCA and the agreement grants Muneris a first priority security interest in certain collateral, which includes the Borrower’s accounts receivable, bank deposit accounts and all personal property (other than intellectual property) and fixtures. The facility contains certain financial covenants, including the requirement to maintain: (i) a ratio of current assets to current liabilities of at least 2-to-1; (ii) from October 2013 to December 2013, the fixed charge coverage ratio existing as of the end of September 2013, and after December 2013, a fixed charge coverage ratio of at least 1.2-to-1; and (iii) a loan turnover rate of 25, as calculated by dividing: (A) 365 by (B) the result achieved by dividing: (i) the product of the aggregate of all accounts receivable collected during the relevant Test Period (generally defined as the last three calendar months then ended), multiplied by 4; by (ii) the outstanding principal balance of the credit facility as of the last business day of such Test Period. The agreement also includes customary negative covenants and financial reporting requirements, as well as certain customary events of default that would render all outstanding amounts under the agreement immediately due and payable, including but not limited to: (i) Borrower failing to pay amount amounts due within 2 business days of notice; (ii) Muneris ceasing to have a valid perfected first priority security interest in any material portion of the collateral; (iii) Borrower or HCCA, as guarantor, undergoing any change of control, including the occurrence of a merger or consolidation, a disposition of a substantial portion of Borrower’s assets, or Borrower’s inability to find a reasonably satisfactory replacement for a chief executive officer within 30 days of the current chief executive officer’s termination or resignation from such post.

On July 17, 2013, Selway obtained a $5,000,000 loan (the “PFG Loan”) from Partners for Growth III, LP (“PFG”) for a term of five years, with HCCA, PCA and PCA Benefits, Inc. serving as guarantors. Interest on the PFG Loan is payable on a monthly basis at an annual rate of prime (as quoted by the Wall Street Journal or other nationally recognized rate quoting service reasonably acceptable to Lender) plus 5.25% per annum, provided that the interest rate will automatically be reduced to prime plus 3.25% if our revenues and EBITDA for the six months ending December 31, 2013 exceed $35.5 million and $(3.1 million), respectively. The principal amount of the PFG Loan and all other accrued and unpaid monetary obligations under the loan and security agreement shall be repaid on July 17, 2018, unless earlier amortized, converted, or prepaid.

The agreement governing the PFG Loan contains certain financial covenants, including the requirement to: (i) maintain a cash and cash equivalents balance of at least $2 million from July 17, 2013 to January 31, 2014 and at least $3 million from February 1, 2014 to July 17, 2018; and (ii) limit our principal borrowings under the Muneris Facility at any given time to no more than $5 million, unless our EBITDA exceeds $0 in three consecutive months, upon which any increase in the amount of indebtedness under the Muneris Facility may not result in principal borrowings under the facility to exceed $25,000,000 without PFG’s consent. The agreement also includes customary negative covenants and financial reporting requirements, as well as certain customary events of default that would render all outstanding amounts under the agreement immediately due and payable, including but not limited to: (i) our failure to pay amounts due within 3 business days after the due date; (ii) PFG ceasing to have a valid perfected first priority security interest in any material portion of the collateral; (iii) we or any current subsidiary undergoing a change in the ownership of 35% or more of the voting power of its then outstanding securities; (iv) we or any current subsidiary acquiring or disposing of any assets, except as relates to certain permitted investments, including but not limited the incorporation of certain new subsidiaries, provided however that PFG may elect to add such new subsidiaries as guarantors for the PFG Loan.

Pursuant to the terms of agreement governing the PFG Loan, we issued a senior convertible note to PFG, in the amount of $5,000,000, representing the principal amount of the PFG Loan. All amounts owing under the Note are convertible, at PFG’s option, into Selway Series C common stock at an initial rate of $8.00 per share. The Note is also subject to mandatory conversion by us in the event that certain conditions are met. Additionally, as part of consideration for the PFG Loan, we issued to PFG and its designees warrants to purchase an aggregate of 220,000 shares of Series C common stock, for $7.50 per share, at any time on or prior to July 17, 2018. In order to include a provision in the loan and security agreement allowing us to prepay the PFG Loan, we issued to PFG and its designees an aggregate of 625,000 warrants that are not exercisable unless and until we choose to prepay the PFG Loan in full. These warrants will become exercisable, for $8.00 per share, only upon our optional prepayment of the loan in full, and will expire on July 17, 2018. Chardan Capital Markets LLC acted as the sole placement agent in connection with the PFG Loan.

For a more detailed description of the terms of the PFG Loan, please see our Current Report on Form 8-K dated July 23, 2013, which description is incorporated by reference herein.

Based on our current business plan and internal forecasts, we believe that our cash on hand will be sufficient to meet our working capital and operating cash requirements for the next twelve months. In the event that they do not, we may require additional funds in the future to support our working capital requirements or for other purposes and may seek to raise such additional funds through the sale of public or private equity, as well as from other sources.

Off-Balance Sheet Arrangements

HCCA has no off-balance sheet arrangements.

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Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Cash and cash equivalents:

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Loss per common share:

Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Warrant Liability

We account for the warrants issued in connection our initial public offering and the private placement in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that we classify the warrant instrument as a liability at its fair value and adjust the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

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PROPERTIES

HCCA’s principal business operations are conducted from a 15,000 square foot leased office facility located at 66 Ford Road, Suite 230, Denville, NJ, 07834. This lease expires in February 28, 2017. HCCA’s mail-order pharmacy is also located at HCCA’s headquarters in Denville, New Jersey. HCCA believes these properties are adequate for its current operations.

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MANAGEMENT

The following persons are our executive officers and directors, and hold the positions set forth opposite their respective names.

Name:	Age:	Ownership or Relationship:
Gary J. Sekulski	66	Chairman, President & Chief Executive Officer
Yoram Bibring	55	Chief Financial Officer
Ann F. Saskowitz	60	VP Service Operations and Director
John M. Phelps	60	VP Marketing and Strategic Planning
Ruth Ackerman	63	VP Administration
Scott Weeber	43	VP of Finance & Accounting and Treasurer
Thomas E. Durkin, III	59	Director
Mark Carlesimo	60	Vice President, General Counsel and Secretary
Edmundo Gonzalez	40	Director

Below is a summary of the business experience of each of the above-named executive officers and directors:

Gary Sekulski has been Selway’s Chairman, President and Chief Executive Officer and a director since April 10, 2013 and HCCA’s Chairman, President and CEO since 2008. He has served as president of Broadreach Medical Services from 2003 to 2007 and Gladstone Consulting Group from 1993 to 2000, and has held executive positions in Summit Health Administrators and Metropolitan Life Insurance Company. Gary had a significant role in developing many of the innovations currently used in the PBM industry, including being involved in creating the first card/mail-order prescription program while at MetLife. He holds a BS in Economics from Stony Brook University. Chapter 7 bankruptcy proceedings were initiated in New Jersey in May 2001 by Gladstone Consulting Group, Inc. and Gladstone Group Inc., companies affiliated with Mr. Sekulski, and were terminated in August 2007 and May 2012, respectively. A personal bankruptcy proceeding filed in New Jersey by Mr. Sekulski and his wife in January 2003 was discharged in March 2006.

Yoram Bibring has been Selway’s Chief Financial Officer since June 3, 2013. Prior to joining Selway, Mr. Bibring served at Fundtech Ltd, a global financial transactions software and service solutions company, as chief financial officer from September 2001 through May 2012, and as an outside consultant from May 2012 to December 2012. In his capacity as chief financial officer of Fundtech, Mr. Bibring also served as a director of various other subsidiaries of the Fundtech group. Prior to joining Fundtech, Mr. Bibring served from December 1998 until May 2001 as chief financial officer of ViryaNet Ltd., a provider of software solutions to the workforce management market located in Southborough, Massachusetts. From January 1990 until January 1998, Mr. Bibring was employed by Geotek Communications, a wireless communications service provider located in Montvale, New Jersey, where he served initially as chief financial officer and then as the president of its International Division. Mr. Bibring holds a BS in Accounting and Economics from Tel Aviv University and is a certified public accountant in the United States.

Ann Saskowitz has been Selway’s Vice President of Service Operations and a director since April 10, 2013 and has been HCCA’s Vice President of Service Operations and a director since 2010. She served as Director of Claim Policy Implementation at Horizon Blue Cross-Blue Shield of New Jersey from 1984 to 2009, in which capacity she developed and managed call center operations and led multi-million dollar business initiatives. She is also responsible for creating Horizon’s Claim Policy Implementation Department. She holds a BA in Journalism and American Studies from Seton Hall University.

John M. Phelps, Jr. has been Selway’s Vice President of Marketing and Strategic Planning since April 10, 2013 and has been HCCA’s Vice President of Marketing and Strategic Planning since 2010. He has held positions as an independent Benefits Consultant from 2005 to 2010 and as a Principal at Highview Planning from 1990 to 2005. Additionally, he served as Director of Account Executive Services at Horizon Blue Cross-Blue Shield from 1985 to 1989 and as a Consultant with Johnson & Higgins and Fred S. James from 1975 to 1984. He holds a BS in Economics from University of Pennsylvania.

Ruth Ackerman has been Selway’s Vice President of Administration since April 10, 2013 and has been HCCA’s Vice President of Administration since 2011. Previously, she created and managed the operations and service departments for health benefits broker agencies, which were divisions of major banks, including: Alliance Benefits Strategists from 2005 to 2010, and General Insurance Agency Marketplace at Bank of America from 1990 to 2005. She also worked at Madison Consulting Group from 1991 to 1998. Prior to those positions, she served as Director of Corporate Planning & Contract Development at Horizon Blue Cross-Blue Shield from 1980 to 1990. She holds a BA in English from Drew University. In January 2011, the U.S. Bankruptcy Court for the District of Massachusetts issued a final order discharging Ms. Ackerman and her husband of all debts accrued with respect to a Massachusetts inn formerly co-owned by the couple.

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Scott Weeber has been Selway’s Vice President of Finance and Accounting and Treasurer since April 10, 2013 and has been HCCA’s Vice President of Finance and Accounting since January 2013. He has held various accounting and finance positions during his career. He worked as an Accountant/Auditor at Pannell Kerr Forster PC from 1991 to 1995. He worked as a controller for U.S. Bronze Powders from 1996 to 1999. He held various managerial finance positions at Kraft Foods from 2000 to 2008 and at Novartis from 2010 to 2012. He holds a BS in Accounting from Rutgers University and is a CPA licensed in the state of New Jersey.

Mark Carlesimo has been Selway’s Vice President, General Counsel and Secretary since June 3, 2013. Mr. Carlesimo has more than three decades of experience in corporate law with several publicly traded companies and since January 2012 has acted as outside counsel to various small and mid-cap companies. Mr. Carlesimo previously served as Executive Vice President, General Counsel and Secretary of ground transportation company Velocity Express Corp. (OTC: VEXQ) from 2006 to 2011. From 1997 to 2006, he served as Vice President, General Counsel and Secretary of CD&L Inc., which later became a subsidiary of Velocity Express Corp. From 1983 to 1997, he also served as Vice President of Legal Affairs of Cunard Line Limited. Mr. Carlesimo received a B.A. in Economics from Fordham University in 1975 and received his law degree from Fordham University School of Law in 1979. He is a member of the bar of the states of New York and New Jersey.

Thomas E. Durkin, III has been a director of Selway since April 10, 2013 and has represented HCCA as counsel since November 2012. He served as Vice President, General Counsel and Secretary from April 10, 2013 until June 3, 2013. Mr. Durkin has been a partner to Durkin & Durkin LLP, a New Jersey based law firm, since 1978. Mr. Durkin was formerly president and director of American Technologies Group Inc. (OTC: ATGR), a structural steel fabrication company, from 2007 to 2012, and as a director of CD&L Inc., a same-day delivery services company, from 1999 until its sale to Velocity Express Corp. (OTC: VEXQ) in 2006. He also served as an executive vice-president and general counsel for Waste Services Inc. from 2001 to 2004 and area vice-president of corporate development and government affairs for Waste Management Inc. from 1997 to 2000. Mr. Durkin graduated from Fordham University in 1975 and graduated Cum Laude from Seton Hall University School of Law in 1978. Mr. Durkin also provides certain management and business consulting services outside of the practice of law. Mr. Durkin is a member of the bar of the states of New York and New Jersey.

Edmundo Gonzalez has been a director of Selway since inception and its Chief Financial Officer from inception until April 10, 2013. Mr. Gonzalez joined SCP Partners as a principal in 2007, and has worked on dozens of transactions with Yaron Eitan, Selway’s prior Chief Executive Officer, since that time, including investments in portfolio companies, acquisitions, mergers and sales. From May 2004 to September 2007, he served as Vice President of Sales and Marketing for Software Technology, Inc., an educational software company and portfolio company of SCP Partners. From October 1999 to April 2004, he held various positions including Chief Operating Officer at TestU, an online education company, which was sold to Software Technology, Inc. in 2004. Previously, Mr. Gonzalez served as a consultant at PricewaterhouseCoopers Management Consulting (now IBM Business Consulting) from September 1995 to September 1999, where he consulted to Fortune 500 clients in the media, telecom and publishing industries. Mr. Gonzalez graduated with a bachelor’s degree from Harvard University and received an M.B.A. from Columbia Business School.

Family Relationships

There are no family relationships between any of our directors and our executive officers.

Code of Ethics

On June 21, 2013, our board of directors adopted a code of ethics that applies to our directors, officers and employees are required to abide by the Company’s Code of Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. Our policies and procedures cover all major areas of professional conduct, including employee policies, conflicts of interest, protection of confidential information, and compliance with applicable laws and regulations. We will provide a copy of our code of ethics to any person, without charge, upon request. Requests for copies of our code of ethics should be sent in writing to Selway Capital Acquisition Corporation, 66 Ford Road, Suite 230, Denville, NJ, Tel: (973) 983-6300.

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EXECUTIVE COMPENSATION

The following table (the “Summary Compensation Table”) sets forth all compensation awarded to, earned by or paid to, during each of the HCCA’s last two completed fiscal years, HCCA’s principal executive officer and its two most highly compensated executive officers other than its principal executive officer who were serving as executive officers at the end of the 2012 fiscal year (collectively, the “Named Executive Officers”). Other than as described in this Offer, we do not have any supplemental executive retirement plans, change in control agreements or company perks (e.g., company cars, country club memberships, etc.).

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option- Based Awards ($)	Other ($)	Total ($)
Gary Sekulski	2012	360,000	0	0	0	0	360,000
Chief Executive Officer	2011	360,000	0	0	0	0	360,000

John Phelps	2012	172,000	0	0	0	0	172,000
Vice President of Marketing	2011	157,000	0	0	0	0	157,000

Ruth Ackerman	2012	110,000	0	0	0	0	110,000
Vice President of Administration	2011	63,000	0	0	0	0	63,000

(1)	Effective June 3, 2013, Yoram Bibring was appointed as Selway’s Chief Financial Officer. Mr. Bibring did not serve as an executive officer of the Company prior to such time. Pursuant to an employment agreement with Mr. Bibring dated May 9, 2013, as amended, Mr. Bibring is to receive an annual base salary of $250,000 for a three year term and a one-time signing bonus of $18,500. Mr. Bibring will also be eligible for a $100,000 annual bonus based on the terms and conditions of Selway’s bonus plan for senior management, of which 50% may, at Selway’s discretion, be paid in registered shares of Selway common stock. We have agreed to issue to Mr. Bibring an option to purchase up to 200,000 shares of common stock, at an exercise price equal to the fair market value of the shares on the date of grant, upon our implementation of a fully approved and legally compliant employee stock compensation program. These options will vest over a three year period in monthly increments beginning November 1, 2013; provided, however, that the options will vest immediately upon the sale or transfer of all or substantially all of Selway’s assets or the sale of more than 50% of the shares of Selway’s capital stock entitled to vote generally for the election of directors of Selway.

Narrative to Summary Compensation Table

In 2012, HCCA entered into employment agreements with the four executive officers listed in the table below. The employment agreements provide for an employment term through September 14, 2015, the base salary indicated below and increases in the base salaries in the event that the conditions specified in the table below are met. Each of the agreements provides that the employee is entitled to receive bonuses determined by HCCA’s Board of Directors based on the performance of the employee and HCCA. Each of the employees may be terminated for cause at any time. In the event that the employee is terminated without cause prior to the end of the employment term, the employee will be entitled to receive such employee’s base salary through the end of the employment term. In the event of the death of an employee during the employment term, the employee’s spouse or estate will be paid an amount equal to one year’s base salary.

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Name	Title	Base Salary ($)		Salary if specified conditions (1) are met ($)		Salary if specified conditions (2) are met ($)		Salary if specified conditions (3) are met ($)
Gary J. Sekulski	President and Chief Executive Officer	450,000		500,000		550,000		650,000
Ann F. Saskowitz	VP Service Operations	150,000	*	180,000	*	210,000	*	240,000	*
John M. Phelps	VP Marketing and Strategic Planning	180,000		210,000		240,000		270,000
Ruth Ackerman	VP Administration	150,000		180,000		210,000		240,000

*	On April 22, 2013, Ms. Saskowitz’s base salary was increased to $240,000 through the end of her employment term. All other terms under her employment agreement remain unchanged.

(1)	Company sales for January 1, 2013 – June 30, 2013 are equal to or in excess of $50 million.

(2)	Company sales for April 1, 2013 – March 31, 2014 are equal to or in excess of $150 million.

(3)	Company sales for April 1, 2014 – March 31, 2015 are equal to or in excess of $300 million.

HCCA did not have a stock option plan or a restricted stock program in 2011 and 2012. Key executives did not take bonuses during these years.

The key executives of HCCA are also significant shareholders. As owner-managers, the key executives believe that much of the reward for their talent and efforts will be through the appreciation of their shares, which they purchased in previous years and/or in the process of forming HCCA.

Compensation of Directors

As of December 31, 2012 there was no compensation to our directors over what they receive as employees of HCCA, if any. Compensation of any form including fees, stock awards or options to Edmundo Gonzalez is not contemplated post-closing of the Merger, although we expect to compensate newly appointed independent directors once they are appointed. We have not yet determined the compensation we will pay to our independent directors.

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DESCRIPTION OF SECURITIES

This Offer relates to the offer by the Company to purchase up to 839,965 Series B Shares at a price of $10.30 per share in cash, without interest.

Authorized Capital Stock

We have authorized 31,000,000 shares of capital stock, par value $0.0001 per share, of which 30,000,000 are shares of common stock and 1,000,000 are shares of “blank-check” preferred stock.

Common Stock

We are authorized to issue 30,000,000 shares of common stock, par value $0.0001, which shares may, but are not required to, be designated as part of one of three series, callable Series A Shares, callable Series B Shares and Series C Shares. Following our acquisition of HCCA, all Series A Shares were converted to Series B Shares or Series C Shares, and accordingly there are no Series A Shares outstanding. As of June 17, 2013, there are a total of 839,965 Series B Shares outstanding, and a total of 8,953,494 Series C Shares outstanding for an aggregate of 9,793,459 shares of common stock outstanding.

Rights applicable to all common stock

The following rights apply to each series of our common stock, regardless if such shares are designated as part of a series of common stock.

Except for such voting rights that may be given to one or more series of preferred shares issued by the board of directors pursuant to its blank check power (the ability to authorize shares of common stock with rights and privileges greater than outstanding securities, such as special voting rights and/or dividend preferences, without shareholder approval) granted by our Amended and Restated Certificate of Incorporation and Bylaws or required by law, holders of common stock will have exclusive voting rights for the election of our directors and all other matters requiring shareholder action. Holders of common stock will be entitled to one vote per share on matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of 50% plus one share of the shares voted for the election of directors can elect all of the directors. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

The callable Series B Shares and Series C Shares will be consolidated into one series of common stock upon the consummation of the post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be. Except for the termination of the right of the callable Series B Shares to be redeemed in connection with a post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be, for a pro rata portion of the trust account, the automatic consolidation of all series of common stock into one series of common stock will not affect the rights of holders of our common stock. The total number of shares outstanding will not change because the consolidation will be on a one for one basis of the then outstanding shares of each series of common stock. Following the automatic consolidation, only one series of common stock will be authorized by our Amended and Restated Certificate of Incorporation.

Our shareholders have no conversion, preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to the common stock, except that holders of callable Series B Shares have the right to have such shares redeemed for cash equal to their pro rata share of the trust account, plus any interest which has not been released to us, in connection with a post-acquisition transaction tender offer or post-acquisition automatic trust liquidation, as the case may be.

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Series C Shares

Each Series C Share has the same rights as our other outstanding series of common stock, except that, unlike the callable Series B Shares, the Series C Shares do not have the right to participate in a post-acquisition tender offer or post-acquisition automatic trust liquidation for a pro rata portion of the trust account. The Series C Shares will be automatically consolidated with the callable Series B Shares upon consummation of a post-acquisition tender offer or post-acquisition automatic trust liquidation.

Warrants

Redeemable warrants

Each redeemable warrant issued in the initial public offering (warrants to purchase a total of 2,000,000 shares of our common stock) and the former holder of HCCA’s preferred stock (warrants to purchase a total of 296,250 shares of our common stock) entitles the holder to purchase one share of common stock at a price of $7.50. The redeemable warrants will become exercisable upon the consolidation of each series of our common stock into one class of common stock after consummation of a post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be.

Holders of the redeemable warrants may elect to exercise them on a cashless basis by paying the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the redeemable warrants, multiplied by the difference between the exercise price of the redeemable warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of cashless exercise is delivered to the warrant agent. We would not receive additional proceeds to the extent the redeemable warrants are exercised on a cashless basis.

Redeemable warrants will only be exercisable by paying the exercise price in cash if an effective registration statement covering the common stock issuable upon exercise of the redeemable warrants is effective and a prospectus relating to the common stock issuable upon exercise of the redeemable warrants is available for use by the holders of the redeemable warrants. See “Risk Factors — You will not be able to exercise your redeemable warrants by paying the exercise price in cash if we do not have an effective registration statement and a prospectus in place when you desire to do so.”

The redeemable warrants will expire on November 7, 2016 or earlier upon redemption by us or our dissolution and the liquidation of the trust account in the event we do not consummate an acquisition transaction within the time allowed us. Once the redeemable warrants become exercisable, we may redeem the outstanding redeemable warrants:

•	in whole but not in part;

•	at a price of $0.01 per redeemable warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sale price of our common stock on the exchange on which our securities may be traded equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

We have established these redemption criteria to provide redeemable warrantholders with adequate notice of redemption only after the then-prevailing common stock price is substantially above the redeemable warrant exercise price, so that there is a buffer to absorb the market reaction, if any, to our election to redeem the redeemable warrants. If the foregoing conditions are satisfied and we issue notice of redemption of the redeemable warrants, each redeemable warrantholder will be entitled to exercise his, her or its redeemable warrants prior to the scheduled redemption date. However, there can be no assurance that the price of our common stock will continue to exceed the $17.50 per share redemption trigger price or the redeemable warrant exercise price of $7.50 per share after the redemption notice is issued.

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The right to exercise the redeemable warrants will be forfeited unless they are exercised before the redemption date specified on the notice of redemption. From and after the redemption date, the record holder of a redeemable warrant will have no further rights except to receive, upon surrender of the redeemable warrants, the redemption price.

The redeemable warrants will be issued in registered form under a redeemable warrant agreement between American Stock Transfer & Trust Company, LLC, as redeemable warrant agent, and us. You should review a copy of the redeemable warrant agreement, which has been filed as an exhibit to our registration statement on Form S-1 (File No. 333-172714) filed with the SEC on March 10, 2011, for a complete description of the terms and conditions applicable to the redeemable warrants.

The number of shares of common stock issuable on exercise of the redeemable warrants must be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, merger or consolidation. However, the number of shares of common stock issuable on exercise of the redeemable warrants will not be adjusted for issuances of common stock at a price below the redeemable warrant exercise price.

In addition, the number of shares of common stock issuable on exercise of the redeemable warrants must be increased pursuant to a formula in the event we make distributions of cash or property (other than our common stock) to our shareholders. The increase would be in proportion to the fair market value of the distribution to shareholders.

The redeemable warrants may be exercised upon surrender of the redeemable warrant certificate on or prior to the expiration date at the offices of the redeemable warrant agent, with the exercise form on the reverse side of the redeemable warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of redeemable warrants being exercised, or by electing to exercise cashlessly. Redeemable warrantholders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their redeemable warrants and receive shares of common stock. After the issuance of common stock upon exercise of the redeemable warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No redeemable warrants will be exercisable by paying the exercise price in cash unless at the time of exercise we have a registration statement under the Securities Act in effect covering the common stock issuable upon the exercise of the redeemable warrants and a current prospectus relating to those shares of common stock and they have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the redeemable warrants. Holders of the redeemable warrants are not entitled to net cash settlement and the redeemable warrants may only be settled by delivery of common stock and not cash. Under the redeemable warrant agreement, we have agreed to meet these conditions, to file a registration statement with the SEC for the registration of the common stock issuable upon exercise of the redeemable warrants, to use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the common stock issuable upon the exercise of the redeemable warrants until the redeemable warrants expire or are redeemed. However, we cannot assure you that we will be able to be able to do so. In addition, we are not required to cash settle the redeemable warrants in the event that our shareholders are unable to exercise them and they might expire worthless. The redeemable warrants may be deprived of any value and the market for the redeemable warrants may be limited if there is no registration statement in effect covering the common stock issuable upon the exercise of the redeemable warrants and the prospectus relating to the common stock issuable on the exercise of the redeemable warrants is not current or if the shares of common stock are not qualified or exempt from qualification of the jurisdictions in which the holders of the redeemable warrants reside.

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We are not required to issue fractional shares on the exercise of redeemable warrants. If more than one redeemable warrant is presented for exercise in full at the same time by the same holder, the number of full shares which are issuable upon the exercise thereof are to be computed on the basis of the aggregate number of shares of common stock purchasable on exercise of the redeemable warrants so presented. If any fractional shares would be issuable on the exercise of any redeemable warrants, we will round down to the nearest whole number.

Underwriters’ Unit Purchase Option

Concurrently with the closing of our initial public offering, we agreed to sell to Aegis Capital Corp., the representative of the underwriters of this offering, for $100, as additional compensation, an option to purchase up to a total of 100,000 units at $12.50 per unit. The underwriters’ option is exercisable at any time, in whole or in part, commencing on the later of the consolidation of each series of our common stock into one class of common stock after consummation of a post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be, or November 7, 2012, and expiring on the earlier of November 7, 2016 and the day immediately prior to the day on which we and all of our predecessors and successors have been dissolved. The units issuable upon exercise of this option are identical to those offered in our initial public offering.

Securities Issued in Connection with the Merger

Closing Payment Notes

As consideration for the Merger, holders of all of the issued and outstanding shares of common stock of HCCA immediately prior to the time of the Merger had each of their shares of common stock of HCCA converted into the right to receive; (i) a proportional amount of 5,200,000 shares of Selway common stock and promissory notes with an aggregate face value of $7,500,000, plus (ii) a proportional amount of up to 2,800,000 shares of Selway common stock, if any, issuable upon the combined company achieving certain consolidated gross revenue thresholds as more fully described below, plus (iii) the right to receive a proportional amount of the proceeds from the exercise of the Exchange Warrants being issued to Selway Capital Holdings, LLC, as more fully described below.

A portion of the Closing Payment (520,000 shares and promissory notes with an aggregate face value of $750,000) were placed in escrow for a period of 12 months following the Merger. If HCCA violated, misrepresented or breached any of its representations, warranties, and covenants, it agreed to indemnify Selway for up to 10% of the Closing Payment, payable in shares and notes. For purposes of the indemnification provisions of the Agreement, each share included in the Closing Payment is deemed to be worth $10.00, and the promissory notes will be deemed to be worth their face value.

The promissory notes included in the Closing Payment are non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The notes will be repaid from 18.75% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company.

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Management Incentive Notes

Certain members of HCCA’s management received promissory notes with an aggregate face value of $2,500,000, which notes are non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The Management Incentive Notes will be repaid from 6.25% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company. In the quarter ended June 30, 2013, HCCA expects to record a one-time expense, estimated at approximately $1.7 million, reflecting the estimated present value of the Management Incentive Notes at the time of the Merger.

Management Incentive Shares

In addition to the Management Incentive Notes, certain members of HCCA’s management received an aggregate of 1,500,000 shares of Selway common stock, which shares were placed in escrow and subject to release in three installments through June 30, 2015. Subsequently, certain members of HCCA management agreed to cancel an aggregate of 750,000 shares pursuant to rescission agreements entered into in June 2013. Of the remaining Management Incentive Shares outstanding, 400,000 shares have vested but remain in escrow until June 30, 2014 and 350,000 shares will vest on June 30, 2015 and will remain in escrow until June 30, 2015. In the quarter ended June 30, 2013, HCCA expects to record a one-time expense, estimated at approximately $2.9 million, reflecting the estimated market value of these shares at the time of the Merger.

Exchange Warrants

Pursuant to the terms of the Agreement, at the time of the Merger, the 2,333,333 placement warrants held by Selway’s founders were converted into the right to receive (i) 100,000 shares of Selway common stock, and (ii) warrants to purchase an aggregate of 1,000,000 shares of Selway common stock at an exercise price of $10.00 per share. The proceeds from the exercise of the Exchange Warrants will be paid: (i) 75% to the holders of all of the issued and outstanding shares of common stock of HCCA immediately prior to the time of the Merger; and (ii) 25% to certain members of HCCA management. The Exchange Warrants are only exercisable for cash, may not be exercised on a cashless basis, and must be exercised if the closing price for the combined company’s common stock exceeds $12.00 per share for 20 trading days in any 30-trading-day period.

Registration Rights

The holders of Selway’s founders’ shares, as well as the holders of the placement warrants (and underlying common stock), will be entitled to registration rights pursuant to agreements dated November 7, 2011. Additionally, Selway has agreed to register all shares included in the Closing Payment, the Earnout Payment Shares, the shares underlying the Exchange Warrants, and the Selway shares issued as compensation for the Bridge Financing completed by HCCA in September 2012, pursuant to the terms of a Registration Rights Agreement entered into at the closing of the Merger (all such securities issued in connection with the Merger, the “Merger Securities”). The holders of the majority of the Merger Securities are entitled to make up to two demands that Selway register such securities. The holders of the majority of Selway’s founders’ shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares are to be released from escrow. The holders of a majority of the placement warrants (or underlying securities) can elect to exercise these registration rights at any time after Selway consummates an acquisition transaction. The holders of the Merger Securities can elect to exercise these registration rights at any time commencing six months following the consummation of the Merger. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to Selway’s consummation of an acquisition transaction. Selway will bear the expenses incurred in connection with the filing of any such registration statements. In addition, holders who received shares as compensation for the Bridge Financing are entitled to liquidated damages in the event that a registration statement covering their shares is not effective by October 8, 2013 or ceases to be effective for more than 45 days in a 12-month period. Such damages would be assessed for each 30-day period that the registration statement is not effective, in the amount of 1.0% of the aggregate purchase price paid by each holder in the Bridge Financing, provided however, that total liquidated damages may not exceed 10% of the aggregate purchase price.

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Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management. The holders of our common stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the board. Our articles of incorporation allow our board of directors to issue additional shares of our common stock and new series of preferred stock without further approval of our stockholders. The existence of authorized but unissued shares of common stock and preferred could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company, LLC.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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THE OFFER

General

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 839,965 Series B Shares that are validly tendered in the Offer and not properly withdrawn in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.30 per share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $8,651,639.30 as further described below under the heading “Purchase Price.” The holders of Series C Shares issued prior to our IPO, which includes certain of our directors and their affiliates, have agreed not to tender any Series B Shares they may own in this Offer.

The Offer is not conditioned on any minimum number of Series B Shares being tendered in the Offer. The Offer is, however, subject to certain other conditions. See “The Offer — Conditions of the Offer.”

Only Series B Shares that are validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Series B Shares tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

Purchase Price

The Purchase Price is $10.30 per share. The Purchase Price has been calculated based on the requirement in our Certificate of Incorporation that requires that the redemption price payable per Share shall be equal to the amount held in the Trust Account as of the commencement of the tender offer, divided by the total number of outstanding Series B Shares sold as part of the units in our IPO. Under the terms of our Certificate of Incorporation and the agreement governing the Trust Account we are required to conduct the Offer in accordance with the terms of our Certificate of Incorporation, including the requirement related to the Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for Series B Shares from $10.30, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extension of the Offer; Termination; Amendment.”

No Proration

Under no circumstances will the number of Series B Shares tendered be prorated.

Purpose of the Offer

This Offer is being made pursuant to our organizational documents to provide our Series B stockholders with an opportunity to redeem their Series B Shares for a pro-rata portion of our Trust Account. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a stockholder in the assets or earnings and profits of the Company.

Our board of directors believed that the Merger with HCCA was in the best interest of Selway’s stockholders. If you tender your Series B Shares into the Offer, you will not be a stockholder of Selway after the Offer and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Series B Shares. However, you must make your own decision as to whether to tender your Series B Shares pursuant to the Offer and, if so, how many Series B Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Series B Shares with your broker, if any, or other financial advisor.

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Certain Effects of the Offer

Approximately $8,651,639.30 will be required to purchase Series B Shares in the Offer at the Purchase Price of $10.30 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Series B Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Offer. Series B Shares acquired pursuant to the Offer will be held as retired and cancelled.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Scheduled Expiration of Offer

The Offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, August 13, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated.

Procedures for Tendering Series B Shares

Valid Tender of Series B Shares

For a stockholder to make a valid tender of Series B Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Series B Shares you wish to tender, or confirmation of receipt of the Series B Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Shares, you must contact your broker or nominee to tender your Series B Shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge stockholders who hold Series B Shares through nominees to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Election to Participate in Offer

In the Letter of Transmittal holders of Series B Shares will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering stockholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

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Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•	the registered holder of the Series B Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Series B Shares) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Series B Shares are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Series B Shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Series B Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for Series B Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. Series B Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Series B Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

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The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Selway may enforce such agreement against the DTC participant.

Return of Unpurchased Series B Shares

If any tendered Series B Shares are not purchased pursuant to the Offer, or if less than all Series B Shares evidenced by a stockholder’s certificates are tendered, certificates representing the unpurchased Series B Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Series B Shares tendered by book-entry transfer at DTC, the Series B Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

Any tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

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A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering stockholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such stockholder is voluntarily participating in the Offer; (iii) the future value of the Series B Shares is unknown and cannot be predicted with certainty; (iv) such stockholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such stockholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering stockholder’s specific situation; (vi) any foreign exchange obligations triggered by such stockholder’s tender of Series B Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Series B Shares, such stockholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Series B Shares shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering stockholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Series B Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Series B Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Series B Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Series B Shares or waive any defect or irregularity in any tender with respect to any particular Series B Shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Series B Shares. None of Selway, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Series B Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Series B Shares has been lost, destroyed or stolen, the stockholder should complete the Letter of Transmittal, indicate the certificate(s) representing Series B Shares is lost and return it to the Depositary. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date namely 5:00 p.m. on Tuesday, August 13, 2013. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on Tuesday, August 13, 2013 if not accepted prior to such time. Except as this section otherwise provides, tenders of Series B Shares are irrevocable.

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For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Series B Shares to be withdrawn, the number of Series B Shares to be withdrawn and the name of the registered holder of the Series B Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Series B Shares in more than one group of Series B Shares, the stockholder may withdraw Series B Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Series B Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the stockholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Series B Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Series B Shares have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Series B Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any stockholder, whether we waive similar defects or irregularities in the case of other stockholders. None of Selway, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Series B Shares on our behalf. Such Series B Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Series B Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Series B Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 839,965 Series B Shares validity tendered in the Offer and not properly withdrawn on or before the Expiration Date. Under no circumstances will the number of Series B Shares tendered be prorated. The holders of Series C Shares issued prior to our IPO, which includes certain of our directors and their affiliates, have agreed not to tender any Series B Shares they own in this Offer.

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For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Series B Shares that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Series B Shares for payment pursuant to the Offer.

In all cases, payment for Series B Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Series B Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Series B Shares tendered be made unless the conditions to the Offer have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.

Selway will pay for Series B Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders.

Certificates for all Series B Shares tendered in the Offer and not purchased will be returned or, in the case of Series B Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering stockholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Series B Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Series B Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Series B Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge stockholders who hold Series B Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) any of the events described below has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer.

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If the tender offer is not completed by August 14, 2013, Selway will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B Shares, and the Series B Shares will be canceled.

We will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our stockholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our stockholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Selway to extend, terminate and/or modify the Offer, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Offer illegal or otherwise preventing or prohibiting consummation of the Offer; or

•	a material adverse effect with respect to Selway shall have occurred since the date of this Offer to Purchase.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above or reassert previously waived conditions, we may be required to extend the Expiration Date and circulate new disclosure to security holders. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Stockholders may challenge any determination that we make with respect to such matters.

You should evaluate current market quotes and trading volume for the Series B Shares, among other factors, before deciding whether or not to accept the Offer. See “Market Price Information” and “Risk Factors.”

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Source and Amount of Funds

Approximately $8,651,639.30 will be required to purchase Series B Shares in the Offer at the Purchase Price of $10.30 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Series B Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Offer. Series B Shares acquired pursuant to the Offer will be retired and cancelled.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

Pursuant to an agreement dated March 4, 2013 and in consideration for certain advisory services rendered, Chardan Capital Markets, LLC, an underwriter in our initial public offering, will receive 5% of the total amount of the securities issued in connection with the Merger. Each of the securities issued to Chardan Capital Markets, LLC will be identical to the respective securities issued in the Merger.

Holders of our shares of common stock issued prior to our initial public offering, including our officers and directors, have agreed not to participate in the Offer with respect to such shares. See “Description of Securities” and “Security Ownership of Certain Beneficial Owners and Management.” for a description of certain arrangements we have entered into relating to our securities.

Additionally, certain of our officers, directors and affiliates, namely Gary Sekulski, John Phelps, Ann F. Saskowitz, Ruth V. Ackerman, Scott Weeber and Selway Capital Holdings LLC are subject to a voting agreement dated April 10, 2013, pursuant to which, for a two year period following the Merger, the applicable holder will vote all shares then-owned in favor of those persons nominated to Selway’s board of directors by: (i) Mr. Sekulski, the representative of the stockholders of HCCA before the Merger, who will designate three persons, (ii) Edmundo Gonzalez, Selway’s representative, who will designate one person; and (iii) such board designees, who will unanimously designate three persons to be independent directors.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, other than as described above, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Series B Shares during the 60 days prior to July 26, 2013.

Certain Legal Matters; Regulatory Approvals

The Offer and the transaction contemplate by this Offer to Purchase are subject to the Tender Offer Rules under the Exchange Act.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Series B Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Series B Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Series B Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

69

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Series B Shares if we determine such extension is required by applicable law or regulations. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. Notwithstanding, if the tender offer is not completed by August 14, 2013, Selway will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B Shares, and the Series B Shares will be canceled.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Series B Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

70

Fees and Expenses

We have retained Advantage Proxy, LLC to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Selway for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Series B Shares pursuant to the Offer. Stockholders holding securities through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Series B Shares through the brokers, dealers and other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Series B Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Series B Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

71

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 26, 2013, certain information concerning the beneficial ownership of Selway common stock by: (i) each stockholder known by Selway to beneficially own 5% or more of Selway common stock outstanding; (ii) each director; (iii) each executive officer; and (iv) all of Selway’s executive officers and directors as a group, and their percentage ownership.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days of June 17, 2013. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Stockholder (1)	Number of shares beneficially owned	Percentage Ownership (2)
Directors and Executive Officers
Gary Sekulski (3)	1,381,900	14.1%
Yoram Bibring (4)	-	-
John Phelps (5)	282,893	2.9%
Ann F. Saskowitz (6)	192,900	2.0%
Ruth V. Ackerman (7)	53,600	*
Scott Weeber (8)	72,000	*
Mark Carlesimo	-	-
Thomas E. Durkin, III (9)	13,000	* %
Edmundo Gonzalez (10)	1,600,000	14.8%
Total Officers and Directors	3,596,293	36.7%
5% Stockholders
Selway Capital Holdings LLC (10)	1,600,000	14.8%
Andrew Intrater (10)	1,600,000	14.8%
Yaron Eitan (10)	1,600,000	14.8%
Doron Cohen (10)	1,600,000	14.8%
Jarret Fass (10)	1,600,000	14.8%
Yair Shamir (10)	1,600,000	14.8%

* Beneficially owns less than 1% of Selway’s common stock.

(1)	Unless otherwise indicated, the business address of each beneficial owner is 66 Ford Road, Suite 230, Denville, NJ 07834.

(2)	Percentages based on 9,793,459 Selway shares outstanding as of July 26, 2013, consisting of 839,965 shares of Series B Common Stock and 8,953,494 shares of Series C Common Stock.

(3)	Represents 1,381,900 Series C Shares beneficially owned by Mr. Sekulski. Includes 416,000 Series C Shares owned by the Gary Sekulski 2013 Grantor Trust and 185,900 Series C Shares owned by Morris Consulting, which entities Mr. Sekulski controls. An aggregate of 138,190 Series C Shares beneficially owned by Mr. Sekulski are subject to a share escrow agreement dated April 10, 2013 (the "Closing Payment Escrow Agreement"). Such shares will be held in escrow and are subject to cancellation until April 10, 2014 to cover certain indemnification obligations made by HCCA to Selway pursuant to the Agreement.

72

(4)	Selway has agreed to issue to Mr. Bibring an option to purchase up to 200,000 shares of common stock, at an exercise price equal to the fair market value of the shares on the date of grant, upon Selway’s implementation of a fully approved and legally compliant employee stock compensation program, Mr. Bibring has the right to receive options to purchase up to 200,000 shares of common stock at an exercise price of $7.50 per share. These options will vest over a three year period in monthly increments beginning November 1, 2013; provided, however, that the options will vest immediately upon the sale or transfer of all or substantially all of Selway’s assets or the sale of more than 50% of the shares of Selway’s capital stock entitled to vote generally for the election of directors of Selway.

(5)	Represents 282,893 Series C Shares beneficially owned by Mr. Phelps. Includes 65 Series C Shares owned by Mr. Phelps’s son. An aggregate of 18,290 Series C Shares beneficially owned by Mr. Phelps are being held in escrow and are subject to cancellation until April 10, 2014 pursuant to the terms of the Closing Payment Escrow Agreement. Also includes 100,000 Series C Shares that are subject to the terms of a management share escrow agreement dated April 10, 2013 (the “Management Share Escrow Agreement”), pursuant to which 100,000 shares will be held in escrow until June 30, 2015, unless earlier released in connection with an acquisition transaction.

(6)	Represents 192,900 Series C Shares beneficially owned by Ms. Saskowitz. Includes 4,290 Series C Shares beneficially owned by Ms. Saskowitz that are being held in escrow and are subject to cancellation until April 10, 2014 pursuant to the terms of the Closing Payment Escrow Agreement. Also includes 150,000 Series C Shares that are subject to the terms of the Management Share Escrow Agreement and are to be held in escrow until June 30, 2015, unless earlier released in connection with an acquisition transaction.

(7)	Represents 53,600 Series C Shares beneficially owned by Ms. Ackerman. Includes 2,860 Series C Shares beneficially owned by Ms. Ackerman that are being held in escrow and are subject to cancellation until April 10, 2014 pursuant to the terms of the Closing Payment Escrow Agreement. Also includes 25,000 Series C Shares that are subject to the terms of the Management Share Escrow Agreement and are to be held in escrow until June 30, 2015, unless earlier released in connection with an acquisition transaction.

(8)	Represents 72,000 Series C Shares beneficially owned by Mr. Weeber. Includes 1,950 Series C Shares beneficially owned by Mr. Weeber that are being held in escrow and are subject to cancellation until April 10, 2014 pursuant to the terms of the Closing Payment Escrow Agreement. Also includes 52,500 Series C Shares that are subject to the terms of the Management Share Escrow Agreement and are to be held in escrow until June 30, 2015, unless earlier released in connection with an acquisition transaction.

(9)	Represents 13,000 Series C Shares owned by Durkin & Durkin LLP, which Mr. Durkin controls, of which 1,300 shares are being held in escrow and are subject to cancellation until April 10, 2014 pursuant to the terms of the Closing Payment Escrow Agreement.

(10)	Consists of 600,000 Series C Shares and warrants to purchase 1,000,000 shares of common stock held of record by Selway Capital Holdings LLC. Messrs. Eitan, Gonzalez, Cohen, Fass and Shamir, together with Selway Capital LLC and CN-SCH, LLC, share voting and dispositive power over the founders’ shares owned by Selway Capital Holdings. Selway Capital LLC is controlled by Messrs. Eitan and Gonzalez. The business address of Selway Capital LLC is 900 Third Avenue, 19th Floor, New York, NY 10022. CNSCH, LLC is wholly-owned by Bounty Investments, LLC. Mr. Andrew Intrater is the Chief Executive Officer of each of CN-SCH, LLC and Bounty Investments, LLC. The business address of each of Mr. Intrater, CN-SCH, LLC and Bounty Investments, LLC is 900 Third Avenue, 19th Floor, New York, NY 10022. Mr. Intrater has voting and dispositive power over the founders’ shares attributable to CN-SCH, LLC and Bounty Investments, LLC.

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The shares beneficially owned by Gary Sekulski, John Phelps, Ann F. Saskowitz, Ruth V. Ackerman, Scott Weeber, Thomas E. Durkin, III and Selway Capital Holdings LLC are subject to a voting agreement dated April 10, 2013, pursuant to which, for a two year period following the Merger, the applicable holder will vote all shares then-owned in favor of those persons nominated to Selway’s board of directors by: (i) Mr. Sekulski, the representative of the stockholders of HCCA before the Merger, who will designate three persons, (ii) Edmundo Gonzalez, Selway’s representative, who will designate one person; and (iii) such board designees, who will unanimously designate three persons to be independent directors.

Selway is not aware of any arrangement that may, at a subsequent date, result in a change of control of the company.

74

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Selway or one of its subsidiaries may occasionally enter into transactions with certain “related parties.” Related parties include its executive officers, directors, nominees for directors, a beneficial owner of 5% or more of its common stock and immediate family members of these parties. Selway refers to transactions involving amounts in excess of $120,000 and in which the related party has a direct or indirect material interest as “related party transactions.”

Otis Fund, a company controlled by Victor Wexler, has a consulting agreement to provide marketing and sales services to HCCA. The contract expires on January 2, 2017. The annual fees related to these services are $360,000. The Otis Fund and Mr. Wexler’s wife collectively owned 5.1% of HCCA shares outstanding prior to the closing of the transactions contemplated by the Agreement.

EXPERTS

The consolidated balance sheets of HCCA and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2012 have been audited by Thomas J. Harris, Certified Public Accountant, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this Offer.

The balance sheets of Selway Capital Acquisition Corporation as of December 31, 2012 and 2011, and the related statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2012, for the period from January 12, 2011 (inception) to December 31, 2011 and for the cumulative period from January 12, 2011 (inception) to December 31, 2012 have been audited by McGladrey LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this Offer.

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FINANCIAL STATEMENTS

On May 9, 2013, we issued a Current Report on Form 8-K announcing that our Board of Directors of, after consultation with, and upon recommendation from, our management, concluded the previously issued audited financial statements for the years ended December 31, 2011 and 2012 for HCCA, which we recently acquired and which is currently the Selway’s subsidiary, should no longer be relied upon and that disclosure should be made, and action should be taken, to prevent future reliance on such financial statements. For a description of the basis for the Board’s determination, please see our Current Report on Form 8-K dated May 9, 2013, which description is incorporated by reference herein.

Our officers discussed the foregoing matters with HCCA’s independent registered public accounting firm during the period, Thomas J. Harris, Certified Public Accountant. The Board of Directors authorized and directed that our officers take the appropriate and necessary actions to amend and restate the Original 8-K, pursuant to which HCCA’s financial statements were filed with the SEC. The restated financial statements reflecting the foregoing corrections were filed on a Current Report on Form 8-K on May 16, 2013 and are included in this Offer letter below.

The restated financial statements also include certain reclassifications related to revenue and cost of sales for 2011 and 2012. HCCA previously disclosed in Forms 8-K filed on March 25, 2013 and on April 16, 2013 its practice of recognizing revenue from rebates as well as from its mail-order pharmacy business. HCCA has reclassified these figures as decreases to cost of sales, with the exception of co-pays from members who order from its mail-order facility. There is no impact on gross profit, nor is there an impact on operating expenses related to this reclassification. HCCA believes this classification for revenues and cost of sales represents the practice of some of its largest competitors, including Catamaran.

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AUDITED FINANCIAL STATEMENTS FOR HCCA FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2012	F-1

Report of Independent Registered Public Accounting Firm	F-2

Restated Consolidated Balance Sheet:
December 31, 2011 and 2012	F-3

Restated Consolidated Statements of Operations:
Year ended December 31, 2011 and 2012	F-4

Restated Consolidated Statement of Stockholders Equity
December 31, 2011 and 2012	F-5

Restated Consolidated Statements of Cash Flows:
Year ended December 31, 2011 and 2012	F-6

Restated Notes to Financial Statements:
December 31, 2012	F-7

AUDITED FINANCIAL STATEMENTS FOR SELWAY FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2012	F-17

Report of Independent Registered Public Accounting Firm	F-18

Balance Sheet:
December 31, 2011 and 2012	F-19

Statement of Operations:
January 12, 2011 (date of inception) to December 31, 2011 and 2012 and year ended December 31, 2012	F-20

Statement of Stockholder’s Equity
December 31, 2011 and 2012	F-21

Statement of Cash Flows:
January 12, 2011 (date of inception) to December 31, 2011 and 2012 and year ended December 31, 2012	F-22

Notes to Financial Statements:
December 31, 2012	F-23

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION	F-35

Pro Forma Condensed Combined Balance Sheet:
December 31, 2012	F-37

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet:
December 31, 2012	F-38

Pro Forma Condensed Combined Balance Sheet:
March 31, 2013	F-41

Notes to Pro Forma Condensed Combined Balance Sheet:
March 31, 2013	F-42

Pro Forma Condensed Combined Income Statement:
Quarter ended March 31, 2013	F-43

Notes to Pro Forma Condensed Combined Income Statement:
Quarter ended March 31, 2013	F-44

UNAUDITED FINANCIAL STATEMENTS FOR HCCA FOR THE THREE MONTHS ENDED MARCH 31, 2013	F-45

Consolidated Balance Sheet:
December 31, 2012 and March 31, 2013	F-46

Consolidated Statements of Operations:
Three months ended March 31, 2012 and 2013	F-47

Consolidated Statements of Cash Flows:
Three months ended March 31, 2012 and 2013	F-48

Notes to Financial Statements:
March 31, 2013	F-49

UNAUDITED FINANCIAL STATEMENTS FOR SELWAY FOR THE THREE MONTHS ENDED MARCH 31, 2013	F-58

Condensed Balance Sheet:
December 31, 2012 and March 31, 2013	F-59

Condensed Statement of Operations:
Three months ended March 31, 2012 and 2013 and January 12, 2011 (date of inception) to March 31, 2013	F-60

Condensed Statement of Cash Flows:
Three months ended March 31, 2012 and 2013 and January 12, 2011 (date of inception) to March 31, 2013	F-61

Notes to Condensed Financial Statements:
March 31, 2013	F-62

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

Restated Consolidated Balance Sheet:
December 31, 2011 and 2012	F-3

Restated Consolidated Statements of Operations:
Year ended December 31, 2011 and 2012	F-4

Restated Consolidated Statement of Stockholders Equity
December 31, 2011 and 2012	F-5

Restated Consolidated Statements of Cash Flows:
Year ended December 31, 2011 and 2012	F-6

Restated Notes to Financial Statements:
December 31, 2012	F-7

F-1

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA 98103
206.547.6050

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Healthcare Corporation of America & Subsidiaries

We have audited the accompanying balance sheets of Healthcare Corporation of America & Subsidiaries as of December 31, 2011(Restated) and December 31, 2012 (Restated) and the related restated statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2012 (Restated), and December 31, 2011 (Restated). Healthcare Corporation of America & Subsidiaries management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Corporation of America & Subsidiaries as of December 31, 2011(Restated) and 2012 (Restated), and the restated results of its operations and cash flows for the periods then ended in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 2 to the financial statements, the 2011 and 2012 financial statements have been restated to correct a misstatement.

/s/ Thomas J. Harris

Seattle, Washington

February 28, 2013

May 15, 2013 as to Note 2 and restatement

F-2

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES
Consolidated Balance Sheet
Audited

	Restated	Restated
	December 31,	December 31,
	2011	2012

ASSETS
Current assets:
Cash	$3,354,385	$1,791,089
Accounts receivable	451,180	572,637
Rebates receivable		1,323,474
Other receivable		40,867
Inventory	285,708	573,540
Prepaid Loan Fees		488,229
Total current assets	4,091,273	4,789,836

Property and equipment, net of accumulated depreciation, restated	824,284	1,114,055

Other assets:
Security deposits	66,131	66,131
Other	33,488	58,743
	99,619	124,874

Other Assets

Total Other Assets		—
Total assets	$5,015,176	$6,028,765

LIABILITIES
Current liabilities:
Accrued Compensation		$—
Accounts payable	$6,301,691	$4,520,223
Accrued expenses	207,100	453,057
Accrued taxes payable	6,391	11,071
Note payable		4,947,613
Reedemable preferred stock		458,800
Warrant liability		518,587
Current portion of long term debt	78,800	137,703
Total current liabilities	6,593,982	11,047,054
Long-term liabilities:
Convertible Notes Payable		—
Total long-term liabilities		—

Total current liabilities	6,593,982	11,047,054

Long term liabilities:
Deferred rent	48,296	64,133
Leases payable	439,953	399,382

Total long term liabilities	488,249	463,515

Total Liabilities	7,082,231	11,510,569

STOCKHOLDERS' DEFICIT
Common stock, no par value, 50,000,000 authorized,
37,879,809 and 40,000,009 shares issued and outstanding	3,525,294	3,556,056
Stock redemption		(100,000)
Accumulated deficit, restated	(5,592,349)	(8,937,860)
Total stockholders' equity	(2,067,055)	(5,481,804)
Total liabilities and stockholders equity	$5,015,176	$6,028,765

The accompanying notes are an integral part of these statements.

F-3

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES
Consolidated Statement of Operations
Audited

	Restated	Restated
	Year Ended	Year Ended
	December 31,	December 31,
	2011	2012

Sales	$24,928,065	$28,663,284

Cost of Sales	23,919,518	24,068,906

Gross Profit	1,008,547	4,594,378

General and administrative expenses:
Wages and taxes	1,795,693	3,166,830
Commissions	376,566	1,286,842
Advertising and marketing	12,196	78,466
Legal and professional	123,395	467,246
Computer and internet	35,735	13,649
Travel and entertainment	47,347	153,384
Insurance	105,104	626,456
Office and postage	55,721	184,365
Rent	217,499	182,455
Depreciation and amortization	64,236	205,997
Bad debts	1,931,310	695,833
Other office and miscellaneous	116,462	238,080
Total operating expenses	4,881,264	7,299,603
Income/(Loss) from operations	(3,872,717)	(2,705,225)

Other income (expense):
Interest income		1,017
Interest (expense)	(8,274)	(634,319)
Other (expense)		(6,984)
Income/(Loss) before taxes	(3,880,991)	(3,345,511)

Provision/(credit) for taxes on income	-	-
Net Income/(loss)	$(3,880,991)	$(3,345,511)

Basic earnings/(loss) per common share	$(0.10)	$(0.09)

Weighted average number of shares outstanding	37,879,809	38,939,909

The accompanying notes are an integral part of these statements.

F-4

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES
Consolidated Statement of Stockholders' Deficit
Audited

	Common stock		Stock	Accumulated
	Shares	Amount	Redemption	Deficit	Totals

Balance, December 31, 2010 (audited), restated	21,878,450	$1,529,060		$(1,711,358)	$(182,298)

Stock-based compensation	10,469,109	410,529			410,529

Common stock cancelled	(1,392,000)	(57,500)			(57,500)

Common stock issued	6,924,250	1,643,205			1,643,205

Net (loss) for the period				(3,880,991)	(3,880,991)

Balance, December 31, 2011 (audited), restated	37,879,809	3,525,294		(5,592,349)	(2,067,055)

Common and preferred shares issued	2,120,200	30,762			30,762

Stock redemption			(100,000)		(100,000)

Net (loss) for the period				(3,345,511)	(3,345,511)

Balance, December 31, 2012 (audited), restated	40,000,009	$3,556,056	$(100,000)	$(8,937,860)	$(5,481,804)

The accompanying notes are an integral part of these statements.

F-5

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES
Consolidated Statement of Cash Flows
Audited

	Restated	Restated
	December 31,	December 31,
	2011	2012

Cash flows from operating activities:
Net income (loss)	$(3,880,991)	$(3,345,511)

Adjustments to reconcile net (loss) to cash
provided (used) by operating activities:
Common stock issued for services	410,529
Depreciation and amortization, restated	64,236	205,997
Change in current assets and liabilities:
Accounts receivable	(439,069)	(121,457)
Rebates		(1,323,474)
Other receivables		(40,867)
Inventory	(284,419)	(287,832)
Prepaid expenses and other current assets	(45,349)	(513,484)
Other assets
Accounts payable and accrued expenses	5,915,286	(1,530,823)
Deferred rent, restated	56,402	16,478
Net cash flows from operating activities	1,796,625	(6,940,973)

Cash flows from investing activities:
Purchase of fixed assets, restated	(880,761)	(495,768)

Net cash flows from investing activities	(880,761)	(495,768)

Cash flows from financing activities:
Proceeds from sale of common stock	1,643,205	30,762
Proceeds from notes payable		4,947,613
Redeemable preferred stock		458,800
Warrants issued		518,587
Redemption of common stock	(57,500)	(100,000)
Proceeds/(payments) from capital leases, restated	510,647	17,683

Net cash flows from financing activities	2,096,352	5,873,445
Net cash flows	3,012,216	(1,563,296)

Cash and equivalents, beginning of period	342,169	3,354,385
Cash and equivalents, end of period	$3,354,385	$1,791,089

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS FOR:
Interest	$(8,274)	$(231,262)
Income taxes		$-

The accompanying notes are an integral part of these statements.

F-6

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

Note 1 - Summary of Significant Accounting Policies

     General Organization and Business

Healthcare Corporation of America (“HCCA”) and its subsidiaries, are New Jersey Corporations. The consolidated companies are primarily engaged in the health benefits industry which provides benefit management services and mail order pharmacy fulfillment. The subsidiaries are Prescription Corporation of America Benefits (“PCB”) and Prescription Corporation of America (“PCA”). HCCA was incorporated on February 26, 2008, PCB was incorporated on October 7, 2010, and PCA was incorporated on January 11, 2008.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Changes in classification of 2011 amounts have been made to conform to current presentations.

Basis of consolidated

The consolidated financial statements include the accounts of HCCA and its wholly-owned subsidiaries PCA and PCB, (collectively, the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents. For cash management purposes, the Company concentrates its cash holdings in multiple checking accounts at Chase Bank. The balances in these accounts may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation in case of bank failure. At December 31, 2012, the Company had $1,040,836 in excess of the insurance limit at this bank.

Property and Equipment

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from five to thirty-nine years.

Inventory

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis. The inventory consists of finished goods. Inventory at year end was $573,540.

F-7

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

Accounts receivable

Trade receivables are carried at original invoice amount. Accounts receivable are written off to bad debt expense using the direct write-off method. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

Revenue recognition

Benefit management services revenues are recognized over the period in which members are entitled to receive benefits. Mail order pharmacy fulfillment sales consist of amounts due from third party payors and member copayment.

Rebates received from the pharmaceutical manufacturers are recorded as reduction of cost of revenues and the portion of the rebate payable to customers is treated as reduction of revenue.

Stock-based compensation

The Company accounts for equity awards based on the fair value of the common stock at the date of issue. Expense is recognized upon vesting.

Fair value of financial instruments and derivative financial instruments

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

Federal income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Net Income Per Share of Common Stock

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not compute fully diluted earnings per share because they are antidilutive.

F-8

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

    Internal Website Development Costs

Under ASC350-50, Website Development Costs, costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred.  Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit.

    Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date.  The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

    Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed.  At the time of the completion of the offering, the costs are charged against the capital raised.  Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. During 2012, the Company incurred $689,264 in offering costs which were capitalized and amortized over the life of the loan.

    Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions.  As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Risk Concentration

The Company grants unsecured credit to its customers. The Company continuously monitors the payment performance of its customers to ensure collections and minimize losses. Management does not believe that significant credit risks exist at December 31, 2012. Management has determined that an allowance for doubtful accounts is not necessary at December 31, 2012 since no losses have been incurred to date.

Advertising

The Company expenses all costs of advertising as incurred. The advertising costs included in general and administrative expenses for the year ended December 31, 2011 and 2012 were $12,196 and $78,466, respectively

Note 2 – Restatement

The financial statements have been revised to correct an error in accounting for the Company’s sales, accounts receivable, cost of sales, accounts payable, capital leases, accrued rent and accrued taxes. In accordance with U.S. GAAP, the Company calculated and recognized adjustments accordingly.

F-9

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

The following table represents the effects of the restated statements as of December 31, 2011 and 2012.

	Restated	Original	Restated	Original
	12/31/2011	12/31/2011	12/31/2012	12/31/2012
Accounts receivable	$-		$572,637	$1,220,065

Rebates Receivable	$-	$-	$1,323,474	$1,638,000

Property and Equipment, net	$824,284	$338,631	$-	$-

Accounts payable	$6,301,691	$2,559,592	$4,520,223	$1,514,857

Leases payable	$510,647	$-	$-	$-

Deferred rent	$56,402	$-	$-	$-

Accrued taxes	$6,391	$-	$-	$-

Sales	$24,928,065	$28,226,088	$28,663,284	$38,401,140

Cost of Sales	$23,919,518	$25,406,749	$24,068,906	$31,650,232

General and Administrative expenses	$4,881,266	$2,876,835	$-	$-

Accumulated deficit	$(5,592,349)	$(1,762,462)	$(8,937,860)	$(4,970,540)

Note 3 – Commitments and Contingencies

Operating leases:

The Company leases office space in Denville, New Jersey and office equipment. The office lease requires the following minimum rental payments:

Minimum Rental Payments
Premise
2013	$202,140
2014	212,888
2015	207,733
2016	219,270
2017	36,630
Thereafter	-
$878,661

Rent expense for the period ended December 31, 2011 and 2012 was $217,499 and $182,455.

F-10

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

The Company also has a deferred rental agreement with their landlord. The Company has recorded deferred rent at December 31, 2011 of $56,402 and $72,888 on December 31, 2012. The deferral amortizes over the life of the lease that expires in February 2017.

Note 4 – Employment Agreements

In 2012, the Company entered into employment agreements with four of its senior officers. The agreements specify an aggregate guaranteed salaries of $930,000 each year of employment. The agreements allow the Company to terminate these individuals for cause. At December 31, 2012 the Company has four remaining agreements.

Note 5 – Litigation

During 2012, the Company filed suit against its past adjudicator of claims for overcharges, over payment on claims, errors and misclassifications, and rebates owed from drug manufacturers for over $5 million. The Company’s General Counsel has advised management that the outcome of this lawsuit is undeterminable, and as a result, the Company has not recorded any receivable and will record any revenue when and if received. The adjudicator of claims filed a counterclaim in the amount of $2.9 million for amounts it claims are owed to it by the Company

On August 14, 2012, the Company entered into a settlement with a shareholder to buy back 500,000 shares of common stock for $100,000. The settlement also called for the Company to pay $50,000 to the shareholder to settle claims against the company . As of December 31, 2012, the Company had not received the 500,000 shares of common stock but had paid the settlement. The Company received these shares in February 2013. A stock redemption was recorded on December 31, 2012 in the amount of $100,000.

Note 6 - Common Stock

During 2011, the Company issued 10,469,109 shares of common stock with a fair value range of $0.03 to $0.31 to its full-time employees and consultants in recognition of their efforts to assist and develop the Company. Stock-based compensation costs amounted to $410,529. These shares vested immediately and are freely tradable.

During 2012, the Company issued 2,120,200 shares of common stock with a fair value range of $0.01 to $0.31. These shares are freely tradable.

During 2012, the Company settled a suit with a shareholder to repurchase 500,000 shares of its common stock. These shares were recorded as a stock redemption for $100,000 and the shares were received in February 2013.

F-11

Note 7 – Property and Equipment

The Company values its investment in property and equipment at cost less accumulated depreciation.

Following is a detailed break-out of the Company’s property and equipment:

	2011	2012
Furniture and fixtures	$883,195	$1,374,126
Leasehold improvements	5,325	10,162

	888,520	1,384,288
Accumulated depreciation	(64,236)	(270,233)

Net property and equipment	$824,284	$1,114,055

The Company recorded depreciation expense of $64,236 and $205,997 for the years ended December 31, 2011 and 2012, respectively.

F-12

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

Note 8 – Long Term Debt – Leases

Long-term debt at December 31, 2012 is summarized as follows:

	Due within	Due after	Total
	One year	One Year	12/31/2012
Note payable in monthly installments
of $2,140 including 8% interest, secured
by equipment	$22,416	$123,592	$146,008

Note payable in monthly installments
of $1,712 including 8% interest, secured
by equipment	17,932	137,370	155,302

Note payable in monthly installments
of $1,117 including 12% interest, secured
by equipment	8,952	32,049	41,001

Note payable in monthly installments
of $1,764 including 12% interest, secured
by equipment	17,939	16,694	34,633

Note payable in monthly installments
of $1,672 including 12% interest, secured
by equipment	17,008	15,828	32,836

Note payable in monthly installments
of $764 including 7% interest, secured
by equipment	7,757	15,715	23,472

Note payable in monthly installments
of $1,383 including 6.2% interest, secured
by equipment	15,089	16,053	31,142

Note payable in monthly installments
of $212 including 7% interest, secured
by equipment	2,169	4,182	6,351

Note payable in monthly installments
of $1,159 including 6.9% interest, secured
by equipment	11,869	22,853	34,722

Note payable in monthly installments
of $763 including 6.9% interest, secured
by equipment	7,818	15,046	22,864

	$128,949	$399,382	$528,331

F-13

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

Future maturities of long term debt are as follows:

December 31, 2013	$123,819
December 31, 2014	85,531
December 31, 2015	46,700
December 31, 2016	68,810
December 31, 2017	74,522
$399,382

Note 9 - Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2011 and 2012, were as follows:

	Year Ended December 31,
	2011	2012

Current Tax Provision:
Federal-
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$1,319,537	$1,137,473
Change in valuation allowance	(1,319,537)	(1,137,473)

Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of December 31, 2011, and 2012, as follows:

	December 31,
	2011	2012

Loss carryforwards	$1,901,399	$3,038,872
Less - Valuation allowance	(1,901,399)	(3,038,872)

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2011, and 2012, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

F-14

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

As of December 31, 2011, and 2012, the Company had approximately $5,592,349 and $8,937,859, respectively, in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and will begin to expire in the year 2035.

Note 10 – Note Payable and Preferred Stock

On September 19, 2012, the Company entered into a bridge loan agreement that created debt of $5,925,000, which is shown on the Balance Sheet as Note Payable of $5,466,200, Warrant Liability of $518,587 and Redeemable Preferred Stock of $458,800. Additionally, warrants were attached to the note payable allowing the holders to purchase 296,250 shares of common stock of Selway Capital Acquisition Corporation (“Selway”). The warrants have a strike price of $15 per share and have a life of 4 years. The Company has valued these warrants at $1.7505 using the Black Scholes pricing method.

In the event that the merger does not take place the preferred stock is valued at zero or convertible to 3.7% of the outstanding common shares of HCA stock. As of December 31, 2012, there were 40,000,009 outstanding shares, 3.7% of which would be 1,480,000 shares. The last recorded transaction for sales of HCA common stock was in June 2012 at $0.31 per share. Due to a lack of marketability and liquidity, The Company has determined this to be a conservative value for the Redeemable Preferred Stock.

The Company incurred $689,264 in offering related costs which are being amortized over the life of the loan. The note payable will be converted into 592,500 of merging company common shares as part of the merger agreement dated January 25, 2013.

Note 11 – Prior Period Adjustment

During 2011, management determined that an error had been made in prior year consolidated financial statements. The Company recorded the issuance of common stock of 2,900,000 shares in 2011 erroneously. This error resulted in the understatement of common stock by $100,000 on the December 31, 2010 financials. The Company also adjusted the fair market value of shares issued to full-time employees and outside consultants in December 2010. This error resulted in an overstatement of common stock of $206,080. The net adjustment to correct the consolidated financial statements amounted to $106,080.

These adjustments corrected net loss for the year ended December 31, 2010 to $912,449 from $1,012,137.

Note 12 – Subsequent Events

On January 25, 2013, the Company signed a definitive merger agreement to merge the Company with and into Selway. Pursuant to the agreement, Selway agreed to acquire all of the issued and outstanding securities in exchange for 5,200,000 shares of stock and 1,185,000 shares in exchange for the outstanding preferred stock and note payable. On April 10, 2013, the transactions contemplated by the agreement closed.

The contract also has an earn out component that requires the Company to achieve certain financial goals. The determination shall be based on the combined company’s audited financial statements.

1.	1.4 million shares shall be issued if the combined company achieves consolidated revenue of at least $150 million for the 12 month period ending June 30, 2014.

2.	1.4 million shares shall be issued based if the combined company achieves consolidated revenue of at least $300 million for the 12 month period ending June 30, 2015.
a.	Should #1 not be achieved but #2 is achieved, the full 2.8 million shares will be issued.

3.	Cash Flow Note: Shareholders of record of HCCA prior to the merger shall receive a $10 million note from the company with the following provision. 25% of all free cash flow after the first $2 million of free cash flow based on audited financials will be distributed to those shareholders. The note has no expiration date.

F-15

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 RESTATED NOTES TO FINANCIAL STATEMENTS

December 31, 2012

4.	In the case of a sale of the combined company at a price per share of at least $15 per share, all shares will be issued immediately prior to the closing and the remaining balance due on the cash flow note will be paid immediately.

The foregoing targets are to be met on an all-or-nothing basis, and there shall be no partial awards.

In addition, at the time of the merger certain members of HCCA’s management received an aggregate of 1,500,000 shares of Selway common stock, which shares were fully vested but placed in escrow to be released in three equal installments of 500,000 shares on each September 30, 2013, June 30, 2014 and June 30, 2015. HCCA expects to record a one-time expense reflecting the estimated market value of these shares at the time of the merger.

F-16

SELWAY CAPITAL ACQUISITION CORPORATION

Page

Report of Independent Registered Public Accounting Firm— McGladrey LLP	F – 18

Balance Sheet	F – 19

Statement of Operations	F – 20

Statement of Stockholders’ Equity	F – 21

Statement of Cash Flows	F – 22

Notes to Financial Statements	F-23 – F-44

F-17

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Selway Capital Acquisition Corporation

We have audited the accompanying balance sheets of Selway Capital Acquisition Corporation as of December 31, 2012 and 2011 and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2012, for the period from January 12, 2011 (date of inception) to December 31, 2011 and for the cumulative period from January 12, 2011 (inception) to December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Selway Capital Acquisition Corporation as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012, for the period from January 12, 2011 (date of inception) to December 31, 2011 and for the cumulative period from January 12, 2011 (inception) to December 31, 2012 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company will face mandatory liquidation by May 14, 2013 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey LLP

McGladrey LLP

New York, NY

March 22, 2013

F-18

Selway Capital Acquisition Corporation
(a development stage company)
BALANCE SHEETS

ASSETS	December 31, 2012	December 31, 2011
Current assets
Cash	$5,036	$156,483
Interest Receivable	1,782	129
Prepaid Expenses	4,957	38,540
Total Current Assets	11,775	195,152

Investment held in trust	20,600,086	20,600,000
Due from underwriters	3,554	3,554
Total Assets	$20,615,415	$20,798,706

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$312,405	$165,079
Deferred underwriting compensation of which up to $300,000 may be paid to redeeming shareholders	400,000	400,000
Deferred legal fees related to the offering	100,000	100,000
Total Current Liabilities	812,405	665,079

Warrant liability	2,253,333	-

Total Liabilities	3,065,738	665,079

Common stock subject to possible redemption, 1,500,000 shares (at redemption value)	15,150,000	15,150,000

Stockholders' equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.0001 par value; 30,000,000 shares authorized; 2,500,000 shares (including up to 1,500,000 shares subject to possible redemption) issued and outstanding	250	250
Additional paid-in-capital	5,098,941	5,098,941
Deficit accumulated during development stage	(2,699,514)	(115,564)

Total stockholders' equity	2,399,677	4,983,627

Total liabilities and stockholders' equity	$20,615,415	$20,798,706

The accompanying notes are an integral part of these financial statements

F-19

Selway Capital Acquisition Corporation
(a development stage company)
STATEMENT OF OPERATIONS

	Year Ended December 31, 2012	January 12, 2011 (date of inception) to December 31, 2011	January 12, 2011 (date of inception) to December 31, 2012
Revenue	$-	$-	$-
General and administrative expenses	348,091	115,693	463,784

Loss from operations	(348,091)	(115,693)	(463,784)
Change in fair value of warrants	(2,253,333)	-	(2,253,333)
Interest and dividend income	17,474	129	17,603

Net loss attributable to common stockholder not subject to possible redemption	$(2,583,950)	$(115,564)	$(2,699,514)

Weighted average number of common shares outstanding, basic and diluted	2,500,000	834,972	1,684,902

Basic and diluted net loss per share	$(1.03)	$(0.14)	$(1.60)

The accompanying notes are an integral part of these financial statements

F-20

Selway Capital Acquisition Corporation
(a development stage company)
STATEMENT OF STOCKHOLDER'S EQUITY

	Common Stock		Additional	Deficit accumulated during	Total
	Shares	Amount $.0001 par	paid-in capital	development stage	stockholders' equity

Sale of shares of common stock issued to initial stockholder on February 23, 2011 at $0.05 per share	500,000	50	$24,950	$-	$25,000
Sale of 2,000,000 units, net of underwriters' discount and offering expenses (including 1,500,000 shares subject to possible redemption) on November 14th, 2011 at $10.00 per unit	2,000,000	200	18,473,891		18,474,091
Net proceeds subject to possible redemption of 1,500,000 shares	-	-	(15,150,000)		(15,150,000)
Sale of private placement warrants	-	-	1,750,000		1,750,000
Sale of underwriters unit purchase option			100		100
Net loss for the period	-	-	-	(115,564)	(115,564)

Balance at December 31, 2011	2,500,000	$250	$5,098,941	$(115,564)	$4,983,627

Net loss for the year
	-	-	-	(2,583,950)	(2,583,950)
Balance at December 31, 2012	2,500,000	$250	$5,098,941	$(2,699,514)	$2,399,677

The accompanying notes are an integral part of these financial statements

F-21

Selway Capital Acquisition Corporation
(a development stage company)
STATEMENT OF CASH FLOWS

Cash Flows from Operating Activities	For the Year Ended December 31, 2012	January 12, 2011 (date of inception) to December 31, 2011	January 12, 2011 (date of inception) to December 31, 2012
Net Loss	$(2,583,950)	$(115,564)	$(2,699,514)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in fair value of warrant liability	2,253,333	-	2,253,333
Changes in operating assets and liabilities:
Increase in interest receivable	(1,653)	(129)	(1,782)
Increase in interest earned on investments held in trust, net of $15,735 in 2012 withdrawn from trust account	(86)	-	(86)
Increase in receivables due from underwriters	-	(3,554)	(3,554)
Decrease (increase) in prepaid expenses	33,583	(38,540)	(4,957)
Increase in accounts payable and accrued expenses	175,291	108,321	283,612

Net cash used in operating activities	(123,482)	(49,466)	(172,948)

Cash Flows from Investing Activities
Investments held in trust	-	(20,600,000)	(20,600,000)

Cash Flows from Financing Activities
Proceeds from note payable, stockholder	-	160,500	160,500
Repayment of note payable, stockholder	-	(160,500)	(160,500)
Proceeds from note payable, related party	-	50,000	50,000
Repayment of note payable, related party	-	(50,000)	(50,000)
Proceeds from issuance of stock to initial stockholder	-	25,000	25,000
Proceeds from public offering	-	20,000,000	20,000,000
Proceeds from issuance of warrants	-	1,750,000	1,750,000
Proceeds from underwriters unit purchase option	-	100	100
Payment of offering costs	(27,965)	(969,151)	(997,116)

Net cash (used in) provided by financing activities	$(27,965)	$20,805,949	$20,777,984

Net (decrease) increase in cash	(151,447)	156,483	5,036

Cash at beginning of the period	156,483	-	-

Cash at the end of the period	$5,036	$156,483	$5,036

Supplemental Disclosure of Non-Cash Financing Activities:
Deferred underwriter's compensation	$-	$400,000	$400,000
Deferred legal fees related to the offering	$-	$100,000	$100,000
Accrual of offering costs	$-	$56,758	$28,792

The accompanying notes are an integral part of these financial statements

F-22

Selway Capital Acquisition Corporation
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

NOTE A — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Selway Capital Acquisition Corporation (a corporation in the development stage) (“the Company”) was incorporated in Delaware on January 12, 2011. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets that the Company has not yet identified (“Business Transaction”). The Company has neither engaged in any business operations nor generated any revenue to date. The Company is considered to be in the development stage as defined in FASB Accounting Standard Codification, or ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies.

F-23

NOTE B — OFFERING AND BUSINESS OPERATIONS

The registration statement for the Company's initial public offering (the “Offering”) was declared effective November 7, 2011 (the “Effective Date”). The Company consummated the Offering on November 14, 2011 and received gross proceeds of $20,000,000 as well as $1,750,000 from the sale of warrants to Selway Capital Holdings LLC, an affiliate of the Company’s officers and directors, on a private placement basis (see Note F). The Company offered 2,000,000 units at $10.00 per unit (“Units”). Each Unit consists of one callable Series A Share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.50 commencing on the later of (a) one year from the date of the prospectus for the Offering and (b) 30 days after the completion of a Business Transaction, and will expire five years from the date of the prospectus for the Offering. The Warrants will be redeemable by the Company at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the Company’s common stock is at least $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. In no event will the Warrants be redeemable for cash at a price greater than $0.01 per Warrant.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Transaction. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Transaction. An amount equal to approximately 103% of the gross proceeds of the Offering are held in a trust account (“Trust Account”) and invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”) with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act, until the earlier of (i) the consummation of a Business Transaction or (ii) the distribution of the Trust Account as described below.

The Company, after signing a definitive agreement for the acquisition of one or more target businesses may elect not to submit the transaction for stockholder approval. If no stockholder approval is sought, the Company will proceed with a Business Transaction if it is approved by its board of directors and less than 75.0% of the public stockholders exercise their redemption rights. Only in the event that the Company seeks stockholder approval in connection with its Business Transaction, the Company will proceed with a Business Transaction only if a majority of the outstanding shares of common stock voted (calculated as of the close of business on the date set forth in the relevant proxy materials as the last date on which stockholders may vote their shares of common stock) are voted in favor of the Business Transaction. However, the Company’s sponsor’s, officers’, directors’ or their affiliates’ participation in privately-negotiated transactions (as described in our prospectus and solely in the event the Company seeks stockholder approval), if any, could result in the approval of a Business Transaction even if a majority of our public stockholders indicate their intention to vote against, such Business Transaction. In connection with such a vote, if a Business Transaction is approved and consummated, stockholders may elect to redeem their shares of common stock for a pro-rata portion of the Trust Account. These shares of common stock were classified as temporary equity upon the completion of the Offering, in accordance with FASB ASC 480-10. Selway Capital Holdings, LLC (the “sponsor”) has agreed, in the event the Company seeks stockholder approval of a Business Transaction, to vote its initial shares in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for such purpose. The sponsor and the Company’s officers and directors have also agreed to vote shares of common stock acquired by them in the Offering or in the aftermarket in favor of a Business Transaction submitted to the Company’s stockholders for approval.

The Company’s sponsor, officers and directors have agreed that the Company will only have 18 months from the consummation of the Offering (such period commencing on November 14, 2011) to consummate its Business Transaction. If the Company does not consummate a Business Transaction within such 18 month period, it shall (i) cease all operations except for the purposes of winding up; (ii) redeem 100% of its public shares of common stock for a per share pro rata portion of the trust account, net of any taxes payable on interest earned thereon (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of its net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. This 18-month period expires May 14, 2013. The Company may not be able to consummate a Business Transaction before this date, which raises a substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments as a result of this uncertainty.

F-24

The sponsor has waived its right to participate in any redemption with respect to its initial shares. However, if the sponsor or any of the Company’s officers, directors or affiliates acquires shares of common stock in or after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s dissolution and liquidation in the event the Company does not consummate a Business Transaction within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering.

Immediately prior to the Offering, the sponsor purchased, in a private placement, 2,333,333 warrants prior to the Offering at a price of $0.75 per warrant (a purchase price of $1,750,000) from the Company. The sponsor agreed that the warrants purchased by it will not be sold or transferred until 30 days following consummation of a Business Transaction, subject to certain limited exceptions. If the Company does not complete a Business Transaction, then the proceeds will be part of the liquidating distribution to the public stockholders and the warrants issued to the sponsor will expire worthless. As described above, the fair value of the warrants are being recorded as a liability at their fair market value at each period. The difference between the fair value of the warrants and the purchase price paid by the sponsor was recorded as a contribution to capital.

At the Offering, the Company entered into a Services Agreement with Selway Capital LLC, which is an affiliate of the sponsor, for a monthly fee beginning November 14, 2011, for up to 6 months, of $5,000 for office space, secretarial, and administrative services. Since we had not completed a Business Transaction by May 14, 2012, Selway Capital LLC has agreed to provide such services free of charge until we complete a Business Transaction or are forced to liquidate. This agreement will expire upon the earlier of the distribution or liquidation of the Trust Account to the Company’s then-public stockholders or 18 months from the consummation of the Offering (such period commencing on November 14, 2011).

The sponsor is entitled to registration rights pursuant to a registration rights agreement signed on the date of the prospectus for the Offering. The sponsor is entitled to demand registration rights and certain “piggy-back” registration rights with respect to its shares of common stock, the warrants and the common stock underlying the warrants, commencing on the date such common stock or warrants are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The Company paid the underwriters a 2.5% underwriting discount in connection with the offering. The following additional contingent fees may become payable: (A) a contingent fee equal to 2.0% of the aggregate Offering amount, payable to the underwriters, provided, however, that the underwriters will not receive the deferred underwriting discount with respect to those units as to which the component shares have been redeemed for cash in connection with a Business Transaction, and (B) at the closing date of any sale, 5% of the gross proceeds from the sale of any shares of the Company's common stock that are issued prior to or in conjunction with the Business Transaction in the event that such sale is attributable to services rendered by Aegis Capital Corp. (“Aegis”), the representative of the underwriters of the Offering.

Additionally, the Company sold to Aegis, for $100, as additional compensation, an option to purchase up to a total of 100,000 units at $12.50 per unit. The Company estimated based upon a Black- Scholes model, that the fair value of the option on the date of sale would be approximately $449,000 using an expected life of five years, volatility of 59.5%, and a risk-free interest rate of 0.91%. However, because the units do not have a trading history, the volatility assumption was based on information currently available to the Company. The Company believed the volatility estimate calculated was a reasonable benchmark to use in estimating the expected volatility of the units. The volatility calculation was based on the most recent trading day average volatility of publicly traded companies in the technology, defense and security, telecommunications and small-cap sectors. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Transaction within the prescribed time period and automatically dissolves and subsequently liquidates the trust account, the option will become worthless. The underwriters’ option is exercisable at any time, in whole or in part, commencing on the later of the consolidation of each series of our common stock into one class of common stock after consummation of a Business Transaction, post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be, or one year from the date of the prospectus for the Offering and expiring on the earlier of five years from the date of the prospectus for the Offering or the day immediately prior to the day on which the Company and all of its predecessors and successors have been dissolved. The units issuable upon exercise of this option are identical to the Units in the Offering.

F-25

The Company effected a 1-for-1.090909 reverse stock split of all the outstanding shares of common stock on October 24, 2011 and a 1 for 1.375 reverse stock split of all the outstanding shares of common stock on November 3, 2011. Accordingly, all common share and per common share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect these reverse stock splits.

NOTE C—INVESTMENT HELD IN TRUST

Subsequent to the IPO, an amount of $20,600,000 (including $400,000 of deferred underwriters fees) was deposited in the Trust Account held with the Company’s stock transfer agent, American Stock Transfer, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less until the earlier of (i) the consummation of a Business Transaction or (ii) liquidation of the Company. The United States government securities reside in an account at Wells Fargo Bank, while the cash amount resides in a JP Morgan Chase cash account.

As of December 31, 2012, investment securities in the Company’s Trust Account had a carrying value of $20,600,086 made up of $20,599,570 (excluding accrued interest) in Treasury Bills and $516 in cash. The Treasury Bills have a maturity value of $20,604,000 and mature on February 21, 2013. During the twelve month period ended December 31, 2012, the Company withdrew from the trust account $15,735 of interest earned on the investments held in trust in accordance with the trust agreement. As of December 31, 2011, investment securities in the Company’s Trust Account had a carrying value of $20,600,000 made up of $20,584,734 (excluding accrued interest) in Treasury Bills and $15,263 in cash. During the period November 14, 2011 (date of IPO) to December 31, 2011, the Company did not withdraw from the trust account any interest earned on the investments held in trust. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, excluding accrued interest income, gross unrealized holding gains and fair value of held to maturity securities at December 31, 2012 and 2011 were as follows:

	Carrying Amount	Gross Unrealized Holding Gains / (Loss)	Fair Value
U.S. Treasury Securities Held-to-maturity:
As of December 31, 2012	$20,599,570	$3,564	$20,603,135
As of December 31, 2011	$20,584,737	$(46)	$20,584,691

The company has accreted a portion of the discount on these Securities and recognized $1,782 of related interest income. Such amount is included in interest receivable on the accompanying December 31, 2012 balance sheet bringing the amortized cost basis to $20,601,352.

NOTE D — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities.” At December 31, 2012, the Company had not commenced any operations nor generated revenue to date. All activity through December 31, 2012, relates to the Company’s formation, the Offering as well as the beginning efforts to identify a prospective target business. The Company will not generate any operating revenues until after completion of a Business Transaction, at the earliest. The Company does generate non-operating income in the form of interest income on the designated Trust Account.

F-26

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The effect of the 2,000,000 outstanding warrants issued in connection with the Offering, the 2,333,333 outstanding warrants issued in connection with the private placement and the 100,000 units (and underlying shares and warrants) issued in connection with the underwriters’ purchase option have not been considered in diluted loss per share calculations since the effect of such securities would be anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Warrant liability

The Company accounts for the warrants issued in connection with the Offering and the private placement in accordance with the guidance on Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which provides that the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations.

Fair value of financial instruments

Under FASB ASC 820, “Fair Value Measurements and Disclosures,” we are required to record certain financial assets and liabilities at fair value and may choose to record other financial assets and financial liabilities at fair value as well. Also under U.S. GAAP, we are required to record nonfinancial assets and liabilities at fair value due to events that may or may not recur in the future, such as an impairment event. When we are required to record such assets and liabilities at fair value, that fair value is estimated using an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. That fair value is determined based on significant inputs contained in a fair value hierarchy as follows:

Level 1	Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2012 and 2011, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

Description	December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$20,603,135	$20,603,135	$-	$-
Liabilities:
Warrant Liability	$2,253,333	$-	$2,253,333	$-

Description	December 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$20,584,691	$20,584,691	$-	$-

Warrant Liability: The fair value of the derivate warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2). The fair value at December 31, 2011 was not considered significant.

United States Treasury Securities: The Company used Level 1 inputs to value the U.S. Treasury securities in our trust account for disclosure purposes.

We have other non-derivative financial instruments, such as cash, a note receivable, pre-paid expenses, accounts payable, and accrued expenses whose carrying amounts approximate fair value.

Concentration of credit risk

At December 31, 2012, financial instruments that potentially expose the Company to credit risk consist of cash and cash held in Trust Account. The Company maintains its cash balances in various financial institutions. The Company maintains cash in accounts which, at times, exceeds insurance limits. The Company has not experienced any losses in connection with these accounts.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

F-27

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income tax

The Company complies with FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The Company complies with the provisions of Financial Accounting Standards Board Accounting Standard Codification or FASB ASC 740-10-25 which establishes recognition requirements for the accounting for income taxes. The section prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2012. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2012. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s income tax returns for the year ended December 31, 2011 are subject to examination by federal, state and local tax authorities.

NOTE E — RELATED PARTY TRANSACTIONS

The Company issued notes to Selway Capital LLC amounting to $50,000 in January and February 2011. These amounts were repaid in February 2011. The Company issued a $70,000 unsecured promissory note to the sponsor on February 23, 2011. The note was non-interest bearing and was payable on the earlier of February 22, 2012 or the consummation of the Offering. The Company issued other unsecured promissory notes to the sponsor for $25,000, $4,000, $10,500, $5,500, $25,000, $15,000, and $5,500 on May 18, 2011, June 8, 2011, June 14, 2011, June 30, 2011, July 25, 2011, and September 26, 2011, and October 14, 2011, respectively. Each was due one year from the issue date or upon completion of the Offering. Due to the short-term nature of the notes, the fair value of the notes approximates their carrying amount. All these notes were paid in full upon the closing of the Offering.

On February 23, 2011, the Company issued to its sponsor (i) 575,000 shares of restricted common stock (75,000 of which were forfeited on December 20, 2011 because the underwriters’ over-allotment option was not exercised), for an aggregate amount of $25,000 in cash. All common share amounts and per common share amounts have been retroactively adjusted, where applicable, to reflect the forfeiture of the overallotment. The purchase price for each share of common stock was approximately $0.05 per share, as adjusted for forfeiture. The sponsor has agreed that the shares of common stock purchased by it prior to consummation of the Offering will not be sold or transferred until 12 months following consummation of a Business Transaction, subject to certain limited exceptions.

As mentioned in Note B above, the Company paid Selway Capital LLC a total of $5,000 per month for office space, administrative services and secretarial support for a 6 month period beginning November 14, 2011 and ending May 14, 2012. Since we had not completed a Business Transaction by May 14, 2012, Selway Capital LLC has agreed to provide such services free of charge until we complete a Business Transaction or are forced to liquidate.

F-28

NOTE F—COMMON STOCK AND WARRANTS

The Company effected a 1-for-1.090909 reverse stock split of all the outstanding shares of common stock on October 24, 2011 and a 1 for 1.375 reverse stock split of all the outstanding shares of common stock on November 3, 2011. Accordingly, all common share and per common share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect these reverse stock splits.

The Company's Amended and Restated Certificate of Incorporation has designated out of the Company's common stock as Series A, Series B and Series C shares. All outstanding shares prior to the Offering were designated Series C shares as further described below. On November 14, 2011, investors purchased 2,000,000 Units in the Offering, with each Unit consisting of one callable Series A share and one redeemable warrant to purchase one share of common stock. Effective February 6, 2012, investors in the Units became eligible to split the Unit into its component parts.

The Company’s callable Series A Shares have the same rights as the other series of common stock, except that holders of such callable Series A Shares are entitled to redeem all or a portion of such callable Series A Shares in connection with the Company’s initial Business Transaction and are entitled to share ratably in the trust account, including the deferred underwriting discounts and commissions and accrued but undistributed interest, net of (i) taxes payable, (ii) interest income earned on the trust account (approximately $10.30 per share) and (iii) a pro rata share of the trust account released to the Company for each callable Series A Share converted to a Series C Share upon completion of a Business Transaction, plus any remaining net assets, if the Company dissolves and liquidates the trust account prior to a Business Transaction. The callable Series A Shares will be automatically consolidated with all other classes of the Company’s common stock upon consummation of the Company’s Business Transaction or post-acquisition tender offer or will be automatically converted into the right to receive a pro rata share of the trust account upon completion of the post-acquisition automatic trust liquidation, as the case may be. There were no callable series B shares outstanding as of date of these financial statements.

The Company’s callable Series B Shares are identical to the callable Series A Shares, except that the callable Series B Shares have the right to participate in a post-acquisition tender or post-acquisition automatic trust liquidation. If the Company elects to grant its public stockholders their redemption rights by means of a post-acquisition tender offer or post-acquisition automatic trust liquidation, then each outstanding callable Series A Share will automatically be converted into a callable Series B Share immediately following consummation of the Business Transaction. Public stockholders who hold callable Series B Shares will be entitled to participate in the post-acquisition tender offer by tendering their callable Series B Shares in accordance with the instructions included in the Schedule TO and related tender offer documents to be filed with the SEC. The callable Series B Shares will be automatically consolidated with all other classes of the Company’s common stock upon consummation of our post-acquisition tender offer or will be automatically converted into the right to receive a pro rata share of the trust account upon completion of the post-acquisition automatic trust liquidation, as the case may be.

The Company’s Series C Shares are identical to the callable Series B Shares, except that the Series C Shares do not have the right to redeem all or a portion of such Series C Shares in connection with the Business Transaction or to participate in a post-acquisition tender offer or post-acquisition automatic trust liquidation. If the Company elects to grant the Company’s public stockholders their redemption rights by means of a post-acquisition tender offer or post-acquisition automatic trust liquidation, the Company must seek that certain significant stockholders (holders of 5% or more of the public shares who are also accredited investors) elect to convert all of their callable Series A Shares into Series C Shares immediately prior to consummation of the Business Transaction. Regardless of the requirements of the Company’s target business, in no event would the Company be able to seek conversions of less than the amount necessary to maintain the 75.0% threshold. The exchange ratio of callable Series A Shares for Series C Shares may be at a one-for-one basis, or at other exchange ratios to be negotiated with the individual stockholders, which means that such stockholders may receive a proportionally greater number of shares than other stockholders would receive in the post-acquisition company. No consideration will be paid to stockholders who elect to convert other than the exchange of callable Series A Shares for Series C Shares.

The Series C Shares outstanding as of December 31, 2012 consist of 500,000 Series C Shares (the “Founder Shares”), and are subject to certain transfer restrictions. The holders of the Founder Shares have agreed not to exercise redemption rights with respect to such shares and have agreed not to tender their shares in an issuer tender offer in connection with the Company’s Business Transaction, and to vote the Founder Shares in the same manner as a majority of the public stockholders in connection with a stockholder vote to approve the initial Business Transaction and/or amend Article Fifth of the Company’s Amended and Restated Certificate of Incorporation (the article that contains all of the special provisions applicable to the Company prior to and in connection with the Company’s initial Business Transaction) prior to consummation of the Business Transaction. If the Company is unable to consummate a Business Transaction within the allotted time, the Company’s sponsor, officers and directors have agreed with respect to the Founder Shares to waive their rights to participate in any trust account liquidation distribution, but not with respect to any public shares they acquire in the Offering or in the aftermarket.

F-29

Warrants

Each redeemable warrant included in the units entitles the holder to purchase one share of common stock at a price of $7.50. The redeemable warrants offered hereby will become exercisable on the later of November 7, 2012 and the consolidation of each series of the Company’s common stock into one class of common stock after consummation of the Business Transaction, post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be. Holders of the redeemable warrants may elect to exercise them on a cashless basis by paying the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the redeemable warrants, multiplied by the difference between the exercise price of the redeemable warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of on the third trading day prior to the date on which the notice of cashless exercise is delivered to the warrant agent. The Company would not receive additional proceeds to the extent the redeemable warrants are exercised on a cashless basis. Although the redeemable warrants and the common stock underlying them have been registered, the redeemable warrants will only be exercisable by paying the exercise price in cash if an effective registration statement covering the common stock issuable upon exercise of the redeemable warrants is effective and a prospectus relating to the common stock issuable upon exercise of the redeemable warrants is available for use by the holders of the redeemable warrants. The warrant holders are not entitled to a net-cash settlement in connection with the warrants under any circumstances.

The redeemable warrants will expire on November 7, 2016 or earlier upon redemption by the Company or the Company’s dissolution and the liquidation of the trust account in the event the Company does not consummate a Business Transaction within the time allowed. Once the redeemable warrants become exercisable, the Company may redeem the outstanding redeemable warrants:

•	in whole but not in part;

•	at a price of $0.01 per redeemable warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sale price of the Company’s common stock on the exchange on which the Company’s securities may be traded equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption.

Immediately prior to the Offering, Selway Capital Holdings LLC purchased 2,333,333 warrants at a price of $0.75 per warrant for an aggregate purchase price of approximately $1,750,000 in a private placement. These warrants are identical to the public warrants, except: (1) for certain restrictions on transfer; (2) the placement warrants are non-redeemable; and (3) the placement warrants may be exercised during the applicable exercise period on a for cash or cashless basis, even if there is not an effective registration statement relating to the shares underlying the placement warrants, so long as such warrants are held by the Company’s sponsor, officers, directors, their designees or their affiliates. Since the amount paid for the warrants was in excess of their face value on the date of the acquisition, no compensation was recorded.

In connection with the Offering and with the private placement described above, the Company issued five-year warrants to purchase an aggregate of 4,333,333 common shares at an initial exercise price of $7.50 per share. The terms of the warrants contain a restructuring price adjustment provision, such that, in the event the Company completes a business combination subsequent to the initial Business Combination that results in the Company's shares no longer being listed on a national exchange or the OTC Bulletin Board, the exercise price of the warrants will decrease by a formula that causes the warrants to not be indexed to the Company's own shares. Although the Company does not believe it is likely that this price adjustment provision will be triggered, the warrants have been accounted for as a liability amounting to $2,253,333 at December 31, 2012.

F-30

NOTE G — PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2012 and 2011, the Company has not issued any shares of preferred stock.

NOTE H — INCOME TAXES

Deferred income tax assets and liabilities consist of the tax effects of temporary differences related to the following:

	2012	2011
Deferred tax assets
Net operating losses	$168,000	$35,000
Organization costs	10,000	13,000
	178,000	48,000
Valuation allowance	(178,000)	(48,000)

Net deferred tax assets	$-	$-

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company established a valuation allowance against the entire deferred tax asset at December 31, 2012 and 2011, respectively, due to the fact that it is more likely than not that the deferred tax asset will not be realized in the near-term.

Since the date of inception, the Company has accumulated Federal and state operating loss carryforwards of approximately $420,000 that expire at various dates through 2032. The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

	Year Ended December 31,
	2012	2011
U.S Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(5.9)	(5.9)
Permanent differences - warrant valuation	34.9	-
Change in valuation allowance	5.0	39.9
Effective tax rate	-%	-%

F-31

NOTE I – SUBSEQUENT EVENTS

On January 25, 2013, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Selway Merger Sub, Inc., the Company’s wholly-owned subsidiary, Healthcare Corporation of America (“Target”), Prescription Corporation of America, a wholly-owned subsidiary of Target (“PCA”), Gary Sekulski, as representative of the Target stockholders, and Edmundo Gonzalez, as the Company’s representative. Upon the closing of the transactions contemplated in the Agreement, Merger Sub will merge (the “Merger”) with and into Target, with Target as the surviving corporation. Pursuant to the Merger, all holders of capital stock of Target will have their securities converted into the right to receive securities of the Company, and Target will become the Company’s wholly owned subsidiary.

Acquisition Consideration

Holders of all of the issued and outstanding shares of common stock of Target immediately prior to the time of the Merger shall, by virtue of the Merger and without any action on the part of any of the parties to the Agreement, have each of their shares of common stock of Target converted into the right to receive; (i) a proportional amount of 5,200,000 shares of Selway common stock and promissory notes with an aggregate face value of $7,500,000 (collectively, the “Closing Payment”), plus (ii) a proportional amount of up to 2,800,000 shares of Selway common stock, if any, (the “Earnout Payment Shares”) issuable upon the combined company achieving certain consolidated gross revenue thresholds as more fully described below, plus (iii) the right to receive a proportional amount of the proceeds from the exercise of certain warrants being issued to Selway Capital Holdings, LLC, a Delaware limited liability company, Selway’s sponsor, as more fully described below. A portion of the Closing Payment (520,000 shares and promissory notes with an aggregate face value of $750,000) is being placed in escrow for a period of 12 months following the Merger to satisfy indemnification obligations of the Target, if any, as more fully described below. The promissory notes included in the Closing Payment will be non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The notes will be repaid from 75% of 25% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company.

The Earnout Payment Shares, if any, will be issued as follows: (i) 1,400,000 shares if the combined company achieves consolidated gross revenue of $150,000,000 for the twelve months ended March 31, 2014 or June 30, 2014; and (ii) 1,400,000 shares if the combined company achieves consolidated gross revenue of $300,000,000 for the twelve months ended March 31, 2015 or June 30, 2015. In the event the combined company does not achieve the first earnout threshold, but does achieve the second earnout threshold, then all of the Earnout Payment Shares shall be issued. If the combined company consolidates, merges or transfers substantially all of its assets prior to June 30, 2015 at a valuation of at least $15.00 per share, then all of the Earnout Payment Shares not previously paid out shall be issued immediately prior to such transaction. If, prior to achieving either earnout threshold the combined company acquires another business in exchange for its equity or debt securities, then any remaining earnout thresholds may be adjusted by the independent members of the combined company’s board of directors in their sole discretion.

In connection with a bridge financing (the “Bridge Financing”) completed by the Target in September 2012, the Target issued 59.25 units, each unit consisting of 10,000 preferred shares and a promissory note with a face value of $100,000. At the time of the Merger holders of all of the issued and outstanding shares of preferred stock of Target will, by virtue of the Merger and without any action on the part of any of the parties to the Agreement, have each of their shares of preferred stock of Target converted into the right to receive a proportional amount of 592,500 shares of Selway common stock. In accordance with the terms of the promissory notes issued in the Bridge Financing, at the time of the Merger such notes shall automatically be converted into the right to receive the applicable portion of 592,500 shares of Selway common stock, provided, however, that if the holder of such note owns shares issued in Selway’s initial public offering and agrees to waive their redemption rights with respect to such shares, then a proportional portion of their notes will not be converted to shares and will become due as of the completion of the Merger.

F-32

Certain customers of Target currently hold warrants to purchase 2,000,000 shares of Target at an exercise price of $1.00 per share. At the time of the Merger, by virtue of the Merger and without any action on the part of any of the parties to the Agreement, such warrants shall convert into the right to receive warrants to purchase an aggregate of 85,000 shares of Selway common stock at an exercise price of $7.50 per share (the “Customer Payment Warrants”).

Upon completion of the Merger, certain members of the Target’s management will receive promissory notes with an aggregate face value of $2,500,000 (the “Management Incentive Notes”), which notes will be non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The Management Incentive Notes will be repaid from 25% of 25% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company.

Certain members of the Target’s management will be entitled to receive a portion of an aggregate of 1,500,000 shares of Selway common stock (the “Management Incentive Shares”), which shares will vest in three equal installments of 500,000 shares on each of September 30, 2013, June 30, 2014 and June 30, 2015. If the combined company consolidates, merges or transfers substantially all of its assets prior to June 30, 2015 at a valuation of at least $15.00 per share, then all of the Management Incentive Shares will vest immediately before, and subject to, the consummation of such transaction.

Amendment to Sponsor Warrants

In connection with Selway’s initial public offering, Selway’s sponsor acquired warrants to purchase an aggregate of 2,333,333 shares of Selway common stock at an exercise price of $7.50 per share for an aggregate purchase price of $1,750,000. At the time of the Merger, by virtue of the Merger and without any action on the part of any of the parties to the Agreement, such warrants will convert into the right to receive: (i) an aggregate of 100,000 shares of Selway common stock, and (ii) warrants to purchase an aggregate of 1,000,000 shares of Selway common stock at an exercise price of $10.00 per share (the “Exchange Warrants”). The proceeds from the exercise of the Exchange Warrants will be paid: (i) 75% to the holders of all of the issued and outstanding shares of common stock of Target immediately prior to the time of the Merger, and (ii) 25% to certain members of the Target’s management. The Exchange Warrants are only exercisable for cash, may not be exercised on a cashless basis, and must be exercised if the closing price for the combined company’s common stock exceeds $12.00 per share for 20 trading days in any 30-trading-day period.

Incentive Warrants

Pursuant to the terms of the Agreement, Selway may issue warrants to purchase up to 175,000 shares of common stock of Selway with an exercise price of $7.50 per share (the “Customer Incentive Warrants”) to an existing customer of Target. Similarly, pursuant to the terms of the Agreement, the Target may secure new customer agreements for the provision of services by the Target, and the combined company shall, for every $10,000,000 in new receivables related to such new customer agreements, issue warrants to purchase an aggregate of 15,000 shares of Selway common stock at an exercise price of $10.00 per share (the “Other Customer Incentive Warrants”).

Conditions to Closing

The obligation of each party to complete the Merger and other transactions contemplated by the Agreement are conditioned on the satisfaction of the following conditions: (i) the Target stockholders approving the Agreement and the Merger; (ii) the absence of a prohibition to the Merger under any applicable law; (iii) the absence of any lawsuit seeking to enjoin the Merger; and (iv) holders of not less than 25% of the shares issued in Selway’s initial public offering having agreed to convert such shares to Series C Shares.

The obligation of Selway to complete the Merger and the other transactions contemplated by the Agreement are conditioned, among other things, on the satisfaction of the following conditions: (i) the Target having duly performed all of its obligations; (ii) all of the Target’s representations and warranties being materially true, correct and complete; (iii) the absence of any material adverse change or material adverse effect; (iv) holders of less than 10% of Target’s common stock having exercised their appraisal rights; (v) receipt of all necessary consents and governmental approvals; (vi) receipt of an opinion relating to New Jersey law from Target’s counsel; (vii) delivery of all additional agreements to be delivered at the time of the Merger; and (viii) delivery of Target’s audited financial statements for the years ended December 31, 2012 and 2011.

F-33

The obligation of Target to complete the Merger and the other transactions contemplated by the Agreement are conditioned, among other things, on the satisfaction of the following conditions: (i) Selway having duly performed all of its obligations; (ii) delivery of all additional agreements to be delivered at the time of the Merger; (iii) Selway having entered into agreements providing for net cash to the combined company of not less than $11,000,000; and (iv) Selway having entered into agreements providing for a credit facility for the combined company of not less than $4,000,000.

Indemnification; Escrow of Closing Payment

If the Target violates, misrepresents or breaches any of its representations, warranties, and covenants, it has agreed to indemnify Selway for up to 10% of the Closing Payment. For that purpose, of the Closing Payment, an aggregate of 520,000 shares and promissory notes with an aggregate face value of $750,000 are being held in escrow for a period of 12 months following the Merger in order to satisfy any indemnification obligations of the Target. If Selway violates, misrepresent or breaches any of its representations, warranties, and covenants, it has agreed to indemnify the Target stockholders up to 10% of the Closing Payment, payable in cash (up to $5,950,000). For purposes of the indemnification provisions of the Agreement, each share included in the Closing Payment will be deemed to be worth $10.00, and the promissory notes will be deemed to be worth their face value.

Termination

Either party may terminate the agreement in the event that the Merger has not taken place by March 8, 2013, or if Selway has not been able to enter into agreements providing for a credit facility for the combined company of not less than $4,000,000 prior to February 28, 2013, if there is not material breach of the agreement by the terminating party, in which case each party shall bear their own expenses. No party has terminated the agreement as of the date hereof. Selway may terminate the agreement if the approval of the board of directors of Target of the Agreement is not in effect or there is a lawsuit initiated or court order in effect that would prevent or delay the Merger to later than March 31, 2013; provided that, upon termination due to any of the foregoing, the Target must issue to Selway warrants to purchase shares equal to 4.9% of the issued and outstanding shares of common stock of Target at the time of such termination. Upon a default, the non-defaulting party may terminate the Agreement upon 10 business days’ notice, subject to such breach being cured prior to the earlier of March 8, 2013, and the expiration of such 10 business days’ notice.

Board of Directors of the Combined Company; Voting Agreement

The agreement provides that, for the two year period following the Merger, Gary Sekulski, as the representative of the stockholders of Target, will designate three persons to the combined company’s board of directors, Edmundo Gonzalez, as Selway’s representative, will designate one person to the combined company’s board and such designees will unanimously designate three persons to the combined company’s board of directors, pursuant to the terms of a voting agreement to be entered into at closing.

Registration Rights

The Company has agreed to register all shares included in the Closing Payment, the Earnout Payment Shares, the shares underlying the Exchange Warrants, and the shares issued as compensation for the Bridge Financing pursuant to the terms of a Registration Rights Agreement to be entered into at closing or pursuant to the terms of such securities.

Post-Merger Tender Offer

Following the Merger, the Company will be required to commence a tender offer to grant holders of shares issued in its initial public offering the right to redeem such shares for a pro rata portion of the trust account set up at the time of the initial public offering, all in accordance with Selway’s amended and restated certificate of incorporation and bylaws.

In accordance with Selway’s amended and restated certificate of incorporation and bylaws, and as described in its initial public offering prospectus, prior to the consummation of the Merger, the Company will file a Current Report on Form 8-K with the SEC that will include disclosure regarding the Target and the Merger similar to what would be included in a proxy statement compliant with U.S. securities regulations regarding the solicitation of stockholder votes to approve the Merger. After the Merger, the Company will commence an issuer tender offer for all of its Series B Shares, which will consist of all public shares for which the applicable holder has not elected to waive redemption rights and convert such shares to Series C Shares.

If the Company fails to commence the tender offer within 30 days of consummation of the Merger, or it fails to complete the tender offer within 6 months of consummation of the Merger (but in no event later than August 7, 2013), then it will automatically liquidate the trust account and release to its Series B stockholders a pro rata portion of the trust account. The holders of Series C Shares and public warrant holders will continue to hold their securities in Selway.

F-34

UNAUDITED CONDENSED COMBINED PRO FORMA
FINANCIAL INFORMATION

The following unaudited pro forma condensed balance sheets as of December 31, 2012 and March 31, 2013 combines the historical consolidated balance sheets of Selway Capital Acquisition Corporation (the "Company" or "SCAC") as of December 31, 2012 and March 31, 2013, and the balance sheets of Healthcare Corporation of America and Subsidiaries ("HCCA") as of December 31, 2012 and March 31, 2013, under the acquisition method of accounting, giving effect of the exchange of shares between the Company and HCCA. SCAC is the surviving, publicly-traded legal entity. The business combination of the Company and HCCA is being accounted for as a reverse recapitalization of HCCA, since the Company is a shell corporation as defined under Rule 12b-2 of the Exchange Act. HCCA is being treated as the accounting acquirer in this transaction due to the following factors:

1)	HCCA’s management pre-closing is the same as the management post-closing;

2)	The members of the board of directors pre-closing represent the majority of directors post closing, with one SCAC director being added; and

3)	The majority of shares post-closing are still owned by HCCA shareholders, who will represent 60% of SCAC shares outstanding, if all shares subject to conversion in our post-closing tender offer actually convert to Series C (non-redeemable) common shares, and 65% of SCAC shares outstanding if all shares subject to conversion do not convert to Series C Shares and opt to receive their pro rata cash in trust at the time of the post-closing tender offer. Estimates of HCCA’s ownership do not include shares underlying warrants held by public investors and the SCAC sponsors or the restricted shares held by management. However, HCCA shareholders would still have 51% of SCAC shares post-closing when including shares underlying warrants and restricted shares and assuming all redeemable shares convert to Series C shares, and 54% of SCAC shares post-closing if all shares subject to conversion do not convert to Series C shares and opt to receive their pro rata cash in trust at the time of the post-closing tender offer. In the table below, HCCA Selling Shareholders represent HCCA shareholders who exchanged their shares for SCAC shares, as well as preferred stock holders of HCCA and bridge note holders, who also exchanged their securities for SCAC shares at the time of the merger.

	Pro Forma (All Redeemable Shares Convert to Common)		Pro Forma (All Redeemable Shares Tender for Cash)
HCCA Selling Shareholders	6,390,012	60%	6,390,012	65%
All Other Shareholders	4,228,446	40%	3,388,481	35%
Total Basic Shares	10,618,458	100%	9,778,493	100%

Employee Stock in Escrow	1,575,000		1,575,000
Total HCCA	7,965,012	51%	7,965,012	54%

Warrants	3,296,250		3,296,250
Total All Others	7,524,696	49%	6,684,731	46%
Total Shares, Fully Diluted	15,489,708	100%	14,649,743	100%

F-35

The unaudited pro forma condensed combined financial information is for illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCCA,” and the consolidated financial statements of HCCA and the related notes thereto included elsewhere in this Form 8-K. The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the business combination, are factually supportable and are expected to have a continuing impact on the combined company’s results. These events are the issuance of shares to HCCA shareholders, the repayment of bridge notes payable, the conversion of certain bridge notes into Series C common shares, the issuance of notes payable, the sale of additional Series C common shares and the conversion of outstanding sponsor warrants into Series C commons shares. In addition, the Company is in the process of conducting a tender offer of shares issued in SCAC’s initial public offering. The proforma financial statements also include the pro forma impact of the minimum and maximum tender of such shares. The unaudited pro forma condensed combined financial statements do not purport to represent what the results of operations or financial condition of the combined company would actually have been had the business combination in fact occurred as of such date or to project the combined company’s results of operations for any future period or as of any future date.

At the closing of the business combination, all the outstanding shares of HCCA common stock were exchanged for, 5,200,000 shares of SCAC Series C common stock. Interest free sellers’ notes were issued with an aggregate face value of $7,500,000 and these shall be paid from 18.75% of the combined company’s free cash-flow (defined as in the notes) above $2 million, measured annually. The management team shall receive 1,500,000 restricted shares of SCAC over the three years following the transaction, which shares will be accounted for as stock based compensation, with cliff vesting and will be recognized as expense at the vesting date, as well as interest free management notes, which in aggregate total $2,500,000, and which shall also be paid from 25% of 25% of free cash flow above $2,000,000 measured annually. HCCA shareholders and management shall have the right to receive, Earnout Payment Shares, which shall be issued as follows: (i) 1,400,000 shares if the combined company achieves consolidated gross revenue of $150,000,000 for the twelve months ended March 31, 2014 or June 30, 2014; and (ii) 1,400,000 shares if the combined company achieves consolidated gross revenue of $300,000,000 for the twelve months ended March 31, 2015 or June 30, 2015. In the event the combined company does not achieve the first earnout threshold, but does achieve the second earnout threshold, then all of the Earnout Payment Shares shall be issued. If the combined company consolidates, merges or transfers substantially all of its assets prior to June 30, 2015 at a valuation of at least $15.00 per share, then all of the Earnout Payment Shares not previously paid out shall be issued immediately prior to such transaction. The Company evaluated the projected cash flow of the earnout threashold at the date of combination and based upon its projections, the earnout shares have been determined to have no value.

Advisory Securities

Pursuant to an agreement dated March 4, 2013 and in consideration for certain advisory services rendered, Chardan Capital Markets, LLC, an underwriter in Selway’s initial public offering, will receive 5% of the total amount of each of the Closing Payment shares and notes, Management Incentive Shares and Notes, and Earnout Payment Shares issued in connection with the merger. Each of the securities issued to Chardan will be identical to the respective securities issued in the merger. These are amount are in addition to those listed above.

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012, combines the historical consolidated statement of operations of SCAC for the year ended December 31, 2012 and the consolidated statement of operations of HCA for the year ended December 31, 2012, giving effect to exchange of shares as if it had occurred on January 1, 2012.

The unaudited pro forma condensed consolidated financial statements are based on the estimates and assumptions set forth in the notes to such statements, which have been made solely for purposes of developing such pro forma information. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances, and are subject to revision. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only, and we cannot provide any assurances that the assumptions used in the preparation of the pro forma condensed consolidated financial statements will ultimately prove to be correct. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the exchange of shares taken place on the dates noted or the future financial position or operating results of the combined company.

F-36

SELWAY CAPITAL ACQUISITION CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET

as of December 31, 2012

				Business	Business	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	SCAC			Combination	Combination	(No		(No	(Maximum		(Maximum
	(As	HCCA		Adjustments	Combined	shares tendered)		shares tendered)	shares tendered)		conversion)
	Reported)	(As Restated)				Adjustments		Combined	Adjustments		Combined
Assets

Cash	$5,036	$1,791,089	4	$(56,311)	$6,655,142	10	$8,483,733	$15,138,874	11	($8,483,647)	$6,655,228
			2	(69,912)
			7	5,722,309
			9	$(737,070)

Other current assets	6,739	2,998,747	4	(488,229)	2,517,257			2,517,257		-	2,517,257

Property and equipment	-	1,114,055			1,114,055			1,114,055		-	1,114,055

Restricted cash held in trust	20,600,086	-	2	(2,900,006)	8,651,726	10	(8,651,726)	-			-
			7	(9,048,354)

Other assets	3,554	124,874			128,428			128,428		-	128,428

Total Assets	$20,615,415	$6,028,765		$(7,577,572)	$19,066,608		$(167,993)	$18,898,614		$(8,483,647)	$10,414,968

Liabilities and
Stockholders' Equity

Accounts payable, accrued expenses and other current liabilities	$812,405	$5,122,054	4	$(56,311)	$5,334,153	10	$(167,993)	$5,166,160			$5,166,160
			2	(142,849)
			7	(175,696)
			9	(100,000)
			9	(125,450)

Note payable	-	4,947,613	1	5,610,858	5,610,858			5,610,858			5,610,858
			2	(4,947,613)

Management incentive notes payable			6	1,753,393	1,753,393			1,753,393			1,753,393

Redeemable preferred stock	-	458,800	3	(458,800)	-			-			-

Total current liabilities	812,405	10,528,467		1,357,532	12,698,404		(167,993)	12,530,411		-	12,530,411

Long term debt and other non-current liabilities	-	463,515			463,515			463,515			463,515
Warrant liability	2,253,333	518,587	5	(364,537)	1,714,050			1,714,050			1,714,050
			8	(693,333)
Total long term liabilities	2,253,333	982,102		(1,057,870)	2,177,565		-	2,177,565		-	2,177,565

Total liabilities	$3,065,738	$11,510,569		$299,662	$14,875,969		$(167,993)	$14,707,976		$- #	$14,707,976

Ordinary shares subject to possible redemption, 1,500,000 shares (at redemption value)	15,150,000	-	7	(8,872,658)	6,277,342	10	(6,277,342)	-			-

Total Temporary Equity	15,150,000	-		(8,872,658)	6,277,342		(6,277,342)	-		-	-

Stockholders' equity (deficiency):
Preferred Stock								-			-

Common stock	250	3,556,056	1	(3,556,056)	904			904	11	(84)	820
			1	554
			2	31
			3	59
			8	10

Additional paid in capital	5,098,941	-	1	(4,824,870)	8,287,998	10	6,277,342	14,565,340	11	(8,483,563)	6,081,777
			2	3,097,900
			3	458,741
			6	(1,753,393)
			7	5,722,309
			8	999,990
			9	(511,620)

Stock Redemption	-	(100,000)	1	100,000	-			-

Accumulated deficit	(2,699,514)	(8,937,860)	1	2,669,514	(10,375,606)			(10,375,606)			(10,375,606)
			2	(977,387)
			4	(488,229)
			8	(306,667)
			5	364,537

Stockholders' equity (deficiency)	2,399,677	(5,481,804)		995,423	(2,086,704)		6,277,342	4,190,638		(8,483,647)	(4,293,009)

Total Liabilities & Stockholders' Equity	$20,615,415	$6,028,765		$(7,577,573)	$19,066,607		$(167,993)	$18,898,614		$(8,483,647)	$10,414,968

See notes to unaudited condensed combined pro forma balance sheet

F-37

SELWAY CAPITAL ACQUISITION CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2012

1	To recognize reverse recapitalization at closing, consideration to HCCA shareholders and to combine the shareholders' deficiency of HCCA, the accounting acquirer, with the stockholders’ equity of SCAC and give effect to the issuance of 5,535,000 shares of SCAC’s $.0001 par value common stock and $8.0 million of noninterest bearing promissory sellers' notes, which have a present value of $5,610,858. 5,200,000 shares are closing consideration to HCCA shareholders and 335,000 shares are consideration for HCCA's M&A advisor. $7,500,000 of the notes are consideration for HCCA selling shareholders and $500,000 are notes to the HCCA M&A advisor, which have been discounted based upon anticipated future cash flow payments at a discount rate of 6.5%.

Under a reverse recapitalization, HCCA’s (the accounting acquirer) common stock is restated to reflect the par value of SCAC (the legal acquirer), with the difference being reflected as an adjustment to additional paid-in capital. Also, HCCA’s accumulated deficit continues with SCAC’s accumulated deficit being eliminated against additional paid-in capital. In addition, notes payable issued to HCCA’s shareholders and advisors is being reflected as a liability and is offset against additional paid-in capital, as is the elimination of the stock redemption payable.

Common stock HCCA	$3,556,056
Common stock issued in exchange for HCCA shares		$554
Additional paid in capital	4,824,870
Stock redemption		100,000
Accumulated deficit		2,669,514
Notes payable		5,610,858

The non-interest bearing promissory notes are repayable from 25% of free cash flow, as defined, over $2 million in any fiscal year. The 6.5% discount rate reflects the Company's approximate borrowing rate on its senior facilities line. The Company has projected its free cash flow as follows:

	Principal	PV
Shareholder notes	$8,000,000	$5,610,858
Manager-shareholder notes	2,500,000	1,753,393
	$10,500,000	$7,364,251

Discount Rate	6.50%

FCF Estimates for Fiscal Years Ending:

	FCF Estimate	Payment (25% of FCF above $2M)	PV
04/09/13
03/31/14	$(3,500,000)	$-	$-
03/31/15	(1,500,000)	-	-
03/31/16	-	-	-
03/31/17	5,000,000	750,000	583,798
03/31/18	10,000,000	2,000,000	1,461,778
03/31/19	31,000,000	7,750,000	5,318,676

Total			$7,364,251

2	To reflect repayment of $5,925,000 bridge notes payable, recognition of unamortized bridge loan discount of $977,387 as interest expense, payment of accrued interest payable of $69,918, the conversion of $3,025,000 of principal, $72,931 of accrued interest into 316,456 Series C common shares, and payment of $2,900,000 of principal through release of cash in trust.

Notes payable	$4,947,613
Retained earnings	977,387
Accrued interest payable	142,849
Common stock		$31
Cash in trust		2,900,006
Cash		69,912
Additional paid in capital		3,097,900

The repayment of the HCCA bridge loans is computed as follows:

Bridge loan principal amount		$5,925,000

Shares of 5% Shareholders who are also bridge loan holders, and who are electing to convert their shares from Redeemable Series A Redeemable Common to Series C Common. HCCA used the cash released from trust related to these shares pay down the bridge loan of these investors		281,554

Cash released from Trust from these investors (281,554 shares X $10.30/share)		$2,900,006
- Underwriters' discount in trust, paid to UW	$0.20	$(56,311)
- Payment of bridge principal		$(2,900,000)
Net Cash to HCCA from share conversion and payment of bridge loan		$(56,305)

- Interest paid in cash related to re-paid portion of bridge loan		$(69,918	)(a)
Net Cash paid by HCCA		$(126,222)

Principal paid via conversion of bridge loan into Series C common		$3,025,000
Interest paid via conversion into Series C common		$72,931	(a)
Total to be converted into Series C common due to bridge loan (as of 12/31/2012)		$3,097,931

3	To reflect conversion of redeemable preferred stock into 592,500 Series C common shares

Redeemable preferred stock	$458,800
Common stock		$59
Additional paid in capital		458,741

4	To reflect payment of deferred underwriters fee upon release of cash in trust, and to expense prepaid loan fees upon repayment of bridge loans payable.

Deferred underwriting compensation	$56,311
Retained earnings	488,229
Cash		$56,311
Prepaid loan fees		488,229

F-38

5	To reflect conversion of 296,250 warrants held by bridge loan holders valued by HCCA at $518,587, into warrants of the Company and valued at the Selway warrants, at $0.52/warrant, or $154,050, as of the business combination. The $0.52 per warrant was the quoted market price of SCAC's publicly traded warrants at the date of the combination.

Warrant liability	364,537
Retained earnings		364,537

6	To reflect the issuance of $2,500,000 of non-interest bearing Management Sellers' Notes, which are part of the consideration, and which have a present value of $1,753,393 and have been discounted based upon anticipated future cash flow payments at 6.5%. Managers are also shareholders and part of the transaction has these managers receiving extra consideration for their stakes in HCCA.

Additional paid-in capital	$1,753,393
Management incentive notes payable		$1,753,393

The non-interest bearing promissory notes are repayable from 25% of free cash flow, as defined, over $2 million in any fiscal year. The 6.5% discount rate reflects the Company's approximate borrowing rate on its senior facilities line. The Company has projected its free cash flow as follows:

	Principal	PV
Shareholder notes	$8,000,000	$5,610,858
Manager-shareholder notes	2,500,000	1,753,393
	$10,500,000	$7,364,251

Discount Rate	6.50%

FCF Estimates for Fiscal Years Ending:

	FCF Estimate	Payment (25% of FCF above $2M)	PV
04/09/13
03/31/14	$(3,500,000)	$-	$-
03/31/15	(1,500,000)	-	-
03/31/16	-	-	-
03/31/17	5,000,000	750,000	583,798
03/31/18	10,000,000	2,000,000	1,461,778
03/31/19	31,000,000	7,750,000	5,318,676

Total			$7,364,251

7	To reflect sale of new 878,481 Series C Common shares to third parties upon holders of 878,481 Series A Redeemable Common shares agreeing to waive redemption rights and convert their shares into Series C common shares, as follows:

Cash	5,722,309
Cash in trust		9,048,354
Deferred underwriting compensation	175,696
Shares subject to redemption	8,872,658
Additional paid in capital		5,722,309

The sale of the shares has been computed as follows:

Size of offering to investors		$6,149,367
Price per share		$7.00
Shares converting from Series A Redeemable Common (backed by cash in trust) to Series C		878,481	(c)

Cash in trust per Series A Redeemable Common Share		$10.30

Cash Released from Trust		$9,048,354	(c)
- Underwriters' discount in trust plus placement fees	$0.20	$175,696
- Placement fees	$0.06	$49,311
- Cash back to shareholder of Series A Redeemable Common	$3.53	$3,101,038

= Net Cash to HCCA		$5,722,309

Net Cash per Share to HCCA		$6.51

(c)  Shareholders owning these shares shall agree not to redeem, causing the trust to release $10.30/share to HCCA, and HCCA shall pay these shareholders $3.53/share in cash, pay the underwriters $0.20/share, pay $0.06/share in placement fees, and keep $6.51/share.

8	To reflect conversion of 1,333,333 sponsor warrants into 100,000 Series C common shares at a price of $10 per share and to reflect compensation expense of $306,667 on the difference in value between the warrants exchanged for shares.

Common stock		10
Warrant liability	693,333
Additional paid in capital		999,990
Retained earnings	306,667

F-39

9	To reflect payment of deferred legal fees paid at closing of business combination, payment of accounts payable at closing, and transaction-related costs due to legal, accounting and filing fees which reduced Additional paid in capital.

Deferred legal fees	100,000
Accounts payable due at business combination	125,450
Additional paid in capital	511,620
Cash		737,070

10	To reflect the release of funds raised by Selway Capital Acquisition Corporation's initial public offering and reclassification of shares subject to redemption.

Cash	$8,483,733
Cash in trust		$8,651,726
Deferred underwriting compensation	167,993
Shares subject to redemption	6,277,342
Additional paid in capital		6,277,342

11	To record the payment of common stock subject to conversion assuming minimum stockholder conversion to Series C Common, post business combination, (839,965 shares at $10.30 per share) and return of accrued underwriters fees of $167,993.

Cash		$8,483,647
Common stock	$84
Additional Paid-in capital	8,483,563

F-40

SELWAY CAPITAL ACQUISITION CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET

as of March 31, 2013

Business	Business	Pro Forma	Pro Forma	Pro Forma	Pro Forma
SCAC	Combination	Combination	(No	(No	(Maximum	(Maximum
(As	HCCA	Adjustments	Combined	shares tendered)	shares tendered)	shares tendered)	conversion)
Reported)	Adjustments	Combined	Adjustments	Combined
Assets
38889
Cash	$6,486	$408,978	4	$(56,311)	$5,274,480	10	$8,483,647	$13,758,127	11	($8,483,647)	$5,274,481
2	(69,912)
7	5,722,309
9	(737,070)

Other current assets	6,082	4,686,604	4	(488,229)	4,204,457	4,204,457	-	4,204,457

Property and equipment	-	1,409,773	1,409,773	1,409,773	-	1,409,773

Restricted cash held in trust	20,600,000	-	2	(2,900,006)	8,651,640	10	(8,651,640)	-	-
7	(9,048,354)

Other assets	3,554	67,131	70,685	70,685	-	70,685

Total Assets	$20,616,122	$6,572,486	$(7,577,573)	$19,611,035	$(167,993)	$19,443,042	$(8,483,647)	$10,959,396

Liabilities and
Stockholders' Equity

Accounts payable, accrued expenses and other current liabilities	$931,185	$6,015,750	4	$(56,311)	$6,346,629	10	$(167,993)	$6,178,636	$6,178,636
2	(142,849)
7	(175,696)
9	(100,000)
9	(125,450)

Customer Deposits	804,698	804,698	804,698	-	804,698

Note payable	70,000	4,947,613	1	5,610,858	5,680,858	5,680,858	5,680,858
2	(4,947,613)

Management incentive notes payable	6	1,753,393	1,753,393	1,753,393	1,753,393

Redeemable preferred stock	-	458,800	3	(458,800)	-	-	-

Current portion of long-term debt	169,745	169,745	169,745	-	169,745

Total current liabilities	1,001,185	12,396,606	1,357,532	14,755,323	(167,993)	14,587,330	-	14,587,330

Long term debt and other non-current liabilities	-	554,568	554,568	554,568	554,568
Warrant liability	3,900,000	518,587	5	(364,537)	3,360,717	3,360,717	3,360,717
8	(693,333)
Total long term liabilities	3,900,000	1,073,155	(1,057,870)	3,915,285	-	3,915,285	-	3,915,285

Total liabilities	$4,901,185	$13,469,761	$299,662	$18,670,608	$(167,993)	$18,502,615	$-	$18,502,615

Ordinary shares subject to possible redemption, 1,500,000 shares (at redemption value)	15,150,000	-	7	(8,872,658)	6,277,342	10	(6,277,342)	-	-

Total Temporary Equity	15,150,000	-	(8,872,658)	6,277,342	(6,277,342)	-	-	-

Stockholders' equity (deficiency):
Preferred Stock	-	-

Common stock	250	3,936,056	1	(3,556,056)	380,904	380,904	11	(84)	380,820
1	554
2	31
3	59
8	10

Additional paid in capital	5,098,941	-	1	(4,724,870)	8,387,998	10	6,277,342	14,665,340	11	(8,483,563)	6,181,777
2	3,097,900
3	458,741
6	(1,753,393)
7	5,722,309
8	999,990
9	(511,620)

Accumulated deficit	(4,534,254)	(10,833,331)	1	2,669,514	(14,105,817)	(14,105,817)	(14,105,817)
2	(977,387)
4	(488,229)
8	(306,667)
5	364,537

Stockholders' equity (deficiency)	564,937	(6,897,275)	995,423	(5,336,915)	6,277,342	940,427	(8,483,647)	(7,543,220)

Total Liabilities & Stockholders' Equity	$20,616,122	$6,572,486	$(7,577,573)	$19,611,035	$(167,993)	$19,443,042	$(8,483,647)	$10,959,396

See notes to unaudited condensed combined pro forma balance sheet

F-41

SELWAY CAPITAL ACQUISITION CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2013

1	To recognize reverse recapitalization at closing, consideration to HCCA shareholders and to combine the shareholders' deficiency of HCCA, the accounting acquirer, with the stockholders’ equity of SCAC and give effect to the issuance of 5,535,000 shares of SCAC’s $.0001 par value common stock and $8.0 million of noninterest bearing promissory sellers' notes, which have a present value of $5,349,418. 5,200,000 shares are closing consideration to HCCA shareholders and 335,000 shares are consideration for HCCA's M&A advisor. $7,500,000 of the notes are consideration for HCCA selling shareholders and $500,000 are notes to the HCCA M&A advisor, which have been discounted based upon anticipated future cash flow payments at a discount rate of 6.5%.

Under a reverse recapitalization, HCCA’s (the accounting acquirer) common stock is restated to reflect the par value of SCAC (the legal acquirer), with the difference being reflected as an adjustment to additional paid-in capital. Also, HCCA’s accumulated deficit continues with SCAC’s accumulated deficit being eliminated against additional paid-in capital. In addition, notes payable issued to HCCA’s shareholders and advisors is being reflected as a liability and is offset against additional paid-in capital, as is the elimination of the stock redemption payable.

Common stock HCCA	$3,556,056
Common stock issued in exchange for HCCA shares		$554
Additional paid in capital	4,724,870
Accumulated deficit		2,669,514
Notes payable		5,610,858

The non-interest bearing promissory notes are repayable from 25% of free cash flow, as defined, over $2 million in any fiscal year.  The 6.5% discount rate reflects the Company's approimate borrowing rate on its senior facilities line.  The Company has projected its free cash flow as follows:

	Principal	PV
Shareholder notes	$8,000,000	$5,610,858
Manager-shareholder notes	2,500,000	1,753,393
	$10,500,000	$7,364,251

Discount Rate	6.50%

FCF Estimates for Fiscal Years Ending:

	FCF Estimate	Payment (25% of FCF above $2M)	PV
04/09/13
03/31/14	$(3,500,000)	$-	$-
03/31/15	(1,500,000)	-	-
03/31/16	-	-	-
03/31/17	5,000,000	750,000	583,798
03/31/18	10,000,000	2,000,000	1,461,778
03/31/19	31,000,000	7,750,000	5,318,676

Total			$7,364,251

2	To reflect repayment of $5,925,000 bridge notes payable, recognition of unamortized bridge loan discount of $977,387 as interest expense and payment of accrued interest payable of $69,918 and the conversion of $3,025,000 of principal and $72,931 of accrued interest into 316,456 Series C common shares, and payment of $2,900,000 of principal through release of cash in trust.

Notes payable	$4,947,613
Retained earnings	977,387
Accrued interest payable	142,849
Common stock		$31
Cash in trust		2,900,006
Cash		69,912
Additional paid in capital		3,097,900

The repayment of the HCCA bridge loans is computed as follows:

Bridge loan principal amount		$5,925,000

Shares of 5% Shareholders who are also bridge loan holders, and who are electing to convert their shares from Redeemable Series A Redeemable Common to Series C Common. HCCA used the cash released from trust related to these shares pay down the bridge loan of these investors.		281,554

Cash released from Trust from these investors (281,554 shares X $10.30/share)		$2,900,006
- Underwriters' discount in trust, paid to UW	$0.20	$(56,311)
- Payment of bridge principal		$(2,900,000)
Net Cash to HCCA from share conversion and payment of bridge loan		(56,305)

- Interest paid in cash related to re-paid portion of bridge loan		$(69,918	)(a)
Net Cash paid by HCCA		$(126,223)

Principal paid via conversion of bridge loan into Series C common		$3,025,000
Interest paid via conversion into Series C common		$72,931	(a)
Total to be converted into Series C common due to bridge loan (as of 12/31/2012)		$3,097,931

3	To reflect conversion of HCCA redeemable preferred stock into 592,500 Series C common shares.

Redeemable preferred stock	$458,800
Common stock		$59
Additional paid in capital		458,741

4	To reflect payment of deferred underwriters fee upon release of cash in trust, and to expense prepaid loan fees upon repayment of bridge loans payable.

Deferred underwriting compensation	$56,311
Retained earnings	488,229
Cash		$56,311
Prepaid loan fees		488,229

5	To reflect conversion of 296,250 warrants held by bridge loan holders valued by HCCA at $518,587, into warrants of the Company and valued at the Selway warrants, at $0.52/warrant, or $154,050, as of the business combination.

Warrant liability	364,537
Retained earnings		364,537

6	To reflect the issuance of $2,500,000 of non-interest bearing Management Sellers' Notes, which are part of the consideration, and which have a present value of $1,753,393 and have been discounted based upon anticipated future cash flow payments at 6.5%. Managers are also shareholders and part of the transaction has these managers receiving extra consideration for their stakes in HCCA.

Additional paid-in capital	$1,753,393
Management incentive notes payable		$1,753,393

The non-interest bearing promissory notes are repayable from 25% of free cash flow, as defined, over $2 million in any fiscal year.  The 6.5% discount rate reflects the Company's approimate borrowing rate on its senior facilities line.  The Company has projected its free cash flow as follows:

	Principal	PV
Shareholder notes	$8,000,000	$5,610,858
Manager-shareholder notes	2,500,000	1,753,393
	$10,500,000	$7,364,251

Discount Rate	6.50%

  FCF Estimates for Fiscal Years Ending:

	FCF Estimate	Payment (25% of FCF above $2M)	PV
04/09/13
03/31/14	$(3,500,000)	$-	$-
03/31/15	(1,500,000)	-	-
03/31/16	-	-	-
03/31/17	5,000,000	750,000	583,798
03/31/18	10,000,000	2,000,000	1,461,778
03/31/19	31,000,000	7,750,000	5,318,676

Total			$7,364,251

7	To reflect sale of new 878,481 Series C Common shares to third parties upon holders of 878,481 Series A Redeemable Common shares agreeing to waive redemption rights and convert their shares into Series C common shares, as follows:

Cash	5,722,309
Cash in trust		9,048,354
Deferred underwriting compensation	175,696
Shares subject to redemption	8,872,658
Additional paid in capital		5,722,309

The sale of the shares has been computed as follows:

Size of offering to investors		$6,149,367
Price per share		$7.00
Shares converting from Series A Redeemable Common (backed by cash in trust) to Series C		878,481	(c)

Cash in trust per Series A Redeemable Common Share		$10.30

Cash Released from Trust		$9,048,354	(c)
- Underwriters' discount in trust plus placement fees	$0.20	$175,696
- Placement fees	$0.06	$49,311
- Cash back to shareholder of Series A Redeemable Common	$3.53	$3,101,038

= Net Cash to HCCA		$5,722,309

Net Cash per Share to HCCA		$6.51

(c)	Shareholders owning these shares shall agree not to redeem, causing the trust to release $10.30/share to HCCA, and HCCA shall pay these shareholders $3.53/share in cash, pay the underwriters $0.20/share, pay $0.06/share in placement fees, and keep $6.51/share

8	To reflect conversion of 1,333,333 SCAC sponsor warrants into 100,000 Series C common shares at a price of $10 per share and to reflect compensation expense of $306,667 on the difference in value between the warrants exchanged for shares

Common stock		10
Warrant liability	693,333
Additional paid in capital		999,990
Retained earnings	306,667

9	To reflect payment of deferred legal fees paid at closing of business combination, payment of accounts payable at closing, and transaction-related costs due to legal, accounting and filing fees which reduced Additional paid in capital

Deferred legal fees	100,000
Accounts payable due at business combination	125,450
Additional paid in capital	511,620
Cash		737,070

10	To reflect the release of funds raised by Selway Capital Acquisition Corporation's initial public offering and reclassification of shares subject to redemption

Cash	$8,483,647
Cash in trust		$8,651,640
Deferred underwriting compensation	167,993
Shares subject to redemption	6,277,342
Additional paid in capital		6,277,342

11	To record the payment of common stock subject to conversion assuming minimum stockholder conversion to Series C Common, post business combination, (839,965 shares at $10.30 per share) and return of accrued underwriters fees of $167,993

Cash		$8,483,647
Common stock	$84
Additional Paid-in capital	8,483,563

F-42

SELWAY CAPITAL ACQUISITION CORPORATION

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Quarter Ended March 31, 2013

	For the Quarter Ended		Business		Business		Pro Forma	Pro Forma	Pro Forma
	March 31, 2013		Combination		Combination	Pro Forma	Combined	Adjustments	Combined

	SCAC	HCA	Adjustments		Combined	(No shares tendered) Adjustments	(No shares tendered)	(Maximum Shares Tendered)	(Maximum Shares Tendered)
	(AS Reported)

Sales	$-	$11,961,723			$11,961,723		$11,961,723		$11,961,723
Cost of Sales	-	10,605,500			10,605,500		10,605,500		10,605,500
Gross Profit	-	1,356,223			1,356,223		1,356,223		1,356,223

General and administrative expense	192,625	2,843,888			3,036,513		3,036,513		3,036,513

Loss before other income (loss)	(192,625)	(1,487,665)			(1,680,290)		(1,680,290)		(1,680,290)

Change in fair value of warrants	(1,646,667)				(1,646,667)		(1,646,667)		(1,646,667)
Stock-based compensation			1	(38,889)	(38,889)		(38,889)		(38,889)
Interest Expense			2	(170,625)	(170,625)		(170,625)		(170,625)
Other income (loss)	4,552	(407,807)			(403,255)		(403,255)	-	(403,255)

Net loss	$(1,834,740)	$(1,895,472)		$(209,514)	$(3,939,726)	$-	$(3,939,726)	$-	$(3,939,726)

Net loss per common share to controlling interests

Basic net loss per ordinary share	$(0.73)	$(0.05)			$(0.40)		$(0.40)		$(0.44)

Weighted average ordinary shares outstanding	2,500,000	40,250,009	3		9,793,458		9,793,458		8,953,493

F-43

SELWAY CAPITAL ACQUISITION CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Quarter Ended March 31, 2013

1	To reflect stock-based compensation to HCCA management related to the 350,000 shares of SCAC, which were granted at the business combination but are being held in escrow, at a price per share of $7.30, which is the price per share of SCAC shares at the combination date. The shares vest over 27 months. 400,000 shares were issued to managment at the combination date valued at 2,920,000 are not included as stock based compensation since it has been deemed to be a non-recurring charge directly related to the reverse recapitalization.

Stock-based compensation	$38,889

2	To reflect imputed interest on Sellers' Notes, which collectively total $10.5 million with $7,500,000 being for the benefit of all shareholders, $2,500,000 being consideration for the benefit of the manager-owners, and $500,000 being consideration for the M&A advisor. The interest rate used is HCCA's estimated borrowing cost of 6.5%, and no principal payments are assumed during 2013. This pro forma expense shows the imputed interest as if the notes were in place for all of 2013.

Interest Expense	$170,625

3	Pro forma net loss per share was calculated by dividing pro forma net loss by the weighted average number of shares as follows:

	Series B	Series C	Pro Forma (At Business Combination)	Pro Forma (No shares tendered)	Pro Forma (Maximum shares tendered)
Redeemable stock backed by cash in trust	839,965		839,965	-	-
HCCA selling shareholders		5,200,000	5,200,000	5,200,000	5,200,000
Conversion of HCCA note holders and preferred stockholders		1,190,012	1,190,012	1,190,012	1,190,012
Employee restricted shares to be released from escrow over 3 years		750,000	750,000	750,000	750,000
Public shareholders		878,481	878,481	1,718,446	878,481
Selway sponsor shares		600,000	600,000	600,000	600,000
Other shareholders		335,000	335,000	335,000	335,000
Total	839,965	8,953,493	9,793,458	9,793,458	8,953,493

Series B shares shown above are the result of conversion of Selway's Series A redeemable shares at the business combination.  These are identical to Series A and are redeemable in cash.  The Company is holding restricted cash in trust equal to $10.30 per share for the possible redemption of these Series B shares.  At the business combination, 1,160,035 shares of Selway's Series A redeemable stock were converted to non-redeemable Series C shares, and these include the Public Shareholders listed above as well as certain note holders in HCCA, who were also Series A holders.

In the scenario listed above, Pro Forma (No shares tendered), the Redeemable Series B convert to Series C and are included in the Public Shareholders total.

For the scenario list above, Pro Forma (Maximum shares tendered), the 839,965 Series B Redeemable common shares are all redeemed by shareholders, all other shares described above remain the same.

The Scenarios above represent the basic shares at the business combination, and none of the scenarios include the following:

Warrants held by public and other investors, which have a strike price of $7.50	2,296,250
Warrants held by the Selway sponsor, which have a strike price of $10	1,000,000
Total restricted shares and warrants	3,296,250

F-44

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

Consolidated Balance Sheet:
December 31, 2012 and March 31, 2013	F-46

Consolidated Statements of Operations:
Three months ended March 31, 2012 and 2013	F-47

Consolidated Statements of Cash Flows:
Three months ended March 31, 2012 and 2013	F-48

Notes to Financial Statements:
March 31, 2013	F-49

F-45

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES
	Consolidated Balance Sheet

	Audited / Restated	Unaudited
	December 31,	March 31,
	2012	2013

ASSETS
Current assets:
Cash	$1,791,089	$408,978
Accounts receivable	572,637	2,068,835
Rebates receivable	1,323,474	1,544,906
Other receivable	40,867	299,946
Inventory	573,540	457,004
Prepaid Loan Fees	488,229	315,913
Total current assets	4,789,836	5,095,582

Property and equipment, net of accumulated depreciation, restated	1,114,055	1,409,773

Other assets:
Security deposits	66,131	66,131
Other	58,743	1,000
	124,874	67,131

Other Assets

Total Other Assets		—
Total assets	$6,028,765	$6,572,486

LIABILITIES
Current liabilities:
Accrued Compensation		$—
Accounts payable	$4,520,233	$5,445,746
Accrued expenses	453,057	537,134
Accrued taxes payable	11,071	32,870
Customer deposits		804,698
Note payable	4,947,613	4,947,613
Reedemable preferred stock	458,800	458,800
Warrant liability	518,587	518,587
Current portion of long term debt	137,703	169,745
Total current liabilities	11,047,064	12,915,193
Long-term liabilities:
Convertible Notes Payable		—
Total long-term liabilities		—

Total current liabilities	11,047,064	12,915,193

Long term liabilities:
Deferred rent	64,133	59,909
Leases payable	399,382	494,659

Total long term liabilities	463,515	554,568

Total Liabilities	11,510,579	13,469,761

STOCKHOLDERS' DEFICIT
Common stock, no par value, 50,000,000 authorized,
37,879,809 and 40,000,009 shares issued and outstanding	3,556,056	3,936,056
Stock redemption	(100,000)
Accumulated deficit, restated	(8,937,860)	(10,833,331)
Total stockholders' equity	(5,481,804)	(6,897,275)
Total liabilities and stockholders equity	$6,028,775	$6,572,486

 The accompanying notes are an integral part of these statements.

F-46

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES
Consolidated Statement of Operations
Unaudited

	Three months	Three months
	Ended	Ended
	March 31,	March 31,
	2012	2013

Sales	$5,677,089	$11,961,723

Cost of Sales	4,767,120	10,605,500

Gross Profit	909,969	1,356,223

General and administrative expenses:
Wages and taxes	549,242	862,532
Stock based compensation		480,000
Commissions	243,512	443,848
Advertising and marketing	10,556	24,449
Legal and professional	125,384	416,471
Computer and internet	1,152	20,733
Travel and entertainment	26,476	102,956
Insurance	157,657	261,573
Office and postage	33,388	62,137
Rent	57,905	50,919
Depreciation and amortization	51,428	74,693
Bad debts
Other office and miscellaneous	25,454	43,577
Total operating expenses	1,282,154	2,843,888
Income/(Loss) from operations	(372,185)	(1,487,665)

Other income (expense):
Interest income		84
Interest (expense)	(6,179)	(407,891)
Other (expense)	(2,915)
Income/(Loss) before taxes	(381,279)	(1,895,472)

Provision/(credit) for taxes on income	—	—
Net Income/(loss)	$(381,279)	$(1,895,472)

Basic earnings/(loss) per common share	$(0.01)	$(0.05)

Weighted average number of shares outstanding	38,939,909	40,250,009

 The accompanying notes are an integral part of these statements.

F-47

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES
Consolidated Statement of Cash Flows
Unaudited

	March 31,	March 31,
	2012	2013

Cash flows from operating activities:
Net income (loss)	$(381,279)	$(1,895,472)

Adjustments to reconcile net (loss) to cash
provided (used) by operating activities:
Common stock issued for services		480,000
Depreciation and amortization	51,428	74,693
Amortization of capital raising expenses		172,316
Change in current assets and liabilities:
Accounts receivable	275,115	(1,496,198)
Rebates		(221,432)
Other receivables		(259,079)
Inventory	(24,879)	116,536
Prepaid expenses and other current assets	(127,000)	57,743
Other assets
Accounts payable and accrued expenses	(2,327,035)	1,031,400
Deferred rent	—	(1,415)
Customer deposits	564,824	804,698
Net cash flows from operating activities	(1,968,826)	(1,136,210)

Cash flows from investing activities:
Purchase of fixed assets, restated	(31,292)	(370,411)

Net cash flows from investing activities	(31,292)	(370,411)

Cash flows from financing activities:
Proceeds from sale of common stock	—
Proceeds from notes payable
Redeemable preferred stock
Warrants issued
Redemption of common stock	—
Proceeds/(payments) from capital leases	(64,601)	124,510

Net cash flows from financing activities	(64,601)	124,510
Net cash flows	(2,064,719)	(1,382,111)

Cash and equivalents, beginning of period	3,354,385	1,791,089
Cash and equivalents, end of period	$1,289,666	$408,978

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS FOR:
Interest	$(43,038)	$(132,339)
Income taxes		$—

 The accompanying notes are an integral part of these statements.

F-48

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

Note 1 - Summary of Significant Accounting Policies

     General Organization and Business

Healthcare Corporation of America (“HCCA”) and its subsidiaries, are New Jersey Corporations. The consolidated companies are primarily engaged in the health benefits industry which provides benefit management services and mail order pharmacy fulfillment. The subsidiaries are Prescription Corporation of America Benefits (“PCB”) and Prescription Corporation of America (“PCA”). HCCA was incorporated on February 26, 2008, PCB was incorporated on October 7, 2010, and PCA was incorporated on January 11, 2008.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Changes in classification of 2012 amounts have been made to conform to current presentations.

Basis of consolidated

The consolidated financial statements include the accounts of HCCA and its wholly-owned subsidiaries PCA and PCB, (collectively, the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents. For cash management purposes, the Company concentrates its cash holdings in multiple checking accounts at Chase Bank. The balances in these accounts may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation in case of bank failure.

Property and Equipment

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from five to thirty-nine years.

Inventory

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis. The inventory consists of finished goods. Inventory at year end was $573,540.

F-49

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

Accounts receivable

Trade receivables are carried at original invoice amount. Accounts receivable are written off to bad debt expense using the direct write-off method. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

Revenue recognition:

Benefit management services revenues are recognized over the period in which members are entitled to receive benefits. Mail order pharmacy fulfillment sales consist of amounts due from 3rd party payors and member copayments.

Rebates received from the pharmaceutical manufacturers are recorded as reduction of cost of revenues and the portion of the rebate payable to customers is treated as reduction of revenue.

Stock-based compensation

The Company accounts for equity awards based on the fair value of the common stock at the date of issue. Expense is recognized upon vesting.

Fair value of financial instruments and derivative financial instruments

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

Federal income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Net Income Per Share of Common Stock

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not compute fully diluted earnings per share because they are antidilutive.

F-50

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

    Internal Website Development Costs

Under ASC350-50, Website Development Costs, costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred.  Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit.

    Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date.  The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

    Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed.  At the time of the completion of the offering, the costs are charged against the capital raised.  Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. During 2012, the Company incurred $689,264 in offering costs which were capitalized and amortized over the life of the loan.

    Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions.  As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Risk Concentration

The Company grants unsecured credit to its customers. The Company continuously monitors the payment performance of its customers to ensure collections and minimize losses. Management does not believe that significant credit risks exist at December 31, 2012. Management has determined that an allowance for doubtful accounts is not necessary at December 31, 2012 since no losses have been incurred to date.

Advertising:

The Company expenses all costs of advertising as incurred. The advertising costs included in general and administrative expenses for the year ended December 31, 2012 was $78,446 and $4,894 at March 31, 2013.

Note 2 – Restatement

The financial statements have been revised to correct an error in accounting for the Company’s sales, accounts receivable, cost of sales, accounts payable, capital leases, accrued rent and accrued taxes. In accordance with U.S. GAAP, the Company calculated and recognized adjustments accordingly.

F-51

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

The following table represents the effects of the restated statements as of December 31, 2011 and 2012.

	Restated 12/31/2011	Original 12/31/2011	Restated 12/31/2012	Original 12/31/2012
Accounts receivable	$—		$572,637	$1,220,065
Rebates Receivable	$—	$—	$1,323,474	$1,638,000
Property and Equipment, net	$824,284	$338,631	$—	$—
Accounts payable	$6,301,691	$2,559,592	$4,520,223	$1,514,857
Lease payable	$510,647	$—	$—	$—
Deferred rent	$56,402	$—	$—	$—
Accrued taxes	$6,391	$—	$—	$—
Sales	$24,928,065	$28,226,088	$28,663,284	$38,401,140
Cost of Sales	$23,919,518	$25,406,749	$24,068,906	$31,650,232
General and Administrative expenses	$4,881,266	$2,876,835	$—	$—
Accumulated deficit	$(5,592,349)	$(1,762,462)	$(8,937,860)	$(4,970,540)

Note 3 – Commitments and Contingencies

Operating leases

The Company leases office space in Denville, New Jersey and office equipment. The office lease requires the following minimum rental payments:

Minimum Rental Payments
Premise
2014	$196,189
2015	177,578
2016	154,347
2017	130,613
2018	101,569
Thereafter	—
$760,297

F-52

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

Rent expense for the period ended December 31, 2012 was $182,455 and $42,575 for the period ended March 31, 2013.

The Company also has a deferred rental agreement with their landlord. The Company has recorded deferred rent at December 31, 2012 of $72,888 and $65,814 on March 31, 2013. The deferral amortizes over the life of the lease that expires in February 2017.

Note 4 – Employment Agreements

In 2012, the Company entered into employment agreements with four of its senior officers. The agreements specify an aggregate guaranteed salaries of $930,000 each year of employment. The agreements allow the Company to terminate these individuals for cause. At December 31, 2012 the Company has four remaining agreements.

Note 5 – Litigation

During 2012, the Company filed suit against its past adjudicator of claims for overcharges, over payment on claims, errors and misclassifications, and rebates owed from drug manufacturers for over $5 million. The Company’s General Counsel has advised management that the outcome of this lawsuit is undeterminable, and as a result, the Company has not recorded any receivable and will record any revenue when and if received. The adjudicator of claims filed a counterclaim in the amount of $2.9 million for amounts it claims are owed to it by the Company

On August 14, 2012, the Company entered into a settlement with a shareholder to buy back 500,000 shares of common stock for $100,000. The settlement also called for the Company to pay $50,000 to the shareholder to settle claims against the company. As of December 31, 2012, the Company had not received the 500,000 shares of common stock but had paid the settlement. The Company received these shares in February 2013. A stock redemption was recorded on December 31, 2012 in the amount of $100,000.

Note 6 - Common Stock

During 2011, the Company issued 10,469,109 shares of common stock with a fair value range of $0.03 to $0.31 to its full-time employees and consultants in recognition of their efforts to assist and develop the Company. Stock-based compensation costs amounted to $410,529. These shares vested immediately and are freely tradable.

During 2012, the Company issued 2,120,200 shares of common stock with a fair value range of $0.01 to $0.31. These shares are freely tradable.

During 2012, the Company settled a suit with a shareholder to repurchase 500,000 shares of its common stock. These shares were recorded as a stock redemption for $100,000 and the shares were received in February 2013.

During the first quarter of 2013, The Company issued 500,000 fully vested shares to key employees and consultants. The Company has recognized a one-time stock based compensation in the amount of $480,000.

F-53

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

Note 7 – Property and Equipment

The Company values its investment in property and equipment at cost less accumulated depreciation.

Following is a detailed break-out of the Company’s property and equipment:

	12/31/2012	3/31/2013
Furniture and fixtures	$1,374,126	$1,744,539
Leasehold improvements	10,162	10,162
	1,384,288	1,754,701
Accumulated depreciation	(270,233)	(344,928)
Net property and equipment	$1,114,055	$1,409,773

The Company recorded depreciation expense of $205,997 and $74,693 for the year ended December 31, 2012 and period ended March 31, 2013, respectively.

F-54

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

Note 8 – Long Term Debt – Leases

Long-term debt at March 31, 2013 is summarized as follows:

	Due within One Year	Due after One Year	Total 3/31/2013
Note payable in monthly installments of $2,140 including 8% interest, secured by equipment	$22,867	$117,703	$140,570
Note payable in monthly installments of $1,712 including 8% interest, secured by equipment	18,294	132,658	150,952
Note payable in monthly installments of $1,117 including 12% interest, secured by equipment	9,224	29,638	38,862
Note payable in monthly installments of $1,764 including 12% interest, secured by equipment	18,488	11,861	30,349
Note payable in monthly installments of $1,672 including 12% interest, secured by equipment	17,529	11,246	28,775
Note payable in monthly installments of $764 including 7% interest, secured by equipment	7,894	13,690	21,584
Note payable in monthly installments of $1,383 including 6.2% interest, secured by equipment	15,324	12,133	27,457
Note payable in monthly installments of $212 including 7% interest, secured by equipment	2,208	3,615	5,823
Note payable in monthly installments of $1,159 including 6.9% interest, secured by equipment	12,076	19,755	31,831
Note payable in monthly installments of $763 including 6.9% interest, secured by equipment	7,954	13,006	20,960
Note payable in monthly installments of $3,663 including 12.3% interest, secured by equipment	26,324	129,354	155,678
	$158,182	$494,659	$652,841

Future maturities of long term debt are as follows:

March 31, 2015	$153,573
March 31, 2016	127,907
March 31, 2017	115,671
March 31, 2018	97,508
$494,659

F-55

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

Note 9 - Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2011 and 2012 were as follows:

	Year Ended December 31,
	2011	2012

Current Tax Provision:
Federal-
Taxable income	$—	$—
Total current tax provision	$—	$—

Deferred Tax Provision:
Federal-
Loss carryforwards	$1,319,537	$1,137,473
Change in valuation allowance	(1,319,537)	(1,137,473)
Total deferred tax provision	$—	$—

The Company had deferred income tax assets as of December 31, 2011 and 2012, as follows:

	December 31,
	2011	2012

Loss carryforwards	$1,901,399	$3,038,872
Less - Valuation allowance	(1,901,399)	(3,038,872)
Total net deferred tax assets	$—	$—

The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2011 and 2012, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

F-56

HEALTHCARE CORPORATION OF AMERICA AND SUBSIDIARIES

 NOTES TO FINANCIAL STATEMENTS

March 31, 2013

As of December 31, 2011, and 2012, the Company had approximately $5,592,349 and $8,937,859, respectively, in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and will begin to expire in the year 2035.

Note 10 – Note Payable and Preferred Stock

On September 19, 2012, the Company entered into a bridge loan agreement that created debt of $5,925,000, which is shown on the Balance Sheet as Note Payable of $5,466,200, Warrant Liability of $518,587 and Redeemable Preferred Stock of $458,800. Additionally, warrants were attached to the note payable allowing the holders to purchase 296,250 shares of common stock of Selway Capital Acquisition Corporation (“Selway”). The warrants have a strike price of $15 per share and have a life of 4 years. The Company has valued these warrants at $1.7505 using the Black Scholes pricing method.

In the event that the merger does not take place the preferred stock is valued at zero or convertible to 3.7% of the outstanding common shares of HCA stock. As of December 31, 2012, there were 40,000,009 outstanding shares, 3.7% of which would be 1,480,000 shares. The last recorded transaction for sales of HCA common stock was in June 2012 at $0.31 per share. Due to a lack of marketability and liquidity, The Company has determined this to be a conservative value for the Redeemable Preferred Stock.

The Company incurred $689,264 in offering related costs which are being amortized over the life of the loan. The note payable will be converted into 592,500 of merging company common shares as part of the merger agreement dated January 25, 2013.

Note 11 – Subsequent Events

On January 25, 2013, the Company signed a definitive merger agreement to merge the Company with and into Selway . Pursuant to the agreement, Selway agreed to acquire all of the issued and outstanding securities in exchange for 5,200,000 shares of stock and 1,185,000 shares in exchange for the outstanding preferred stock and note payable. On April 10, 2013, the transactions contemplated by the agreement closed.

The agreement also has an earn out component that requires the Company to achieve certain financial goals. The determination shall be based on the combined company’s audited financial statements.

1.	1.4 million shares shall be issued if the combined company achieves consolidated revenue of at least $150 million for the 12 month period ending June 30, 2014.

2.	1.4 million shares shall be issued based if the combined company achieves consolidated revenue of at least $300 million for the 12 month period ending June 30, 2015.
a.	Should #1 not be achieved but #2 is achieved, the full 2.8 million shares will be issued.

3.	Cash Flow Note: Shareholders of record of HCCA prior to the merger shall receive a $10 million note from the company with the following provision. 25% of all free cash flow after the first $2 million of free cash flow based on audited financials will be distributed to those shareholders. The note has no expiration date.

4.	In the case of a sale of the combined company at a price per share of at least $15 per share, all shares will be issued immediately prior to the closing and the remaining balance due on the cash flow note will be paid immediately.

The foregoing targets are to be met on an all-or-nothing basis, and there shall be no partial awards.

In addition, at the time of the merger certain members of HCCA’s management received an aggregate of 1,500,000 shares of Selway common stock, which shares were fully vested but placed in escrow to be released in three equal installments of 500,000 shares on each of September 30, 2013, June 30, 2014 and June 30, 2015. HCCA expects to record a one-time expense reflecting the estimated market value of these shares at the time of the merger.

F-57

SELWAY CAPITAL ACQUISITION CORPORATION

F-58

Selway Capital Acquisition Corporation

(a development stage company)

CONDENSED BALANCE SHEETS

	March 31, 2013 (Unaudited)	December 31, 2012
ASSETS
Current assets
Cash	$6,486	$5,036
Interest Receivable	196	1,782
Prepaid Expenses	5,886	4,957
Total Current Assets	12,568	11,775

Investment held in trust	20,600,000	20,600,086
Due from underwriters	3,554	3,554
Total Assets	$20,616,122	$20,615,415

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$431,185	$312,405

Deferred underwriting compensation of which up to $300,000 may be paid to redeeming shareholders	400,000	400,000
Deferred legal fees related to the offering	100,000	100,000
Note payable, stockholder	70,000	-
Total Current Liabilities	1,001,185	812,405

Warrant liability	3,900,000	2,253,333
Total Liabilities	4,901,185	3,065,738

Common stock subject to possible redemption, 1,500,000 shares (at redemption value)	15,150,000	15,150,000

Stockholders' equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.0001 par value; 30,000,000 shares authorized; 2,500,000 shares (including up to 1,500,000 shares subject to possible redemption) issued and outstanding	250	250
Additional paid-in-capital	5,098,941	5,098,941
Deficit accumulated during development stage	(4,534,254)	(2,699,514)

Total stockholders' equity	564,937	2,399,677

Total liabilities and stockholders' equity	$20,616,122	$20,615,415

The accompanying notes are an integral part of these condensed financial statements

F-59

Selway Capital Acquisition Corporation

(a development stage company)

CONDENSED STATEMENT OF OPERATIONS

 (Unaudited)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012 (Revised)	January 12, 2011 (date of inception) to March 31, 2013
Revenue	$-	$-	$-
General and administrative expenses	192,625	109,244	656,409

Loss from operations	(192,625)	(109,244)	(656,409)
Change in fair value of warrants	(1,646,667)	(1,213,333)	(3,900,000)
Interest and dividend income	4,552	2,653	22,155

Net loss attributable to common stockholder not subject to possible redemption	$(1,834,740)	$(1,319,924)	$(4,534,254)

Weighted average number of common shares outstanding, basic and diluted	2,500,000	2,500,000	1,775,805

Basic and diluted net loss per share	$(0.73)	$(0.53)	$(2.55)

The accompanying notes are an integral part of these condensed financial statements

F-60

Selway Capital Acquisition Corporation

(a development stage company)

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

Cash Flows from Operating Activities	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012 (Revised)	January 12, 2011 (date of inception) to March 31, 2013
Net Loss	$(1,834,740)	$(1,319,924)	$(4,534,254)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in fair value of warrant liability	1,646,667	1,213,333	3,900,000
Changes in operating assets and liabilities:
Increase in interest receivable	1,586	(2,389)	(196)
Increase in interest earned on investments held in trust, net of $21,959 withdrawn from trust account since inception	86	(263)	-
Increase in receivables due from underwriters	-	-	(3,554)
Decrease (increase) in prepaid expenses	(929)	10,964	(5,886)
Increase in accounts payable and accrued expenses	118,780	60,277	402,392

Net cash used in operating activities	(68,550)	(38,002)	(241,498)

Cash Flows from Investing Activities
Investments held in trust	-	-	(20,600,000)

Cash Flows from Financing Activities
Proceeds from note payable, stockholder	-	-	160,500
Repayment of note payable, stockholder	-	-	(160,500)
Proceeds from note payable, related party	70,000	-	120,000
Repayment of note payable, related party	-	-	(50,000)
Proceeds from issuance of stock to initial stockholder	-	-	25,000
Proceeds from public offering	-	-	20,000,000
Proceeds from issuance of warrants	-	-	1,750,000
Proceeds from underwriters unit purchase option	-	-	100
Payment of offering costs	-	(27,966)	(997,116)

Net cash (used in) provided by financing activities	$70,000	$(27,966)	$20,847,984

Net (decrease) increase in cash	1,450	(65,968)	6,486

Cash at beginning of the period	5,036	156,483	-

Cash at the end of the period	$6,486	$90,515	$6,486

Supplemental Disclosure of Non-Cash Financing Activities:
Deferred underwriter's compensation	$-	$-	$400,000
Deferred legal fees related to the offering	$-	$-	$100,000
Accrual of offering costs	$-	$-	$28,792

The accompanying notes are an integral part of these condensed financial statements

F-61

Selway Capital Acquisition Corporation
(a development stage company)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

NOTE A — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Selway Capital Acquisition Corporation (a corporation in the development stage) (the “Company” or “Selway”) was incorporated in Delaware on January 12, 2011. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Business Transaction”). The Company did not engage in any business operations nor generated any revenue during the three months ended March 31, 2013. Prior to the Business Transaction described in Note H, the Company was considered to be in the development stage as defined in FASB Accounting Standard Codification, or ASC 915, “Development Stage Entities.”

These unaudited condensed financial statements as of March 31, 2013, for the period from January 12, 2011 (inception) through March 31, 2013 and for the three months ended March 31, 2012 and 2013 have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements of the Company. In the opinion of management, all adjustments necessary for a fair presentation have been included and are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the year.

These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the period ended December 31, 2012 included in the Company's Current Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 22, 2013. The accounting policies used in preparing these unaudited financial statements are consistent with those described in the December 31, 2012 audited financial statements. The December 31, 2012 balance sheet is derived from the audited balance sheet included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission on March 22, 2013 (the “Form 10-K”).

Revised Prior Period Amounts

While preparing its financial statements for the three months ended March 31, 2013, the Company identified and corrected an error related to the accounting for the Company’s outstanding warrants for the period ending March 31, 2012. The Company determined that its outstanding warrants should have been accounted as a liability recorded at fair value and that this liability should be re-measured at each reporting period with changes in fair value being reflected in the statement of operations. The determination of this accounting methodology was made as a result of potential adjustments to the exercise price of the warrants in certain circumstances as described in the warrant agreements which do not meet the criteria for equity treatment described in ASC 815-45-7D. This accounting did not result in a significant change to the financial statements for the period ended December 31, 2011 and therefore no changes were made to this period. The balance sheet and statement of operations for the period ended March 31, 2012 have been revised to reflect a warrant liability and corresponding warrant mark-to-market expense.

The adjustments to the period ended March 31, 2012 are as follows:

	Three Months Ended March 31, 2012
	As Reported	As Revised
Warrant Liability	$-	$1,213,333

Change in fair value of warrant liability	-	(1,213,333)
Net loss	(106,591)	(1,319,924)
Net loss per share	(0.04)	(0.53)

F-62

 NOTE B — OFFERING AND BUSINESS OPERATIONS

The registration statement for the Company's initial public offering (the “Offering”) was declared effective November 7, 2011 (the “Effective Date”). The Company consummated the Offering on November 14, 2011 and received gross proceeds of $20,000,000 as well as $1,750,000 from the sale of warrants to Selway Capital Holdings LLC, an affiliate of the Company’s officers and directors, on a private placement basis (see Note F). The Company offered 2,000,000 units at $10.00 per unit (“Units”). Each Unit consists of one callable Series A Share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.50 commencing on the later of (a) one year from the date of the prospectus for the Offering and (b) 30 days after the completion of a Business Transaction, and will expire five years from the date of the prospectus for the Offering. The Warrants will be redeemable by the Company at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the Company’s common stock is at least $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. In no event will the Warrants be redeemable for cash at a price greater than $0.01 per Warrant.

The Company’s management had broad discretion with respect to the specific application of the net proceeds of its Offering, although substantially all of the net proceeds of the Offering were intended to be generally applied toward consummating a Business Transaction. An amount equal to approximately 103% of the gross proceeds of the Offering were held in a trust account (“Trust Account”) and invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”) with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act, until the earlier of (i) the consummation of a Business Transaction or (ii) the distribution of the Trust Account as described below.

The Company, after signing a definitive agreement for the acquisition of one or more target businesses could elect not to submit the transaction for stockholder approval. If no stockholder approval was sought, the Company could proceed with a Business Transaction if it was approved by its board of directors and less than 75.0% of the public stockholders exercise their redemption rights. Only in the event that the Company sought stockholder approval in connection with its Business Transaction, the Company would proceed with a Business Transaction only if a majority of the outstanding shares of common stock voted (calculated as of the close of business on the date set forth in the relevant proxy materials as the last date on which stockholders may vote their shares of common stock) were voted in favor of the Business Transaction. However, the Company’s sponsor’s, officers’, directors’ or their affiliates’ participation in privately-negotiated transactions (as described in the Company’s prospectus for the Offering and solely in the event the Company sought stockholder approval), if any, could result in the approval of a Business Transaction even if a majority of the Company’s public stockholders indicated their intention to vote against, such Business Transaction. In connection with such a vote, if a Business Transaction was approved and consummated, stockholders may elect to redeem their shares of common stock for a pro-rata portion of the Trust Account. These shares of common stock were classified as temporary equity upon the completion of the Offering, in accordance with FASB ASC 480-10. Selway Capital Holdings, LLC (the “sponsor”) agreed, in the event the Company sought stockholder approval of a Business Transaction, to vote its initial shares in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for such purpose. The sponsor and the Company’s officers and directors also agreed to vote shares of common stock acquired by them in the Offering or in the aftermarket in favor of a Business Transaction submitted to the Company’s stockholders for approval.

The Company’s sponsor, officers and directors agreed that the Company would only have 18 months from the consummation of the Offering (such period commencing on November 14, 2011) to consummate its Business Transaction. If the Company did not consummate a Business Transaction within such 18 month period, it would (i) cease all operations except for the purposes of winding up; (ii) redeem 100% of its public shares of common stock for a per share pro rata portion of the trust account, net of any taxes payable on interest earned thereon (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of its net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. This 18-month period would have expired on May 14, 2013. As described in Note H, the Business Transaction was consummated on April 10, 2013.

F-63

The sponsor has waived its right to participate in any redemption with respect to its initial shares. However, if the sponsor or any of the Company’s officers, directors or affiliates acquired shares of common stock in or after the Offering, they would be entitled to a pro rata share of the Trust Account upon the Company’s dissolution and liquidation in the event the Company did not consummate a Business Transaction within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) would be less than the initial public offering price per Unit in the Offering.

Immediately prior to the Offering, the sponsor purchased, in a private placement, 2,333,333 warrants prior to the Offering at a price of $0.75 per warrant (a purchase price of $1,750,000) from the Company. The sponsor agreed that the warrants purchased by it would not be sold or transferred until 30 days following consummation of a Business Transaction, subject to certain limited exceptions. If the Company did not complete a Business Transaction, then the proceeds would be part of the liquidating distribution to the public stockholders and the warrants issued to the sponsor would expire worthless. As described above, the fair value of the warrants are being recorded as a liability at their fair market value at each period. The difference between the fair value of the warrants and the purchase price paid by the sponsor was recorded as a contribution to capital.

At the Offering, the Company entered into a Services Agreement with Selway Capital LLC, which is an affiliate of the sponsor, for a monthly fee beginning November 14, 2011, for up to 6 months, of $5,000 for office space, secretarial, and administrative services. Since we had not completed a Business Transaction by May 14, 2012, Selway Capital LLC agreed to provide such services free of charge until we completed a Business Transaction or were forced to liquidate. This agreement would expire upon the earlier of the distribution or liquidation of the Trust Account to the Company’s then-public stockholders or 18 months from the consummation of the Offering (such period commencing on November 14, 2011). The agreement expired on April 10, 2013.

The sponsor is entitled to registration rights pursuant to a registration rights agreement signed on the date of the prospectus for the Offering. The sponsor is entitled to demand registration rights and certain “piggy-back” registration rights with respect to its shares of common stock, the warrants and the common stock underlying the warrants, commencing on the date such common stock or warrants are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The Company paid the underwriters a 2.5% underwriting discount in connection with the offering. The following additional contingent fees would become payable: (A) a contingent fee equal to 2.0% of the aggregate Offering amount, payable to the underwriters, provided, however, that the underwriters would not receive the deferred underwriting discount with respect to those units as to which the component shares had been redeemed for cash in connection with a Business Transaction, and (B) at the closing date of any sale, 5% of the gross proceeds from the sale of any shares of the Company's common stock that were issued prior to or in conjunction with the Business Transaction in the event that such sale is attributable to services rendered by Aegis Capital Corp. (“Aegis”), the representative of the underwriters of the Offering. On April 10, 2013, contingent fees of $112,788 and $139,204 were paid to Chardan Capital Markets, LLC and Aegis, respectively, in connection with the Business Transaction.

Additionally, the Company sold to Aegis, for $100, as additional compensation, an option to purchase up to a total of 100,000 units at $12.50 per unit. The Company estimated based upon a Black- Scholes model, that the fair value of the option on the date of sale would be approximately $449,000 using an expected life of five years, volatility of 59.5%, and a risk-free interest rate of 0.91%. However, because the units do not have a trading history, the volatility assumption was based on information currently available to the Company. The Company believed the volatility estimate calculated was a reasonable benchmark to use in estimating the expected volatility of the units. The volatility calculation was based on the most recent trading day average volatility of publicly traded companies in the technology, defense and security, telecommunications and small-cap sectors. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Transaction within the prescribed time period and automatically dissolves and subsequently liquidates the trust account, the option will become worthless. The underwriters’ option is exercisable at any time, in whole or in part, commencing on the later of the consolidation of each series of our common stock into one class of common stock after consummation of a Business Transaction, post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be, or one year from the date of the prospectus for the Offering and expiring on the earlier of five years from the date of the prospectus for the Offering or the day immediately prior to the day on which the Company and all of its predecessors and successors have been dissolved. The units issuable upon exercise of this option are identical to the Units in the Offering.

F-64

The Company effected a 1-for-1.090909 reverse stock split of all the outstanding shares of common stock on October 24, 2011 and a 1 for 1.375 reverse stock split of all the outstanding shares of common stock on November 3, 2011. Accordingly, all common share and per common share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect these reverse stock splits.

NOTE C—INVESTMENT HELD IN TRUST

Subsequent to the Offering, an amount of $20,600,000 (including $400,000 of deferred underwriters fees) was deposited in the Trust Account held with the Company’s stock transfer agent, American Stock Transfer, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less until the earlier of (i) the consummation of a Business Transaction or (ii) liquidation of the Company. During the three months ended March 31, 2013, the United States government securities were in an account at Wells Fargo Bank, while the cash amount was in a JP Morgan Chase cash account.

As of March 31, 2013, investment securities in the Company’s Trust Account had a carrying value of $20,600,000 made up of $10,499,449 (excluding accrued interest) in Treasury Bills and $10,100,551 in cash. The Treasury Bills had a maturity value of $10,500,000 and mature on April 18, 2013. For the period from January 12, 2011 (inception) through March 31, 2013, the Company withdrew from the trust account $21,959 of interest earned on the investments held in trust in accordance with the trust agreement. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, excluding accrued interest income, gross unrealized holding gains and fair value of held to maturity securities at March 31, 2013 were as follows:

	Carrying Amount	Gross Unrealized Holding Gains / (Loss)	Fair Value
U.S. Treasury Securities Held-to-maturity:
As of March 31, 2013	$10,499,449	$373	$10,499,822
As of December 31, 2012	$20,599,570	$3,564	$20,603,135

The company has accreted a portion of the discount on these Securities and recognized $196 of related interest income. Such amount is included in interest receivable on the accompanying March 31, 2013 balance sheet bringing the amortized cost basis to $10,499,645.

NOTE D — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities.” At March 31, 2013, the Company had not commenced any operations nor generated revenue to date. All activity through March 31, 2013, relates to the Company’s formation, the Offering as well as the beginning efforts to identify a prospective target business. The Company will not generate any operating revenues until after completion of its Business Transaction. The Company does generate non-operating income in the form of interest income on the designated Trust Account.

F-65

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The effect of the 2,000,000 outstanding warrants issued in connection with the Offering, the 2,333,333 outstanding warrants issued in connection with the private placement and the 100,000 units (and underlying shares and warrants) issued in connection with the underwriters’ purchase option have not been considered in diluted loss per share calculations since the effect of such securities would be anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Fair value of financial instruments

Under FASB ASC 820, “Fair Value Measurements and Disclosures,” we are required to record certain financial assets and liabilities at fair value and may choose to record other financial assets and financial liabilities at fair value as well. Also under U.S. GAAP, we are required to record nonfinancial assets and liabilities at fair value due to events that may or may not recur in the future, such as an impairment event. When we are required to record such assets and liabilities at fair value, that fair value is estimated using an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. That fair value is determined based on significant inputs contained in a fair value hierarchy as follows:

Level 1	Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

Description	March 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$10,499,822	$10,499,822	$-	$-
Liabilities:
Warrant Liability	$3,900,000	$-	$3,900,000	$-

Description	December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
United States Treasury Securities	$20,603,135	$20,603,135	$-	$-
Liabilities:
Warrant Liability	$2,253,333	$-	$2,253,333	$-

Warrant Liability: The fair value of the derivate warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

United States Treasury Securities: The Company used Level 1 inputs to value the U.S. Treasury securities in our trust account for disclosure purposes.

We have other non-derivative financial instruments, such as cash, a note receivable, pre-paid expenses, accounts payable, and accrued expenses whose carrying amounts approximate fair value.

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Concentration of credit risk

At March 31, 2013, financial instruments that potentially expose the Company to credit risk consist of cash and cash held in Trust Account. The Company maintains its cash balances in various financial institutions. The Company maintains cash in accounts which, at times, exceeds insurance limits. The Company has not experienced any losses in connection with these accounts.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income tax

The Company complies with FASB ASC 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The Company's deferred tax asset at March 31, 2013, relating to expenses recorded for book purposes which are not yet deductible for tax purposes, is approximately $253,321. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company established a valuation allowance against the entire deferred tax asset at March 31, 2013. The Company complies with the provisions of Financial Accounting Standards Board Accounting Standard Codification or FASB ASC 740-10-25 which establishes recognition requirements for the accounting for income taxes. The section prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2013. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2013. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company's income tax returns for the years ended December 31, 2011 and December 31, 2012 are subject to examination by federal, state and local tax authorities.

NOTE E — RELATED PARTY TRANSACTIONS

On February 23, 2011, the Company issued to its sponsor (i) 575,000 shares of restricted common stock (75,000 of which were forfeited on December 20, 2011 because the underwriters’ over-allotment option was not exercised), for an aggregate amount of $25,000 in cash. All common share amounts and per common share amounts have been retroactively adjusted, where applicable, to reflect the forfeiture of the overallotment. The purchase price for each share of common stock was approximately $0.043 per share. The sponsor has agreed that the shares of common stock purchased by it prior to consummation of the Offering will not be sold or transferred until 12 months following consummation of a Business Transaction, subject to certain limited exceptions.

F-67

As mentioned in Note B above, the Company paid Selway Capital LLC a total of $5,000 per month for office space, administrative services and secretarial support for a 6 month period beginning November 14, 2011 and ending May 14, 2012. Since the Company had not completed a Business Transaction by May 14, 2012, Selway Capital LLC agreed to provide such services free of charge until the Company completed a Business Transaction or was forced to liquidate.

The Company issued unsecured promissory notes to the sponsor for $35,000, $25,000, and $10,000 on January 29, 2013, February 1, 2013, and March 21, 2013, respectively. The notes were non-interest bearing and payable upon closing of the business combination. Due to the short-term nature of the notes, the fair value of the notes approximates their carrying amount. All of these notes were paid in full on April 10, 2013 in conjunction with the closing of the Company’s Business Transaction with Healthcare Corporation of America.

NOTE F—COMMON STOCK AND WARRANTS

The Company effected a 1-for-1.090909 reverse stock split of all the outstanding shares of common stock on October 24, 2011 and a 1 for 1.375 reverse stock split of all the outstanding shares of common stock on November 3, 2011. Accordingly, all common share and per common share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect these reverse stock splits.

The Company's Amended and Restated Certificate of Incorporation has designated Series A, Series B and Series C shares out of the Company's common stock. All outstanding shares prior to the Offering were designated Series C shares as further described below. On November 14, 2011, investors purchased 2,000,000 Units in the Offering, with each Unit consisting of one callable Series A share and one redeemable warrant to purchase one share of common stock. Effective February 6, 2012, investors in the Units became eligible to split the Unit into its component parts.

The Company’s callable Series A Shares have the same rights as the other series of common stock, except that holders of such callable Series A Shares were entitled to redeem all or a portion of such callable Series A Shares in connection with the Company’s initial Business Transaction and were entitled to share ratably in the trust account, including the deferred underwriting discounts and commissions and accrued but undistributed interest, net of (i) taxes payable, (ii) interest income earned on the trust account (approximately $10.30 per share) and (iii) a pro rata share of the trust account released to the Company for each callable Series A Share converted to a Series C Share upon completion of a Business Transaction, plus any remaining net assets, if the Company dissolved and liquidated the trust account prior to a Business Transaction. The callable Series A Shares would be automatically consolidated with all other classes of the Company’s common stock upon consummation of the Company’s Business Transaction or post-acquisition tender offer or would be automatically converted into the right to receive a pro rata share of the trust account upon completion of the post-acquisition automatic trust liquidation, as the case may be. There were 2,000,000 callable series A shares outstanding as of March 31, 2013.

The Company’s callable Series B Shares are identical to the callable Series A Shares, except that the callable Series B Shares have the right to participate in a post-acquisition tender or post-acquisition automatic trust liquidation. If the Company elected to grant its public stockholders their redemption rights by means of a post-acquisition tender offer or post-acquisition automatic trust liquidation, then each outstanding callable Series A Share would automatically be converted into a callable Series B Share immediately following consummation of the Business Transaction. Public stockholders who held callable Series B Shares would be entitled to participate in the post-acquisition tender offer by tendering their callable Series B Shares in accordance with the instructions included in the Schedule TO and related tender offer documents to be filed with the SEC. The callable Series B Shares would be automatically consolidated with all other classes of the Company’s common stock upon consummation of the Company’s post-acquisition tender offer or would be automatically converted into the right to receive a pro rata share of the trust account upon completion of the post-acquisition automatic trust liquidation, as the case may be. There were no callable series B shares outstanding as of March 31, 2013.

F-68

The Company’s Series C Shares are identical to the callable Series B Shares, except that the Series C Shares do not have the right to redeem all or a portion of such Series C Shares in connection with the Business Transaction or to participate in a post-acquisition tender offer or post-acquisition automatic trust liquidation. If the Company elected to grant the Company’s public stockholders their redemption rights by means of a post-acquisition tender offer or post-acquisition automatic trust liquidation, the Company would seek that certain significant stockholders (holders of 5% or more of the public shares who are also accredited investors) elected to convert all of their callable Series A Shares into Series C Shares immediately prior to consummation of the Business Transaction. Regardless of the requirements of the Company’s target business, in no event would the Company be able to seek conversions of less than the amount necessary to maintain the 75.0% threshold. The exchange ratio of callable Series A Shares for Series C Shares may be at a one-for-one basis, or at other exchange ratios to be negotiated with the individual stockholders, which means that such stockholders may receive a proportionally greater number of shares than other stockholders would receive in the post-acquisition company. No consideration would be paid to stockholders who elected to convert other than the exchange of callable Series A Shares for Series C Shares.

The Series C Shares outstanding as of March 31, 2013 consist of 500,000 Series C Shares (the “Founder Shares”), and are subject to certain transfer restrictions. The holders of the Founder Shares have agreed not to exercise redemption rights with respect to such shares and have agreed not to tender their shares in an issuer tender offer in connection with the Company’s Business Transaction, and to vote the Founder Shares in the same manner as a majority of the public stockholders in connection with a stockholder vote to approve the initial Business Transaction and/or amend Article Fifth of the Company’s Amended and Restated Certificate of Incorporation (the article that contains all of the special provisions applicable to the Company prior to and in connection with the Company’s initial Business Transaction) prior to consummation of the Business Transaction. If the Company is unable to consummate a Business Transaction within the allotted time, the Company’s sponsor, officers and directors have agreed with respect to the Founder Shares to waive their rights to participate in any trust account liquidation distribution, but not with respect to any public shares they acquire in the Offering or in the aftermarket.

Warrants

Each redeemable warrant included in the units entitles the holder to purchase one share of common stock at a price of $7.50. The redeemable warrants offered hereby will become exercisable upon the consolidation of each series of the Company’s common stock into one class of common stock after consummation of the Business Transaction, post-acquisition tender offer or post-acquisition automatic trust liquidation, as the case may be. Holders of the redeemable warrants may elect to exercise them on a cashless basis by paying the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the redeemable warrants, multiplied by the difference between the exercise price of the redeemable warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of on the third trading day prior to the date on which the notice of cashless exercise is delivered to the warrant agent. The Company would not receive additional proceeds to the extent the redeemable warrants are exercised on a cashless basis. Although the redeemable warrants and the common stock underlying them have been registered, the redeemable warrants will only be exercisable by paying the exercise price in cash if an effective registration statement covering the common stock issuable upon exercise of the redeemable warrants is effective and a prospectus relating to the common stock issuable upon exercise of the redeemable warrants is available for use by the holders of the redeemable warrants. The warrant holders are not entitled to a net-cash settlement in connection with the warrants under any circumstances.

The redeemable warrants will expire on November 7, 2016 or earlier upon redemption by the Company or the Company’s dissolution and the liquidation of the trust account in the event the Company does not consummate a Business Transaction within the time allowed. Once the redeemable warrants become exercisable, the Company may redeem the outstanding redeemable warrants:

•	in whole but not in part;

•	at a price of $0.01 per redeemable warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sale price of the Company’s common stock on the exchange on which the Company’s securities may be traded equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption.

F-69

Immediately prior to the Offering, Selway Capital Holdings LLC purchased 2,333,333 warrants at a price of $0.75 per warrant for an aggregate purchase price of approximately $1,750,000 in a private placement. These warrants are identical to the public warrants, except: (1) for certain restrictions on transfer; (2) the placement warrants are non-redeemable; and (3) the placement warrants may be exercised during the applicable exercise period on a for cash or cashless basis, even if there is not an effective registration statement relating to the shares underlying the placement warrants, so long as such warrants are held by the Company’s sponsor, officers, directors, their designees or their affiliates. Since the amount paid for the warrants was in excess of their face value on the date of the acquisition, no compensation was recorded.

In connection with the Offering and with the private placement described above, the Company issued five-year warrants to purchase an aggregate of 4,333,333 common shares at an initial exercise price of $7.50 per share. The terms of the warrants contain a restructuring price adjustment provision, such that, in the event the Company completes a business combination subsequent to the initial Business Combination that results in the Company's shares no longer being listed on a national exchange or the OTC Bulletin Board, the exercise price of the warrants will decrease by a formula that causes the warrants to not be indexed to the Company's own shares. Although the Company does not believe it is likely that this price adjustment provision will be triggered, the warrants have been accounted for as a liability amounting to $3,900,000 at March 31, 2013.

NOTE G — PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of March 31, 2013, the Company has not issued any shares of preferred stock.

NOTE H – SUBSEQUENT EVENTS

On January 25, 2013, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Selway Merger Sub, Inc., the Company’s wholly-owned subsidiary, Healthcare Corporation of America (“Target”), Prescription Corporation of America, a wholly-owned subsidiary of Target (“PCA”), Gary Sekulski, as representative of the Target stockholders, and Edmundo Gonzalez, as the Company’s representative, pursuant to which, upon the closing of the transactions contemplated in the Agreement, Merger Sub would merge (the “Merger”) with and into Target, with Target as the surviving corporation. On April 10, 2013, the Merger and other transactions pursuant to the Agreement closed, and Target became the Company’s wholly owned subsidiary.

Acquisition Consideration

Holders of all of the issued and outstanding shares of common stock of Target immediately prior to the time of the Merger had each of their shares of common stock of Target converted into the right to receive; (i) a proportional amount of 5,200,000 shares of Selway common stock and promissory notes with an aggregate face value of $7,500,000 (collectively, the “Closing Payment”), plus (ii) a proportional amount of up to 2,800,000 shares of Selway common stock, if any, (the “Earnout Payment Shares”) issuable upon the combined company achieving certain consolidated gross revenue thresholds as more fully described below, plus (iii) the right to receive a proportional amount of the proceeds from the exercise of certain warrants being issued to Selway Capital Holdings, LLC, a Delaware limited liability company, the Company’s sponsor, as more fully described below. A portion of the Closing Payment (520,000 shares and promissory notes with an aggregate face value of $750,000) was placed in escrow for a period of 12 months following the Merger to satisfy indemnification obligations of the Target, if any, as more fully described below. The promissory notes included in the Closing Payment are non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The notes will be repaid from 75% of 25% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company.

F-70

The Earnout Payment Shares, if any, will be issued as follows: (i) 1,400,000 shares if the combined company achieves consolidated gross revenue of $150,000,000 for the twelve months ended March 31, 2014 or June 30, 2014; and (ii) 1,400,000 shares if the combined company achieves consolidated gross revenue of $300,000,000 for the twelve months ended March 31, 2015 or June 30, 2015. In the event the combined company does not achieve the first earnout threshold, but does achieve the second earnout threshold, then all of the Earnout Payment Shares shall be issued. If the combined company consolidates, merges or transfers substantially all of its assets prior to June 30, 2015 at a valuation of at least $15.00 per share, then all of the Earnout Payment Shares not previously paid out shall be issued immediately prior to such transaction. If, prior to achieving either earnout threshold the combined company acquires another business in exchange for its equity or debt securities, then any remaining earnout thresholds may be adjusted by the independent members of the combined company’s board of directors in their sole discretion.

In connection with a bridge financing (the “Bridge Financing”) completed by the Target in September 2012, the Target issued 59.25 units, each unit consisting of 10,000 preferred shares and a promissory note with a face value of $100,000. At the time of the Merger, holders of all of the issued and outstanding shares of preferred stock of Target had each of their shares of preferred stock of Target converted into the right to receive a proportional amount of 592,500 shares of Selway Series C common stock and warrants to purchase 296,250 shares of Selway common stock. In accordance with the terms of the promissory notes issued in the Bridge Financing, at the time of the Merger notes in the aggregate amount of $3,159,591.78 (including principal and interest accrued to date) were converted into 315,959 shares of Selway Series C common stock and notes in the aggregate principal amount of $3,025,000 were repaid in full.

On the Closing Date, certain members of the Target’s management received promissory notes with an aggregate face value of $2,500,000 (the “Management Incentive Notes”), which notes are non-interest bearing and subordinated to all senior debt of the combined company in the event of a default under such senior debt. The Management Incentive Notes will be repaid from 25% of 25% of the combined company’s free cash-flow (defined as in the notes) in excess of $2,000,000. The combined company will be obligated to repay such notes if, among other events, there is a transaction that that results in a change of control of the combined company.

In addition, at the time of the Merger, certain members of HCCA’s management received an aggregate of 1,500,000 shares of Selway common stock , which shares were fully vested but placed in escrow to be released in three equal installments of 500,000 shares on each of September 30, 2013, June 30, 2014 and June 30, 2015. HCCA expects to record a one-time expense, estimated not to exceed $12,000,000, reflecting the estimated market value of these shares at the time of the merger.

In conjunction with the merger of Merger Sub into Target:

•	The Company entered into exchange agreements with 3 beneficial holders of Target’s bridge loan holders who were also beneficial holders of greater than 5% of Selway’s Series A common stock. Pursuant to the exchange agreements, such holders converted an aggregate of 281,554 shares of Selway’s Series A common stock to Selway’s Series C common stock. In conjunction with the exchange, such holders were repaid bridge notes in the aggregate principal amount of $3,025,000.

•	The Company entered into exchange agreements with 3 beneficial holders of greater than 5% of Selway’s Series A common stock. Pursuant to the exchange agreements, such holders converted an aggregate of 878,481 shares of Selway’s Series A common stock to Selway’s Series C common stock and received $3.53 per share of Series A common stock exchanged, or an aggregate of $3,101,037.93.

•	An aggregate of $11,948,360.50 was released from Selway’s trust account, reflecting the number of shares of Series A common stock that were converted into Series C common stock, of which $232,007 was paid to the underwriters from Selway’s initial public offering.

•	The placement warrants held by the Company’s founders were converted into the right to receive: (i) an aggregate of 100,000 shares of Selway common stock; and (ii) warrants to purchase an aggregate of 1,000,000 shares of Selway common stock at an exercise price of $10.00 per share (the “Exchange Warrants”). The proceeds from the exercise of the exchange warrants will be paid: (i) 75% to the holders of all of the issued and outstanding shares of common stock of Target immediately prior to the time of the merger; and (ii) 25% to certain members of Target management. The exchange warrants are only exercisable for cash, may not be exercised on a cashless basis, and must be exercised if the closing price for the combined company’s common stock exceeds $12.00 per share for 20 trading days in any 30-trading-day period.

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In addition, Target waived the condition to closing that a revolving credit facility in the aggregate amount of $5 million be in place at closing. Such facility subsequently closed on April 11, 2013 and is described further below.

Indemnification; Escrow of Closing Payment

Pursuant to the Agreement, if the Target violates, misrepresents or breaches any of its representations, warranties, and covenants, it has agreed to indemnify Selway for up to 10% of the Closing Payment. For that purpose, of the Closing Payment, an aggregate of 520,000 shares and promissory notes with an aggregate face value of $750,000 are being held in escrow for a period of 12 months following the Merger in order to satisfy any indemnification obligations of the Target. If Selway violates, misrepresent or breaches any of its representations, warranties, and covenants, it has agreed to indemnify the Target stockholders up to 10% of the Closing Payment, payable in cash (up to $5,950,000). For purposes of the indemnification provisions of the Agreement, each share included in the Closing Payment will be deemed to be worth $10.00, and the promissory notes will be deemed to be worth their face value.

Board of Directors of the Combined Company; Voting Agreement

In connection with the closing of the Merger, on April 10, 2013, the Company entered into a voting agreement pursuant to which, for a two year period, Gary Sekulski, as the representative of the stockholders of HCCA before the Merger, will designate three persons to the combined company’s board of directors, Edmundo Gonzalez, as Selway’s representative, will designate one person to the combined company’s board and such designees will unanimously designate three persons to the combined company’s board of directors.

Registration Rights

In connection with transactions contemplated by the Agreement , the Company also entered into a registration rights agreement to register all shares included in the Closing Payment, the Earnout Payment Shares, the shares underlying the Exchange Warrants, and the Selway shares issued as compensation for the Bridge Financing completed by HCCA in September 2012, pursuant to the terms of a Registration Rights Agreement entered into at the closing of the merger (all such securities issued in connection with the merger, the “Merger Securities”). The holders of the majority of the Merger Securities are entitled to make up to two demands that the Company register such securities at any time commencing six months following the consummation of the merger. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Selway’s consummation of an acquisition transaction. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Advisory Securities

The Company is obligated to pay Chardan Capital Markets, LLC the following in consideration of its services in connection with the Merger transactions described above:

•	Five percent of all equity consideration issued in the transaction.
•	Promissory notes having an aggregate principal amount of five percent of all promissory notes issued in connection with the transaction, on the same terms and conditions as the promissory notes issued in the transaction.

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Post-Merger Tender Offer

The Company commenced a tender offer for all of its outstanding Series B shares on May 10, 2013. Selway is offering $10.30 for each outstanding share of Series B common stock outstanding. If the tender offer is not completed by August 14, 2013, the Company will be required to terminate the tender offer and automatically liquidate the trust account and distribute a pro rata portion of the trust account ($10.30 per share) to each holder of Series B common stock, and the Series B common stock will be canceled.

Revolving Credit Facility

On April 11, 2013, Prescription Corporation of America (“PCA”) and PCA Benefits, Inc. (PCA and PCA Benefits, Inc., together, the “Borrower”), the wholly-owned subsidiaries of HCCA, entered into a credit and security agreement with a fund managed by Muneris Capital Group (“Lender”) for a secured revolving credit facility with an initial aggregate credit limit of $5,000,000. The facility has a term of three years, through April 11, 2016, during which the loan proceeds are to be used solely for working capital. The Lender may, at its discretion, increase the credit limit in increments of $250,000, up to a maximum facility limit of $25,000,000. Interest is payable on a monthly basis, commencing May 1, 2013, at an annual rate of prime (as determined by Wells Fargo Bank of San Francisco) plus 1.75%. The interest rate will automatically reduce to prime plus 0.75% if: (i) the principal amount outstanding under the facility exceeds $7,500,000 and; (ii) the fixed charge coverage ratio (as defined in the agreement) is at least 3-to-1 as of the end of any two consecutive calendar months. The facility is guaranteed by HCCA and the agreement grants the Lender a first priority security interest in certain collateral, which includes the Borrower’s accounts receivable, bank deposit accounts and all personal property (other than intellectual property) and fixtures. The facility contains certain financial covenants, including the requirement to maintain: (i) a ratio of current assets to current liabilities of at least 2-to-1; (ii) from October 2013 to December 2013, the fixed charge coverage ratio existing as of the end of September 2013, and after December 2013, a fixed charge coverage ratio of at least 1.2-to-1; and (iii) a loan turnover rate of 25, as calculated by dividing: (A) 365 by (B) the result achieved by dividing: (i) the product of the aggregate of all accounts receivable collected during the relevant Test Period (generally defined as the last three calendar months then ended), multiplied by 4; by (ii) the outstanding principal balance of the credit facility as of the last business day of such Test Period. The agreement also includes customary negative covenants and financial reporting requirements, as well as certain customary events of default that would render all outstanding amounts under the agreement immediately due and payable, including but not limited to: (i) Borrower failing to pay amount amounts due within 2 business days of notice; (ii) Lender ceasing to have a valid perfected first priority security interest in any material portion of the collateral; (iii) Borrower or HCCA, as guarantor, undergoing any change of control, including the occurrence of a merger or consolidation, a disposition of a substantial portion of Borrower’s assets, or Borrower’s inability to find a reasonably satisfactory replacement for a chief executive officer within 30 days of the current chief executive officer’s termination or resignation from such post.

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The Depositary for the Offer is:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Attention: Jessie Tejada
Telephone number: 718-921-8520
Fax: 718-765-8742
Email: admin4@amstock.com

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

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